Exhibit 2.1
***CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT (INDICATED BY ASTERISKS) HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER 17 C.F.R. SECTIONS 200.80(b)(4) AND 240.24b-2.
AGREEMENT AND PLAN OF MERGER
     This Agreement and Plan of Merger (“Agreement”) is made and entered into as of February 23, 2008, by and among: Cypress Bioscience, Inc., a Delaware corporation (“Parent”); Propel Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”); Proprius, Inc. (doing business in California as Proprius Pharmaceuticals, Inc.), a Delaware corporation (the “Company”); and Michael J. Walsh, as the Stockholders’ Representative (the “Stockholders’ Representative”). Certain other capitalized terms used in this Agreement are defined in Exhibit A.
Recitals
     Whereas, the Boards of Directors of each of Parent, Merger Sub, and the Company deem it advisable and in the best interest of such entity and its respective stockholders that Parent acquire the Company in order to advance the long-term business interests of Parent and the Company;
     Whereas, the acquisition by Parent of the Company shall be effected in accordance with the Delaware General Corporation Law (the “DGCL”) and the terms of this Agreement through a transaction in which Merger Sub will merge with and into the Company (the “Merger”), with the Company being the surviving corporation in the Merger and becoming a wholly owned subsidiary of Parent (the “Surviving Corporation”);
     Whereas, the Board of Directors of the Company (i) has unanimously determined that the Merger is advisable and consistent with and in furtherance of the long-term business strategy of the Company and fair to, and in the best interests of the Company and its stockholders, (ii) has unanimously determined that this Agreement is advisable and has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) has unanimously determined to recommend that the stockholders of the Company approve this Agreement;
     Whereas, the Board of Directors of Parent (i) has unanimously determined that the Merger is advisable and consistent with and in furtherance of the long-term business strategy of Parent and is fair to, and in the best interests of, Parent and its stockholders and (ii) has unanimously approved this Agreement, the Merger and the other transactions contemplated by this Agreement;
     Whereas, the Board of Directors of Merger Sub (i) has unanimously determined that the Merger is fair to, and in the best interests of, Merger Sub and its sole stockholder and (ii) has unanimously approved this Agreement, the Merger and the other transactions contemplated by this Agreement;

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     Whereas, in order to induce Parent to enter into this Agreement, concurrently with the execution and delivery of this Agreement by the parties hereto, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, each employee of the Company set forth on Exhibit B (each, a “Key Employee”) is entering into an Employment Agreement with Parent, the forms of which are attached hereto as Exhibit C, which agreements will become effective immediately following the Closing;
     Whereas, in order to induce Parent to enter into this Agreement, concurrently with the execution and delivery of this Agreement by the parties hereto, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, the stockholder listed on Exhibit P is entering into a Non-Competition Agreement with Parent, the form of which is attached hereto as Exhibit O, which agreement will become effective immediately following the Closing;
     Whereas, in order to induce Parent to enter into this Agreement, concurrently with the execution and delivery of this Agreement by the parties hereto, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, the Key Employees are entering into a Retention Agreement with Parent, the form of which is attached hereto as Exhibit N, which agreement will include certain vesting conditions applicable to the Key Employees’ receipt of their respective Merger Consideration and will become effective immediately following the Closing; and
     Whereas, as an inducement to Parent to enter into this Agreement, concurrently herewith the stockholders of the Company set forth on Exhibit D (each, a “Key Stockholder”) have entered into an agreement with Parent, in the form attached hereto as Exhibit E (a “Voting Agreement”), pursuant to which each such person has agreed, among other things, to vote the shares of Company Capital Stock owned by such person to approve this Agreement and the transactions contemplated hereby as well as the Company Charter Amendment.
     The parties to this Agreement agree as follows:
Section 1. Description of Merger.
     1.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the Surviving Corporation.
     1.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.
     1.3 Closing; Effective Time. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Cooley Godward Kronish llp, 4401 Eastgate Mall, San Diego, California 92121 at 10:00 a.m. Pacific Time on a date to be mutually agreed upon by Parent and the Company which shall not be more than three (3) business days after the date on which the last of the conditions set forth in Sections 7 and 8 (other than conditions which by their terms must be satisfied as of the Closing Date) has been satisfied or waived, or such other time and/or place as may be mutually agreed upon by Parent

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and the Company. The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.” Contemporaneously with or as promptly as practicable after the Closing, a properly executed certificate of merger conforming to the requirements of the DGCL (the “Certificate of Merger”) shall be filed with the Secretary of State of the State of Delaware. The Merger shall become effective upon the acceptance and filing of the Certificate of Merger with the Secretary of State of the State of Delaware or such other date and time as may be mutually agreed by Parent and the Company and included in the Certificate of Merger (the “Effective Time”).
     1.4 Certificate of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Parent prior to the Effective Time:
          (a) the Certificate of Incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to substantially conform to the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time;
          (b) the Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to substantially conform to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time; and
          (c) the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation immediately after the Effective Time.
Section 2. Merger Consideration and Conversion of Shares
     2.1 Merger Consideration. Subject to Sections 2.2, 2.3, 2.4, 2.5, 2.6, 2.7, 2.9, 2.11, 2.14 and the terms of the Retention Agreement, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any Company Stockholder:
          (a) each share of the common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation;
          (b) any shares of Company Capital Stock then held by the Company (or held in the Company’s treasury) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;
          (c) except as provided in clause “(b)” above, each share of Company Series A Stock issued and outstanding immediately prior to the Effective Time (except for Dissenting Shares) shall cease to be an existing and issued share and shall be converted, by virtue of the Merger and without any action on the part of the holders thereof, into the right to receive the consideration set forth in clauses 2.1(c)(i) and (ii), as may be adjusted pursuant to clauses 2.1(c)(ii)(W)-(Z), subject to the escrow provisions set forth in Section 2.9, any proration or procedure set forth in Section 2.3, and the set-off rights set forth in Section 10.7:

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               (i) at the Effective Time, an amount in the form of cash equal to the Series A Per Share Payment; and
               (ii) upon the achievement of a Milestone, (A) for any Cash Election Share, an amount in cash equal to the Milestone Per Share Payment and (B) for any Stock Election Share, the number of shares of Parent Common Stock equal to the Milestone Stock Shares; provided, that if:
                    (W) the aggregate consideration that holders of Company Series A Stock would otherwise be entitled to receive pursuant to clause (i) of this Section 2.1(c) in respect of each share of Company Series A Stock issued and outstanding immediately prior to the Effective Time (except for Dissenting Shares) exceeds $3.00 per share of Company Series A Stock (“Condition One”), then in lieu of the consideration described in clauses (i) and (ii) of this Section 2.1(c), each share of Company Series A Stock issued and outstanding immediately prior to the Effective Time (except for Dissenting Shares) shall be converted, by virtue of the Merger and without any action on the part of the holders thereof, into the right to receive the greater of $3.00 per share of Company Series A Stock or the consideration calculated in accordance with Section 2.1(d) below, which will in each case be calculated based upon the following assumptions (the “Assumptions”): (I) that all shares of Company Series A Stock had been converted into Company Common Stock effective as of immediately prior to the Closing, (II) that the Liquidation Preference is equal to $0 and (III) that the Accrued Dividends are equal to $0;
                    (X) the aggregate consideration that holders of Company Series A Stock would otherwise be entitled to receive pursuant to clause (i) of this Section 2.1(c) in respect of each share of Company Series A Stock issued and outstanding immediately prior to the Effective Time (except for Dissenting Shares) is equal to or less than $3.00 per share of Company Series A Stock, but the first achievement of one of the two Milestones results in the aggregate consideration that holders of Company Series A Stock would otherwise be entitled to receive pursuant to clauses (i) and (ii) of this Section 2.1(c) in respect of each share of Company Series A Stock issued and outstanding immediately prior to the Effective Time (except for Dissenting Shares) being in excess of $3.00 per share of Company Series A Stock (“Condition Two”), upon achievement of such Milestone (the “Condition Two Milestone”), in lieu of the consideration to which holders of Company Series A Stock would otherwise be entitled to receive pursuant to clause (ii) of this Section 2.1(c) for such Milestone, each share of Company Series A Stock issued and outstanding immediately prior to the Effective Time (except for Dissenting Shares) shall be converted, by virtue of the Merger and without any action on the part of the holders thereof, into the right to receive (I) for any Cash Election Share, an amount in cash equal to the Condition Two Adjusted Milestone Per Share Series A Cash Payment and (II) for any Stock Election Share, the number of shares of Parent Common Stock equal to the Condition Two Adjusted Milestone Series A Stock Shares;
                    (Y) the aggregate consideration that holders of Company Series A Stock are already entitled to receive pursuant to clauses (i) and (ii) of this Section 2.1(c) (giving effect to clause (X) above) in respect of each share of Company Series A Stock issued and outstanding immediately prior to the Effective Time (except for Dissenting Shares) is in excess of $3.00 per share of Company Series A Stock (“Condition Three”), upon achievement of the

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second of the two Milestones (the “Condition Three Milestone”), in lieu of the consideration to which holders of Company Series A Stock would otherwise be entitled to receive pursuant to clause (ii) of this Section 2.1(c) for such Milestone, each share of Company Series A Stock issued and outstanding immediately prior to the Effective Time (except for Dissenting Shares) shall be converted, by virtue of the Merger and without any action on the part of the holders thereof, into the right to receive (I) for any Cash Election Share, an amount in cash equal to the Condition Three Adjusted Milestone Per Share Series A Cash Payment and (II) for any Stock Election Share, the number of shares of Parent Common Stock equal to the Condition Three Adjusted Milestone Series A Stock Shares; and
                    (Z) the aggregate consideration that holders of Company Series A Stock would otherwise be entitled to receive pursuant to clauses (i) and (ii) of this Section 2.1(c) in respect of each share of Company Series A Stock issued and outstanding immediately prior to the Effective Time (except for Dissenting Shares) is equal to or less than $3.00 per share of Company Series A Stock and one of the two Milestones has already been achieved, but the achievement of the Condition Three Milestone results in the aggregate consideration that holders of Company Series A Stock would otherwise be entitled to receive pursuant to clauses (i) and (ii) of this Section 2.1(c) in respect of each share of Company Series A Stock issued and outstanding immediately prior to the Effective Time (except for Dissenting Shares) being in excess of $3.00 per share of Company Series A Stock (“Condition Four”), upon achievement of such Condition Three Milestone, in lieu of the consideration to which holders of Company Series A Stock would otherwise be entitled to receive pursuant to clause (ii) of this Section 2.1(c) for such Milestone, each share of Company Series A Stock issued and outstanding immediately prior to the Effective Time (except for Dissenting Shares) shall be converted, by virtue of the Merger and without any action on the part of the holders thereof, into the right to receive (I) for any Cash Election Share, an amount in cash equal to the Condition Four Adjusted Milestone Per Share Series A Cash Payment and (II) for any Stock Election Share, the number of shares of Parent Common Stock equal to the Condition Four Adjusted Milestone Series A Stock Shares;
          (d) except as provided in clause “(b)” above, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (except for Dissenting Shares) shall cease to be an existing and issued share and shall be converted, by virtue of the Merger and without any action on the part of the holders thereof, into the right to receive, subject to the escrow provisions set forth in Section 2.9, any proration or procedure set forth in Section 2.3, and the set-off rights set forth in Section 10.7:
               (i) at the Effective Time, an amount in the form of cash equal to the Common Stock Closing Per Share Payment; and
               (ii) upon the achievement of a Milestone, (A) for any Cash Election Share, an amount in cash equal to the Milestone Per Share Payment and, (B) for any Stock Election Share, the number of shares of Parent Common Stock equal to the Milestone Stock Shares; provided, however, that for any holder of Company Common Stock or Company Options who is not an Accredited Investor, such holder shall, in lieu of the shares of Parent Common Stock equal to the Milestone Stock Shares provided for in Section 2.1(d)(ii)(B), receive payment of the Stock Election Shares in the form of cash, and the number of shares of Parent Common Stock equal to the Milestone Stock Shares to which such holder would have otherwise been

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entitled shall be reallocated pro rata amongst the other holders of Company Common Stock and Company Options outstanding immediately prior to the Effective Time (subject to the limitations set forth in Sections 2.2 and 2.5(i) and without giving effect to the conversion of Company Series A Stock into Company Common Stock) who are Accredited Investors based on such holders’ relative ownership of shares of Company Common Stock and shares of Company Common Stock subject or related to Company Options (subject to the limitations set forth in Sections 2.2 and 2.5(i) and without giving effect to the conversion of Company Series A Stock into Company Common Stock) outstanding immediately prior to the Effective Time, and the amount of cash such holders of Company Common Stock and holders of Company Options who are Accredited Investors would otherwise have been entitled to receive as a Milestone Per Share Payment shall be reduced by the equivalent cash value of the number of shares of Parent Common Stock equal to the Milestone Stock Shares they receive under such circumstances; provided further, that if:
               (W) Condition One occurs, the consideration described in clauses (i) and (ii) of this Section 2.1(d) will be calculated based upon the Assumptions;
               (X) Condition Two occurs, upon achievement of the Condition Two Milestone, in lieu of the consideration to which holders of Company Common Stock and Company Options (without giving effect to the conversion of Company Series A Stock into Company Common Stock) would otherwise be entitled to receive pursuant to clause (ii) of this Section 2.1(d), each share of Company Common Stock and shares of Company Common Stock subject or related to Company Options (subject to the limitations set forth in Sections 2.2 and 2.5(i) and without giving effect to the conversion of Company Series A Stock into Company Common Stock) issued and outstanding immediately prior to the Effective Time (except for Dissenting Shares) shall be converted, by virtue of the Merger and without any action on the part of the holders thereof, into the right to receive (I) for any Cash Election Share, an amount in cash equal to the Condition Two Adjusted Milestone Per Share Common Stock Cash Payment and (II) for any Stock Election Share, the number of shares of Parent Common Stock equal to the Condition Two Adjusted Milestone Common Stock Shares, and for purposes of calculating the Condition Two Adjusted Milestone Per Share Common Stock Cash Payment and the Condition Two Adjusted Milestone Common Stock Shares into which shares of Company Common Stock subject or related to Company Options shall be converted, each share of Company Common Stock subject or related to Company Options shall be deemed to have received the Common Stock Closing Per Share Payment; provided, however, that for any holder of Company Common Stock or Company Options who is not an Accredited Investor, such holder shall, in lieu of the shares of Parent Common Stock equal to the Condition Two Adjusted Milestone Common Stock Shares provided for in Section 2.1(d)(ii)(X)(II), receive payment of the Stock Election Shares in the form of cash, and the number of shares of Parent Common Stock equal to the Condition Two Adjusted Milestone Common Stock Shares to which such holder would have otherwise been entitled shall be reallocated pro rata amongst the other holders of Company Common Stock and Company Options outstanding immediately prior to the Effective Time (subject to the limitations set forth in Sections 2.2 and 2.5(i) and without giving effect to the conversion of Company Series A Stock into Company Common Stock) who are Accredited Investors based on such holders’ relative ownership of shares of Company Common Stock and shares of Company Common Stock subject or related to Company Options (subject to the limitations set forth in Sections 2.2 and 2.5(i) and without giving effect to the conversion of Company Series A Stock into Company Common Stock) outstanding immediately prior to the Effective Time, and the amount of cash

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such holders of Company Common Stock and holders of Company Options who are Accredited Investors would otherwise have been entitled to receive as a Condition Two Adjusted Milestone Per Share Common Stock Cash Payment shall be reduced by the equivalent cash value of the number of shares of Parent Common Stock equal to the Condition Two Adjusted Milestone Common Stock Shares they receive under such circumstances;
               (Y) Condition Three occurs, upon achievement of the Condition Three Milestone, in lieu of the consideration to which holders of Company Common Stock and Company Options (without giving effect to the conversion of Company Series A Stock into Company Common Stock) would otherwise be entitled to receive pursuant to clause (ii) of this Section 2.1(d), each share of Company Common Stock and shares of Company Common Stock subject or related to Company Options (subject to the limitations set forth in Sections 2.2 and 2.5(i) and without giving effect to the conversion of Company Series A Stock into Company Common Stock) issued and outstanding immediately prior to the Effective Time (except for Dissenting Shares) shall be converted, by virtue of the Merger and without any action on the part of the holders thereof, into the right to receive (I) for any Cash Election Share, an amount in cash equal to the Condition Three Adjusted Milestone Per Share Common Stock Cash Payment and (II) for any Stock Election Share, the number of shares of Parent Common Stock equal to the Condition Three Adjusted Milestone Common Stock Shares; provided, however, that for any holder of Company Common Stock or Company Options who is not an Accredited Investor, such holder shall, in lieu of the shares of Parent Common Stock equal to the Condition Three Adjusted Milestone Common Stock Shares provided for in Section 2.1(d)(ii)(Y)(II), receive payment of the Stock Election Shares in the form of cash, and the number of shares of Parent Common Stock equal to the Condition Three Adjusted Milestone Common Stock Shares to which such holder would have otherwise been entitled shall be reallocated pro rata amongst the other holders of Company Common Stock and Company Options outstanding immediately prior to the Effective Time (subject to the limitations set forth in Sections 2.2 and 2.5(i) and without giving effect to the conversion of Company Series A Stock into Company Common Stock) who are Accredited Investors based on such holders’ relative ownership of shares of Company Common Stock and shares of Company Common Stock subject or related to Company Options (subject to the limitations set forth in Sections 2.2 and 2.5(i) and without giving effect to the conversion of Company Series A Stock into Company Common Stock) outstanding immediately prior to the Effective Time, and the amount of cash such holders of Company Common Stock and holders of Company Options who are Accredited Investors would otherwise have been entitled to receive as a Condition Three Adjusted Milestone Per Share Common Stock Cash Payment shall be reduced by the equivalent cash value of the number of shares of Parent Common Stock equal to the Condition Three Adjusted Milestone Common Stock Shares they receive under such circumstances; and
               (Z) Condition Four occurs, upon achievement of such Condition Three Milestone, in lieu of the consideration to which holders of Company Common Stock and Company Options (without giving effect to the conversion of Company Series A Stock into Company Common Stock) would otherwise be entitled to receive pursuant to clause (ii) of this Section 2.1(d), each share of Company Common Stock and shares of Company Common Stock subject or related to Company Options (subject to the limitations set forth in Sections 2.2 and 2.5(i) and without giving effect to the conversion of Company Series A Stock into Company Common Stock) issued and outstanding immediately prior to the Effective Time (except for

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Dissenting Shares) shall be converted, by virtue of the Merger and without any action on the part of the holders thereof, into the right to receive (I) for any Cash Election Share, an amount in cash equal to the Condition Four Adjusted Milestone Per Share Common Stock Cash Payment and (II) for any Stock Election Share, the number of shares of Parent Common Stock equal to the Condition Four Adjusted Milestone Common Stock Shares; provided, however, that for any holder of Company Common Stock or Company Options who is not an Accredited Investor, such holder shall, in lieu of the shares of Parent Common Stock equal to the Condition Four Adjusted Milestone Common Stock Shares provided for in Section 2.1(d)(ii)(Z)(II), receive payment of the Stock Election Shares in the form of cash, and the number of shares of Parent Common Stock equal to the Condition Four Adjusted Milestone Common Stock Shares to which such holder would have otherwise been entitled shall be reallocated pro rata amongst the other holders of Company Common Stock and Company Options outstanding immediately prior to the Effective Time (subject to the limitations set forth in Sections 2.2 and 2.5(i) and without giving effect to the conversion of Company Series A Stock into Company Common Stock) who are Accredited Investors based on such holders’ relative ownership of shares of Company Common Stock and shares of Company Common Stock subject or related to Company Options (subject to the limitations set forth in Sections 2.2 and 2.5(i) and without giving effect to the conversion of Company Series A Stock into Company Common Stock) outstanding immediately prior to the Effective Time, and the amount of cash such holders of Company Common Stock and holders of Company Options who are Accredited Investors would otherwise have been entitled to receive as a Condition Four Adjusted Milestone Per Share Common Stock Cash Payment shall be reduced by the equivalent cash value of the number of shares of Parent Common Stock equal to the Condition Four Adjusted Milestone Common Stock Shares they receive under such circumstances.
Attached as Schedule 2.1 hereto are hypothetical examples of the various amounts of consideration which the holders of Company Series A Stock and Company Common Stock would be entitled under Condition One, Condition Two, Condition Three and Condition Four.
     2.2 Company Stock Options. Prior to the date hereof, the Board of Directors of the Company (or, if appropriate, any committee thereof) has adopted appropriate resolutions and taken all other actions necessary to provide that each outstanding Company Option heretofore granted under the Company Option Plans, whether or not currently vested or exercisable at the Effective Time, shall be cancelled, no longer be outstanding and cease to represent the right to acquire shares of Company Common Stock. In consideration for such cancellation, each holder of a Company Option whose Continuous Service has not terminated as of immediately prior to the Effective Time and who has executed a written consent in the form of Exhibit H attached hereto (each, an “Optionee Consent”), shall, at the Effective Time, have the right to receive an amount in cash (or cash and Parent Common Stock, in the case of the Milestone Merger Consideration), from Parent in respect thereof equal to (a) the product of (i) the total number of shares of Company Common Stock subject or related to such Company Option and (ii) the excess, if any, of the Common Stock Closing Per Share Payment over the exercise price or purchase price, as the case may be, per share of Company Common Stock subject to such Company Option (subject to any applicable withholding taxes, the “Closing Option Payment”), plus (b) the Milestone Per Share Payment and Milestone Stock Shares, if any, paid in accordance with Section 2.1(d)(ii) with respect to shares of Company Common Stock subject or related to such Company Options which are classified as Cash Election Shares and Stock Election Shares

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pursuant to Section 2.3(b), if any, subject to the limitations set forth in Section 2.5(i). In addition, pursuant to the Company Option Plans, each outstanding Company Option held by a holder whose Continuous Service has not terminated as of immediately prior to the Effective Time shall, immediately prior to the Effective Time, become fully vested and exercisable. No option, warrant or similar right to purchase any Company Capital Stock shall be assumed and/or substituted by Parent, Merger Sub or the Surviving Corporation. Prior to the Effective Time, and subject to the review and approval of Parent, the Company shall take all actions necessary to effect the transactions contemplated by this Section 2.2 under applicable law, the Company Option Plans, all Company Option agreements, and any other plan or arrangement of the Company (whether written or oral, formal or informal), including delivering all notices required thereby.
     2.3 Cash-Stock Election.
          (a) Each Company Stockholder and holder of Company Options shall receive a form prepared by Parent designed to determine whether such Company Stockholder or holder of Company Options is an “accredited investor” as defined in Rule 501 promulgated under the Securities Act (the “Accredited Investors”). Each Company Stockholder and holder of Company Options that is an Accredited Investor shall make the accredited investor representations included in the form attached hereto as Exhibit F (the “Investor Questionnaire”), and only Company Stockholders and holders of Company Options that have made the accredited investor representations included in the Investor Questionnaire will be eligible to receive any Milestone Merger Consideration in the form of Parent Common Stock and any Company Stockholder or holder of Company Options that does not make such representations will only be entitled to receive Milestone Merger Consideration in the form of cash. Parent may only elect to pay Milestone Merger Consideration in the form of Parent Common Stock so long as the aggregate number of shares of Parent Common Stock so payable as Milestone Merger Consideration does not exceed 19.9% of the issued and outstanding shares of Parent Common Stock on the date of execution of this Agreement by the parties hereto.
          (b) Upon the achievement of any Milestone, Parent shall cause the Surviving Corporation to notify the Stockholders’ Representative in writing (the “Milestone Notice”) within ten (10) business days with respect to the Milestones in Sections 2.5(a)(i) and 2.5(a)(ii) that such Milestone has been achieved, the date it was achieved, and Parent’s determination, solely at its option (the “Milestone Merger Consideration Determination”), as to whether to pay the applicable Milestone Merger Consideration in the form of cash, Parent Common Stock or a combination thereof, subject to paragraph (a) above. The Milestone Notice shall specify the Milestone Merger Consideration Determination by specifying the percentage (in each case expressed as a whole percentage and, when added together, equal to 100%) of the applicable Milestone Merger Consideration that, subject to paragraph (a) above, shall be payable in (i) cash (the “Cash Percentage,” which percentage, the parties acknowledge and agree, may be any whole percentage equal to 0% through 100%) and (ii) Parent Common Stock (the “Parent Common Stock Percentage,” which percentage, the parties acknowledge and agree, may be any whole percentage equal to 0% through 50%). The Milestone Notice shall also set forth the name of each Company Equityholder and, with respect to each such Company Equityholder for such Milestone, such Company Equityholder’s Cash Election Shares and Stock Election Shares. A Company Equityholder’s “Cash Election Shares” for any Milestone shall be, for each class and

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series of Company Capital Stock and Company Options held by such Company Equityholder immediately prior to the Effective Time, (w) the sum of (A) the number of shares for such class or series of Company Capital Stock plus (B) the number of shares of Company Common Stock subject or related to such Company Options immediately prior to the Effective Time (subject to the limitations set forth in Sections 2.2 and 2.5(i)), multiplied by the Cash Percentage, plus (x) any fractional shares for such class or series resulting from the calculation of such Company Equityholder’s Stock Election Shares for such Milestone. A Company Equityholder’s “Stock Election Shares” for any Milestone shall be, for each class and series of Company Capital Stock and Company Options held by such Company Equityholder immediately prior to the Effective Time, the sum of (y) the number of shares for such class or series of Company Capital Stock plus (z) the number of shares of Company Common Stock subject or related to such Company Option immediately prior to the Effective Time (subject to the limitations set forth in Sections 2.2 and 2.5(i)), multiplied by the Parent Common Stock Percentage, with the resulting number of shares being rounded down to the nearest whole number. The Milestone Notice shall also set forth, with respect to each Management Carve-Out Plan Participant the amount payable in cash to such participant and the number of shares of Parent Common Stock issuable to such participant for such Milestone, as determined pursuant to Section 2.14.
     2.4 Closing of the Company’s Transfer Books. At the Effective Time: (a) all shares of Company Capital Stock outstanding immediately prior to the Effective Time shall automatically be canceled and extinguished and shall cease to exist, and all holders of certificates representing shares of Company Capital Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, and (b) the stock transfer books of the Company shall be closed with respect to all shares of such Company Capital Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Capital Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Capital Stock outstanding immediately prior to the Effective Time (a “Company Stock Certificate”) is presented to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 2.6.
     2.5 Milestone Merger Consideration.
          (a) For purposes of determining the Milestone Per Share Payment, if any, pursuant to Sections 2.1(c)(ii) and 2.1(d)(ii), the “Milestone Merger Consideration” shall consist of the following, with each of the events described in Sections 2.5(a)(i) (with the PRO-406 Dosing Milestone or the PRO-406 Carve-Out Closing Milestone, whichever is achieved, if either, being considered the “Milestone” under Section 2.5(a)(i) for all purposes of this Agreement) and 2.5(a)(ii) of this Agreement hereinafter referred to individually as a “Milestone” and collectively as “Milestones”:
               (i) $20,000,000 upon the dosing of the first subject in any human Phase III clinical trial involving PRO-406 that could be used as one of the pivotal trials required for filing a NDA, provided, that, such milestone payment will not be triggered by any Phase II/III clinical trial unless such trial is used as one of the pivotal trials required for filing a NDA, and then such Milestone shall be deemed achieved for purposes of this Agreement at the time such determination is made (the “PRO-406 Dosing Milestone”). In the event that Parent

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determines, in its sole discretion, to engage in a PRO-406 Carve-Out Transaction that is completed prior to the dosing of the first subject in any human Phase III clinical trial involving PRO-406 that could be used as one of the pivotal trials required for filing a NDA and the date when Parent determines to use any applicable Phase II/III clinical trial involving PRO-406 as one of the pivotal trials required for filing a NDA and the obligation to pay the $20,000,000 becoming triggered, in lieu of the $20,000,000 milestone payment, the Milestone Merger Consideration payable in connection with the closing of such PRO-406 Carve-Out Transaction will be equal to the following amount (the “PRO-406 Carve-Out Closing Milestone”):  (A) the aggregate consideration received in such PRO-406 Carve-Out Transaction minus the reasonably documented aggregate amounts spent by Parent through the date of the closing of such PRO-406 Carve-Out Transaction on the development of PRO-406 multiplied by (B) 50%; provided, that, such amount shall under no circumstances exceed $20,000,000; provided further, that in the event that the consideration to be received by Parent or the Surviving Corporation in such PRO-406 Carve-Out Transaction may be payable other than in the form of upfront cash consideration, Parent shall give the Stockholders’ Representative reasonable advance notice of such PRO-406 Carve-Out Transaction, and Parent and the Stockholders’ Representative shall mutually agree in good faith on the manner, amount and form of consideration which will constitute the Milestone Merger Consideration for purposes of such PRO-406 Carve-Out Transaction, and all Company Stockholders and holders of Company Options shall, without any further act of any Company Stockholder or holder of Company Options, be deemed to have consented to and approved the appointment of the Stockholders’ Representative to determine the manner, amount and form of such consideration; and
               (ii) $17,500,000 upon the earlier of (A) a formal resolution being adopted by the Board of Directors of Parent to initiate a Phase III clinical trial (the clinical trial required to show bioequivalence to the reference compound under Section 505(b)(2)) or (B) the dosing of the first subject in such a Phase III clinical trial involving PRO-515 [...***...].
          (b) The development of PRO-406 and whether or not to engage in a PRO-406 Carve-Out Transaction for purposes of achievement of the Milestone in Section 2.5(a)(i) shall be at the sole discretion of Parent and shall not be subject to any diligence requirements, including but not limited to any obligations to use commercially reasonable efforts (as defined in Section 2.5(c) below) with respect to such development or in pursuing any PRO-406 Carve-Out Transaction or to continue such development or engage in any activities relating to a PRO-406 Carve-Out Transaction. The Parties acknowledge and agree that, from and after the Closing and for so long as the AlphaRx License remains in effect, the Surviving Corporation shall remain liable for its obligations under the AlphaRx License; provided, however, that the Surviving Corporation’s continuing obligations under the AlphaRx License for so long as it remains in effect shall in no way imply that Parent or the Surviving Corporation has any due diligence obligations under this Agreement related to PRO-406 for purposes of achievement of the Milestone in Section 2.5(a)(i).
          (c) Parent shall act in good faith and use commercially reasonable efforts, and shall cause the Surviving Corporation to act in good faith and to use commercially reasonable efforts, to cause the Milestone described in Section 2.5(a)(ii) to be achieved, including promptly

***	Confidential Treatment Requested

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initiating and diligently conducting preclinical and clinical developmental studies, and preparing and filing all documents necessary and diligently pursuing all pharmaceutical product development efforts and all regulatory filings necessary to achieve the Milestone described in Section 2.5(a)(ii); provided, however, that the foregoing obligation of Parent and the Surviving Corporation to use commercially reasonable efforts (and the obligation of Parent to cause the Surviving Corporation to do so) to achieve the Milestone described in Section 2.5(a)(ii) shall not require that such Milestone be achieved or that any such documents be prepared or filed or that such preclinical and clinical studies and pharmaceutical product development efforts and regulatory filings be pursued if doing so, in any case, would require Parent or the Surviving Corporation to use more than commercially reasonable efforts and shall in all circumstances be subject to paragraph (d) below in the event of a Commercial Failure or Technical Failure. For purposes of this Section 2.5(c), Section 2.5(d) and Section 2.5(e) only, “commercially reasonable efforts” means the use of efforts, expertise and resources normally used by Parent for other product candidates, which, as compared with PRO-515, are of similar market potential and at a similar stage in development, taking into account all reasonable relevant factors affecting the cost, risk and timing of development and the total potential of PRO-515, all as measured by the facts and circumstances at the time such efforts are due.
          (d) Notwithstanding the foregoing, the parties acknowledge and agree that, upon the reasonable determination by Parent or the Surviving Corporation, as applicable, that a Technical Failure or Commercial Failure has occurred with respect to all or a part of the PRO-515 development program, Parent or the Surviving Corporation, as applicable, may, at its sole discretion, terminate all or any part of the PRO-515 program, including terminating the development and/or commercialization of PRO-515, and Parent’s and the Surviving Corporation’s obligations under Section 2.5(c) to use commercially reasonable efforts to cause the Milestone described in Section 2.5(a)(ii) to be achieved in order for the Company Stockholders and holders of Company Options to receive the Milestone Merger Consideration for such Milestone shall terminate. The parties also acknowledge and agree that if, after Parent’s or the Surviving Corporation’s determination that a Technical Failure or Commercial Failure has occurred with respect to all or a part of the PRO-515 program, the Milestone described in Section 2.5(a)(ii) is nonetheless achieved, the Company Stockholders and holders of Company Options shall be entitled to the Milestone Merger Consideration applicable to the Milestone described in Section 2.5(a)(ii) at the time and otherwise on the terms and conditions set forth in this Agreement. Parent shall provide, or shall cause the Surviving Corporation to provide, as applicable, the Stockholders’ Representative with written notice, including reasonable details supporting such determination, within fifteen (15) days of any determination by Parent or the Surviving Corporation that any Technical Failure or Commercial Failure has occurred with respect to all or any part of the PRO-515 program. The parties further acknowledge and agree that nothing in this Section 2.5 or otherwise in this Agreement shall prohibit Parent or the Surviving Corporation from engaging in a Change of Control, a PRO-406 Carve-Out Transaction or a PRO-515 Carve-Out Transaction, so long as, with respect to a Change of Control or PRO-515 Carve-Out Transaction, Parent or the Surviving Corporation complies with the provisions of Section 2.5(e).
          (e) In the event that Parent desires to consummate a Change of Control or PRO-515 Carve-Out Transaction after the Effective Date while the Milestone described in Section 2.5(a)(ii) has not been attained but remains eligible to be attained, Parent or the

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Surviving Corporation, as applicable depending upon the structure of the Change of Control or PRO-515 Carve-Out Transaction, shall cause the Entity acquiring Parent (or acquiring substantially all of its assets) with respect to a Change of Control or the Entity acquiring the subject Intellectual Property Rights with respect to a PRO-515 Carve-Out Transaction (together, the “Acquirer”) to assume Parent’s or the Surviving Corporation’s (as applicable depending upon the structure of the Change of Control or Carve-Out Transaction) obligations under this Agreement that are set forth in this Section 2.5 with respect to the Milestone described in Section 2.5(a)(ii) (the “Section 2.5 Obligations”), subject to all the limitations and qualifications contained in this Section 2.5 (including that such Acquirer use its commercially reasonable efforts and the right of such Acquirer to determine if and when a Technical Failure or Commercial Failure has occurred). With respect to any Change of Control, Parent shall not consummate such Change of Control unless (i) Parent remains liable for Parent’s payment obligations with respect to achievement of the Milestone described in Section 2.5(a)(ii) and the Acquirer otherwise assumes Parent’s Section 2.5 Obligations in a form and substance reasonably acceptable to the Stockholders’ Representative (provided, that the Stockholders’ Representative’s prior acceptance or approval shall not be required if such assumption is unqualified), in which case the parties acknowledge and agree that, following any such assumption (unless Parent or the Surviving Corporation, as applicable, is merged with the Acquirer or becomes a subsidiary of the Acquirer), Parent and the Surviving Corporation shall have no further liability or obligation, whether primarily or secondarily, with respect to the Section 2.5 Obligations, except for the payment obligations with respect to achievement of the Milestone described in Section 2.5(a)(ii) or (ii) the Acquirer is an Applicable Public Company and assumes Parent’s Section 2.5 Obligations in a form and substance reasonably acceptable to the Stockholder Representative (provided, that the Stockholder Representative’s prior acceptance or approval shall not be required if such assumption is unqualified), in which case the parties acknowledge and agree that, following any such assumption (unless Parent or the Surviving Corporation, as applicable, is merged with the Acquirer or becomes a subsidiary of the Acquirer), Parent and the Surviving Corporation shall have no further liability or obligation, whether primarily or secondarily, with respect to the Section 2.5 Obligations, including the payment obligations with respect to achievement of the Milestone described in Section 2.5(a)(ii). With respect to any PRO-515 Carve-Out Transaction, Parent and the Surviving Corporation shall not consummate such PRO-515 Carve-Out Transaction unless (iv) the Surviving Corporation remains liable for the Surviving Corporation’s payment obligations with respect to achievement of the Milestone described in Section 2.5(a)(ii) and the Acquirer otherwise assumes the Surviving Corporation’s Section 2.5 Obligations in a form and substance reasonably acceptable to the Stockholders’ Representative (provided, that the Stockholders’ Representative’s prior acceptance or approval shall not be required if such assumption is unqualified), in which case the parties acknowledge and agree that, following any such assumption (unless Parent or the Surviving Corporation, as applicable, is merged with the Acquirer or becomes a subsidiary of the Acquirer), the Surviving Corporation shall have no further liability or obligation, whether primarily or secondarily, with respect to the Section 2.5 Obligations, except for the payment obligations with respect to achievement of the Milestone described in Section 2.5(a)(ii) or (v) the Acquirer is an Applicable Public Company and assumes the Surviving Corporation’s Section 2.5 Obligations in a form and substance reasonably acceptable to the Stockholder Representative (provided, that the Stockholder Representative’s prior acceptance or approval shall not be required if such assumption is unqualified), in which case the parties acknowledge and agree

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that, following any such assumption (unless Parent or the Surviving Corporation, as applicable, is merged with the Acquirer or becomes a subsidiary of the Acquirer), Parent and the Surviving Corporation shall have no further liability or obligation, whether primarily or secondarily, with respect to the Section 2.5 Obligations, including the payment obligations with respect to achievement of the Milestone described in Section 2.5(a)(ii).
          (f) During the time that Parent and the Surviving Corporation are actively developing the PRO-406 and PRO-515 programs, upon request of the Stockholders’ Representative, but not more frequently than once each calendar quarter, Parent shall cause the Surviving Corporation to provide the Stockholders’ Representative with a written summary describing in reasonable detail the status of achieving each of the Milestones described in Section 2.5(a)(i) and (a)(ii). Within fifteen (15) business days of achievement of one or both of the Milestones in Section 2.5(a)(i) and Section 2.5(a)(ii), Parent shall (i) deposit, or cause to be deposited, with the Exchange Agent cash deliverable in connection with the achievement of such Milestone, and cash in lieu of fractional shares and (ii) make available to and direct the Exchange Agent or its transfer agent to deliver certificates (or cause book-entry transfers to be recorded) with respect to any shares of Parent Common Stock issuable in connection with the achievement of such Milestone. Prior to any requirement to provide the Stockholders’ Representative with summaries or other information pursuant to this Section 2.5(f), the Stockholders’ Representative shall be required to execute a confidentiality agreement in a form reasonably acceptable to Parent and the Stockholders’ Representative.
          (g) All payments hereunder shall be payable in U.S. dollars.
          (h) During the period beginning on the Closing Date and ending on the earlier of the payment of the respective Milestones and/or the termination of the respective PRO-406 or PRO-515 programs (the “Payment Period”), Parent shall keep (and shall cause its Affiliates to keep) records pertaining to the development of PRO-406 and PRO-515, as applicable, in sufficient detail to permit the Stockholders’ Representatives to confirm whether a Milestone has been achieved, and with respect to PRO-515, whether Parent or the Surviving Corporation has engaged in sufficient commercially reasonable efforts with respect to the Section 2.5 Obligations, and the accuracy and completeness of any summaries provided pursuant to Section 2.5(f). Such records shall be maintained for a period of at least three (3) years after the Payment Period with respect to PRO-406 or PRO-515, as applicable. During the Payment Period and for three (3) years thereafter, the Stockholders’ Representative and its counsel, consultants, auditors and other representatives shall have the right to inspect such records, which inspection rights may be exercised during normal business hours upon reasonable prior written notice to Parent and, in each case, no more than once a calendar quarter. The Stockholders’ Representative shall bear the full cost of any such inspection, unless such inspection discloses a payment failure by Parent of the Milestone Merger Consideration payable under Section 2.5(a)(i) or (ii), in which case, Parent shall bear the reasonable cost of the inspection. Prior to any requirement to provide the Stockholders’ Representative with records pursuant to this Section 2.5(h), the Stockholders’ Representative and any applicable counsel, consultants, auditors or other representatives shall be required to execute a confidentiality agreement in a form reasonably acceptable to Parent and the Stockholders’ Representative.

14.

          (i) Notwithstanding anything to the contrary contained in Sections 2.1(d) or 2.5(a) above, any Milestone Merger Consideration payable to any person who is entitled to receive such Milestone Merger Consideration pursuant to Section 2.2 by virtue of being a holder of Company Options shall be subject to the following provisions:
               (i) Subject to Section 2.5(i)(ii) below, Parent shall not be obligated to make any payment of the Milestone Merger Consideration, and shall have no further liability to any holder of Company Options, in respect of the Milestone Per Share Payment to the extent such payments do not occur on or prior to the fifth anniversary of the Closing Date in compliance with the requirements set forth in Treas. Reg. 1.409A-3(i)(5)(iv)(A).
               (ii) Notwithstanding the foregoing, in the event Parent and the Stockholders Representative mutually determine that a change in applicable Legal Requirements following the Closing and prior to the fifth (5th) anniversary of the Closing Date causes that portion of the Milestone Merger Consideration that would be payable to the holders of Company Options following the fifth (5th) anniversary of the Closing Date (if such payments were to be made without regard to the limitation set forth in Section 2.5(i)(i) above) either (A) not to be subject to Section 409A of the Code or (B) if such amounts continue to be subject to Section 409A of the Code, to be subject to the tax imposed under Section 409A of the Code only if and when such amounts are paid to the holders of Company Options, the payment of the Milestone Merger Consideration to the holders of Company Options shall be paid without regard to the limitation set forth in Section 2.5(i)(i) in accordance with Section 2.5(a) above. The parties acknowledge and agree that, to the extent any Milestone described in Section 2.5(a)(i) or Section 2.5(a)(ii) has not been achieved prior to the date that is the fifth (5th) anniversary of the Closing Date, Parent shall not be obligated to make any payment of the Milestone Merger Consideration related to any such Milestone to holders of Company Options, even if any such Milestone is achieved after that date.
     2.6 Exchange of Certificates.
          (a) Prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent, (A) cash deliverable at the Closing pursuant to Section 2.1, (B) cash in an amount sufficient to satisfy all outstanding principal and accrued and unpaid interest under the Bridge Notes outstanding as of the Effective Time, (C) cash in an amount equal to the Management Carve-Out Plan Closing Payment and (D) cash in an amount sufficient to satisfy the Company Merger Costs which have not been paid by the Company prior to the Closing. Any cash so deposited with the Exchange Agent is referred to as the “Payment Fund.” At the Closing, Parent shall instruct the Exchange Agent to make payments out of the Payment Fund in amounts sufficient to (i) satisfy all outstanding principal and accrued and unpaid interest under the Bridge Notes outstanding as of the Effective Time, (ii) make the Management Carve-Out Plan Closing Payments in accordance with the terms of the Management Carve-Out Plan and the Retention Agreement, (iii) fund the Special Escrow Fund with each Key Employee’s Retention Amount (as defined in the Retention Agreements), and (iv) satisfy the Company Merger Costs which have not been paid by the Company prior to the Closing.
          (b) Promptly after the Effective Time, but in no event later than three (3) business days after the Closing Date, the Exchange Agent shall mail a letter of transmittal in

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customary form, which form shall be agreed upon by the Company and Parent at least three (3) business days prior to the Closing (a “Letter of Transmittal”), to each Company Stockholder (other than the Company Stockholders who have already tendered their Company Stock Certificates (or an affidavit of loss as described below) and a Letter of Transmittal and such other documents as the Exchange Agent may reasonably request to the Exchange Agent prior to the Closing pursuant to Section 2.6(c) below), together with instructions for use in effecting the exchange of Company Stock Certificates for the applicable consideration payable pursuant to Section 2.1 with respect to Company Capital Stock. Upon the holder’s delivery to the Exchange Agent, of a Company Stock Certificate (or an affidavit of loss as described below), together with a duly executed Letter of Transmittal and such other documents as the Exchange Agent may reasonably request, the Exchange Agent shall (i) promptly pay to such holder the amount such holder is entitled to receive at Closing pursuant to Section 2.1 and, (ii) upon receipt of any Milestone Merger Consideration, promptly pay to such holder the amount of Milestone Merger Consideration such holder is entitled to receive pursuant to Section 2.1, and (iii) upon receipt of any Escrow Funds, promptly pay to such holder the amount of Escrow Funds such holder is entitled to receive in accordance with the Escrow Agreement. The Company Stock Certificates so surrendered shall forthwith be canceled. From and after the Effective Time, each Company Stock Certificate shall be deemed to represent only the right to receive the Merger Consideration payable pursuant to Section 2.1, and the holder of each such Company Stock Certificate shall cease to have any rights with respect to the Company Capital Stock formerly represented thereby.
          (c) The Company may, at its discretion, permit some or all of the Company Stockholders to submit their respective Company Stock Certificates (or an affidavit of loss as described below), together with a duly executed Letter of Transmittal and such other documents as the Exchange Agent may reasonably request, to the Exchange Agent at or prior to the Closing. In the event that no later than two (2) business days prior to the Closing a Company Stockholder has submitted its respective Company Stock Certificates (or an affidavit of loss as described below), together with a duly executed Letter of Transmittal and such other documents as the Exchange Agent may reasonably request, the Exchange Agent shall pay to such holder the amount such holder is entitled to receive at Closing pursuant to Section 2.1 on the Closing Date or the next business day following the Closing Date.
          (d) Promptly after the Effective Time, but in no event later than one (1) business day following the Closing Date, Parent shall deliver to the Surviving Corporation the Closing Option Payment payable to the holders of Company Options (which the Surviving Corporation shall pay to the holders of Company Options, after deduction of applicable income and employment tax withholdings, as well as any other required withholdings, as soon as practicable after the Closing).
          (e) Parent, the Surviving Corporation and, if applicable, the Exchange Agent shall be entitled to deduct and withhold from any Merger Consideration payable or otherwise deliverable to any Company Stockholder pursuant to Section 2.1 or any other section of this Agreement such amounts as Parent or the Surviving Corporation are required to deduct or withhold therefrom under the Internal Revenue Code of 1986, as amended (the “Code”), or under any Tax law; provided, however, that prior to any such deduction or withholding, Parent shall give the applicable holder notice of the proposed deduction or withholding and provide the

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holder a reasonable opportunity to provide Parent with information reasonably satisfactory to Parent to avoid such deduction or withholding; provided further, however, any such amounts deducted or withheld shall be promptly remitted to the appropriate Governmental Body and that proper documentation of such remission (i.e., payment) shall be provided to the applicable Company Stockholder. To the extent such amounts are so deducted or withheld, remitted and documented, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.
          (f) If applicable, any portion of the Payment Fund that remains undistributed by the Exchange Agent to Company Stockholders as of the date 180 days after the Closing Date, or any portion of any Milestone Merger Consideration that remains undistributed as of the date 180 days after the deposit of such Milestone Merger Consideration, or any portion of the Escrow Funds that remains undistributed as of the date 180 days after the deposit by the Escrow Agent of any Escrow Funds with the Exchange Agent, as the case may be, shall be delivered to Parent upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 2.6 shall thereafter look only to Parent for satisfaction of their claims for the Merger Consideration payable pursuant to Section 2.1, including cash payable in lieu of fractional shares pursuant to Section 2.6(k).
          (g) If payment of Merger Consideration in respect of shares of Company Capital Stock converted pursuant to Section 2.1 is to be made to a Person other than the Person in whose name a surrendered Company Stock Certificate is registered, it shall be a condition to such payment that the Company Stock Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of such payment in a name other than that of the registered holder of the Company Stock Certificate surrendered or shall have established to the reasonable satisfaction of Parent that such Tax either has been paid or is not payable.
          (h) As of the Effective Time, the stock transfer books of the Company shall be closed and there shall not be any further registration of transfers of Company Capital Stock thereafter on the records of the Company. If, after the Effective Time, Company Stock Certificates are presented to Parent, the Surviving Corporation or, if applicable, the transfer agent or the Exchange Agent, they shall be canceled and exchanged as provided in this Section 2.6. No interest shall accrue or be paid on any cash consideration payable upon the surrender of a Company Stock Certificate and no dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.6(k), unless and until the holder of such Company Stock Certificate shall surrender such Certificate. Subject to the effect of escheat, Tax or other applicable Legal Requirements, following surrender of any such Company Stock Certificate, there shall be paid to the former holder thereof who is entitled to a stock certificate (or a book-entry transfer) representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) promptly the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.6(k) and the amount of dividends or other distributions with a record date after the Effective

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Time theretofore paid with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Common Stock.
          (i) In the event any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the payment of any consideration payable pursuant to Section 2.1, with respect to the Company Capital Stock previously represented by such Company Stock Certificate, require the Person claiming such Company Stock Certificate to be lost, stolen or destroyed to provide an appropriate affidavit and to, if reasonably requested by Parent, deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against it, the Surviving Corporation or the Exchange Agent with respect to such Company Stock Certificate.
          (j) Notwithstanding anything in this Agreement to the contrary, none of the Exchange Agent, Parent or the Surviving Corporation shall be liable to any holder of a Company Stock Certificate or to any other Person for any amount properly paid to a public official pursuant to applicable abandoned property laws, escheat law or similar Legal Requirement. Any portion of the Payment Fund other than the Escrow Fund remaining unclaimed by holders of Company Stock Certificates three years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Body), any portion of any Milestone Merger Consideration remaining unclaimed by holders of Company Stock Certificates three (3) years after the date of the applicable Milestone Notice (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Body), and any portion of the Escrow Fund that remains undistributed three years after the deposit by the Escrow Agent of such amount with the Exchange Agent (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Body), shall, to the extent permitted by applicable Legal Requirements, become the property of Parent.
          (k) No certificates, scrip or book-entries representing fractional shares of Parent Common Stock shall be issued in connection with the Merger, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share and such fractional share interests will not entitle the owner thereof to any rights of a stockholder of Parent. In lieu of fractional shares of Parent Common Stock, a Company Stockholder shall receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (i) the fraction of a share of Parent Common Stock to which such holder would otherwise be entitled (after aggregating all fractional shares of Parent Common Stock issuable to such holder), multiplied by (ii) the Milestone Stock Price.
     2.7 Accredited/Unaccredited Investors.
          (a) The Company shall mail or otherwise deliver the Investor Questionnaire to all Persons who are holders of Company Capital Stock and all holders of Company Options on the date that is no later than five (5) days prior to the estimated Closing Date, and thereafter the Company shall use its commercially reasonable efforts to mail or otherwise deliver the Investor Questionnaire to all Persons who become holders of Company Capital Stock during the period

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between such date and the Effective Time and to collect and deliver to Parent prior to Closing completed Investor Questionnaires from all such Persons. In connection with completing the Investor Questionnaire, each Company Stockholder or holder of Company Options shall accurately and truthfully inform Parent if it is able to make the representations that Parent may request relating to the potential issuance of Parent Common Stock under this Agreement to such Company Stockholder or holder of Company Options under Regulation D of the Securities Act, which representations are set forth on the Investor Questionnaire.
          (b) To the Company’s knowledge, Schedule 2.7 sets forth a complete and accurate list of (i) all Company Stockholders and holders of Company Options who will be, as of the Effective Time, “accredited investors” within the meaning of Rule 501 of Regulation D under the Securities Act and the number of shares of Company Capital Stock held by or issuable to each as of the date hereof (the “Accredited Outstanding Capital Stock”), and (ii) all Company Stockholders and holders of Company Options who will not be, as of the Effective Time, “accredited investors” within the meaning of such rule, and the number of shares of Company Capital Stock held by each as of the date hereof (the “Unaccredited Outstanding Capital Stock”).
     2.8 Legend. All certificates representing any shares of Parent Common Stock that may be issued pursuant to Section 2.1 shall have a restrictive legend in the following form:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR QUALIFIED UNDER ANY APPLICABLE STATE SECURITIES LAWS (THE “STATE ACTS”), HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO A REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND QUALIFICATION UNDER THE STATE ACTS OR EXEMPTIONS FROM SUCH REGISTRATION OR QUALIFICATION REQUIREMENTS (INCLUDING, IN THE CASE OF THE SECURITIES ACT, THE EXEMPTION AFFORDED BY RULE 144).
     2.9 Escrow and Release from Escrow of Cash.
          (a) Upon the Closing, Parent shall withhold, from the Closing Consideration otherwise payable to Company Stockholders pursuant to Section 2.1, cash equal to the Escrow Fund Amount (the “Escrow Fund,” and the amounts contained in the Escrow Fund being referred to as the “Escrow Funds”) to be delivered to LaSalle Bank National Association as escrow agent (the “Escrow Agent”). The Escrow Fund shall be held pursuant to the provisions of an escrow agreement substantially in the form of Exhibit G (the “Escrow Agreement”). The Escrow Fund shall be held exclusively by the Escrow Agent. For purposes of clarity only, no portion of the Management Carve-Out Plan Closing Payment shall be placed into the Escrow Fund.
          (b) The Escrow Fund shall be held in the name of the Escrow Agent as collateral to secure the rights of the Parent Indemnitees under Section 10 hereof for a period of

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time ending on the date that is fifteen (15) months after the Closing Date (the “Escrow Claim Period”); provided, however, that in the event any Parent Indemnitee has timely made a claim in accordance with the terms of Section 10 that remains unresolved at the end of the Escrow Claim Period, then such claim shall survive the end of the Escrow Claim Period until such time as such claim is fully and finally resolved. If on or prior to the expiration of the Escrow Claim Period, any Parent Indemnitee has made an Indemnification Demand containing a claim which has not been resolved prior to the expiration of the Escrow Claim Period in accordance with Section 10 and the Escrow Agreement, the Escrow Agent shall retain in the Escrow Account after the expiration of the Escrow Claim Period, Escrow Funds having an aggregate value equal to the Asserted Amount or contested portion of the Asserted Amount, as the case may be, with respect to all claims which have not then been resolved.
          (c) In the event that this Agreement is approved by the Company Stockholders, then all such Company Stockholders shall, without any further act of any Company Stockholder, be deemed to have consented to and approved (i) the use of the Escrow Fund as collateral to secure the rights of the Parent Indemnitees as well as the potential set-off against the Milestone Merger Consideration by the Parent Indemnitees to secure such rights, in each case under Section 10 in the manner set forth herein and in the Escrow Agreement and (ii) the appointment of the Stockholders’ Representative as the representative under this Agreement and the Escrow Agreement of the Persons receiving Merger Consideration under this Agreement and as the attorney-in-fact and agent for and on behalf of each such Person (other than holders of Dissenting Shares), and the potential use of Escrow Funds and Milestone Merger Consideration that each such Person would otherwise be entitled to in order to satisfy indemnification obligations owing by such Persons to the Stockholders’ Representative, as described in Section 13.1.
     2.10 Rights Not Transferable. The rights of each Company Stockholder as of immediately prior to the Effective Time are personal to each such securityholder and shall not be transferable for any reason otherwise than by operation of law, will or the laws of descent and distribution. Any attempted transfer of such right by any holder thereof (otherwise than as permitted by the immediately preceding sentence) shall be null and void. Notwithstanding the foregoing, a Company Stockholder may transfer its rights to Milestone Merger Consideration hereunder (A) if Company Stockholder is a partnership, to its partners or former partners in accordance with partnership interests, (B) if Company Stockholder is a corporation, to its stockholders in accordance with their interest in the corporation, (C) if Company Stockholder is a limited liability company, to its members or former members in accordance with their interest in the limited liability company, (D) if Company Stockholder is an investment fund, to another investment fund that is affiliated with, under common control with or commonly managed by such Company Stockholder, or (E) if Company Stockholder is an individual, (i) to such Company Stockholder’s spouse, children or other member of such Company Stockholder’s immediate family, or to a trust for the sole benefit of such persons or such Company Stockholder, provided that such trust is controlled by such Company Stockholder, or to a corporation or limited liability company controlled by such Company Stockholder, (ii) to the trustee or trustees of a trust controlled and revocable solely by such Company Stockholder or to the trustee or trustees of a trust established for charitable purposes, (iii) to such Company Stockholder’s guardian or conservator, or (iv) in the event of such Company Stockholder’s death, to such Company Stockholder’s executor(s), administrator(s) or heirs; provided that in

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each case of (A) through (E) above, the transferee will be subject to the terms of this Agreement to the same extent as if such transferee were an original Company Stockholder hereunder. In connection with and prior to making any such transfer, if requested by Parent, a Company Stockholder shall provide Parent with an opinion of counsel, reasonably satisfactory to Parent, opining as to, or other evidence reasonably satisfactory to Parent as to (including the completion of an Investor Questionnaire by the proposed transferee in which the proposed transferee indicates that such transferee is an Accredited Investor, together with customary “4(1 1/2)” representations and warranties from each of the transferor and transferee), the availability of an applicable exemption to the registration requirements of the federal securities laws in connection with such transfer.
     2.11 Dissenting Shares.
          (a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who have exercised and perfected appraisal rights for such shares of Company Capital Stock in accordance with the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the per share amount of the Merger Consideration described in Section 2.1 (or cash in lieu of fractional shares in accordance with Section 2.6(k)) attributable to such Dissenting Shares. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Company Common Stock or Company Series A Stock held by them in accordance with the DGCL, unless and until such stockholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the DGCL. All Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their right to appraisal of such shares of Company Capital Stock under the DGCL shall thereupon be deemed to be converted into and to have become exchangeable for, as of the Effective Time, the right to receive the per share amount of the Merger Consideration attributable to such Dissenting Shares upon their surrender in the manner provided in Section 2.6.
          (b) The Company shall give Parent (i) prompt written notice of any demands by holders of Dissenting Shares received by the Company prior to the Effective Time, withdrawals of such demands and any other material notice, instrument or correspondence delivered to the Company prior to the Effective Time in connection with such demands, and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice, instrument or correspondence. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless Parent shall have consented in writing to such payment or settlement offer.
     2.12 Calculation of Company Indebtedness and Closing Cash.
          (a) The Company and Parent anticipate that the Closing Date will be March 5, 2008 (the “First Anticipated Closing Date”). At least five (5) business days prior to the First Anticipated Closing Date, but not more than ten (10) business days prior to such date, the Company shall deliver to Parent a schedule (a “Company Indebtedness and Cash Schedule”) setting forth, in reasonable detail, the Company’s estimate of Company Indebtedness (the “Company Indebtedness Estimation”) and the Company’s cash and cash equivalents (the

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“Company Cash,” and such estimation, the “Company Cash Estimation”) as of the First Anticipated Closing Date. The Company shall make the work papers and back-up materials used in preparing the applicable Company Indebtedness and Cash Schedule available to Parent and its accountants, counsel and other advisors at reasonable times and upon reasonable notice.
          (b) Within five (5) business days after the Company delivers the applicable Company Indebtedness and Cash Schedule (a “Lapse Date”), Parent shall have the right to dispute any part of such Company Indebtedness and Cash Schedule by delivering a written notice to that effect to the Company (a “Dispute Notice”). Any Dispute Notice shall identify in reasonable detail the nature of any proposed revisions to the applicable Company Indebtedness Estimation or Company Cash Estimation.
          (c) If on or prior to any Lapse Date, (i) Parent notifies the Company that it has no objections to the applicable Company Indebtedness Estimation and Company Cash Estimation or (ii) Parent fails to deliver a Dispute Notice as provided above, then the Company Indebtedness Estimation and Company Cash Estimation as set forth in the Company Indebtedness and Cash Schedule shall be deemed, on the date of such notification (in the case of (i) above) or on the applicable Lapse Date (in the case of (ii) above) (the applicable date being referred to herein as the “Non-Dispute Company Indebtedness and Cash Determination Date”), to represent the Company Indebtedness and Company Cash at Closing for purposes of calculating the Closing Consideration, so long as Closing occurs within five (5) business days after the applicable Non-Dispute Company Indebtedness and Cash Determination Date.
          (d) If Parent delivers a Dispute Notice on or prior to the applicable Lapse Date, then Representatives of the Company and Parent shall promptly meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of Company Indebtedness and/or Company Cash as of a particular date to be agreed to by the Company and Parent, which Company Indebtedness and/or Company Cash amount shall be deemed, on the date of agreement between the Company and Parent as to such amount (a “Dispute Company Indebtedness and/or Cash Determination Date”), to represent the Company Indebtedness and/or Company Cash at Closing for purposes of calculating the Closing Consideration, so long as Closing occurs within five (5) business days after the applicable Dispute Company Indebtedness and/or Cash Determination Date.
          (e) If Representatives of the Company and Parent pursuant to clause (d) above are unable to negotiate an agreed-upon determination of Company Indebtedness and/or Company Cash as of a particular date to be agreed to by the Company and Parent, or if Closing does not occur within five (5) business days after an applicable Non-Dispute Company Indebtedness and Cash Determination Date or an applicable Dispute Company Indebtedness and/or Cash Determination Date, then the Company and Parent shall agree upon an additional anticipated date for Closing (a “Subsequent Anticipated Closing Date”) and thereafter follow the procedures set forth in Sections 2.12(a) through 2.12(d) above as many times as necessary (and replacing the First Anticipated Closing Date with the Subsequent Anticipated Closing Date in each instance) until there is an amount deemed to represent the Company Indebtedness and Company Cash at Closing for purposes of calculating the Closing Consideration.

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     2.13 Merger Consideration Spreadsheet.
          (a) Parent, the Surviving Corporation and the Exchange Agent shall be entitled to rely conclusively on the information set forth in the Merger Consideration Spreadsheet with respect to distribution of the Merger Consideration, the Management Carve-Out Plan Closing Payment, the Management Carve-Out Plan Participants’ percentage interests under the Management Carve-Out Plan and the Closing Option Payments, and no Person shall have any cause of action against Parent, the Surviving Corporation or the Exchange Agent for any action taken by Parent or the Exchange Agent in accordance with and in reliance upon any such information.
          (b) The Company shall deliver to Parent at least two (2) business days prior to the Closing Date a spreadsheet (the “Merger Consideration Spreadsheet”) setting forth (i) the name and address of each Company Stockholder, holder of Company Options, Management Carve-Out Plan Participant and holder of Bridge Notes, as well as wire instructions for each holder of Company Options, Management Carve-Out Plan Participant, holder of Bridge Notes and any other Company Stockholder who desires to receive their Management Carve-Out Plan Closing Payment, if applicable, or the cash portion of any Merger Consideration or Closing Option Payments to which they are entitled via wire transfer, (ii) the aggregate principal amount of Bridge Notes and the accrued and unpaid interest thereon held by each such holder of Bridge Notes calculated through the Closing Date, (iii) if any holder of Bridge Notes elects to receive the two times (2x) cash payment provided for in the Bridge Notes in connection with the Closing, the total amount of cash payable with respect to such Bridge Notes assuming the Closing occurs, (iv) if any holder of Bridge Notes elects to convert such Bridge Notes to shares of Company Series A Stock effective immediately prior to the Closing, the total number of Company Series A Stock into which such Bridge Notes will convert assuming the Closing occurs, (v) the number of shares of Company Capital Stock of each class and series held by each such Company Stockholder immediately prior to the Effective Time and the number of shares of Company Common Stock subject or related to Company Options outstanding immediately prior to the Effective Time, (vi) identification of each Company Stockholder and holder of Company Options as an Accredited Investor or an unaccredited investor, (vii) the estimated Closing Consideration and calculation of the aggregate Closing Option Payments, including estimated Company Cash at Closing, estimated Company Indebtedness at Closing, a calculation of the Closing Company Merger Costs (including reasonable detail as to the parties or expenses to be paid and reasonable support for the relevant amounts, and wiring or other payment instructions for such parties and expenses) and each of its other components, (viii) the estimated Closing Consideration and Closing Option Payment that each such Company Stockholder and holder of Company Options is entitled to receive pursuant to Section 2.1 and 2.2, (ix) the estimated Escrow Funds being contributed by Parent on behalf of each Company Stockholder pursuant to Section 2.9, as both an amount and a percentage of the Escrow Funds, (x) the Milestone Merger Consideration that such Company Stockholder and holder of Company Options is entitled to receive upon the achievement of each Milestone pursuant to Section 2.5, (xi) an estimate of the aggregate Management Carve-Out Plan Closing Payment and the estimated portion of the Management Carve-Out Plan Closing Payment to which each participant in the Management Carve-Out Plan is entitled and (xii) an estimate of the aggregate Management Carve-Out Plan Milestone Payment and the estimated portion of the Management Carve-Out Plan Milestone

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Payment to which each Management Carve-Out Plan Participant is entitled to receive upon the achievement of each Milestone pursuant to Section 2.5.
          (c) At the Closing, the Company shall deliver to Parent (i) an updated Merger Consideration Spreadsheet setting forth the final calculations of the amounts, or percentages, as applicable, due to each Management Carve-Out Plan Participant, each holder of Bridge Notes, each Company Stockholder and each holder of Company Options, calculated in accordance with the provisions of this Section 2, along with updated and final information for all other information contained in the Merger Consideration Spreadsheet, and (ii) a complete and correct updated Part 3.3 of the Company Disclosure Schedule.
     2.14 Management Carve-Out Plan Payments. At the Effective Time, each Management Carve-Out Plan Participant, subject to the terms of the Retention Agreements, shall be entitled to receive cash equal to the product of the Management Carve-Out Plan Closing Payment multiplied by such participant’s percentage interest under the Management Carve-Out Plan as set forth on the Merger Consideration Spreadsheet. At each Milestone Merger Consideration Payment Date, each Management Carve-Out Plan Participant shall be entitled to receive (a) cash equal to the product of (i) the Cash Percentage determined pursuant to Section 2.3(b), multiplied by (ii) such participant’s percentage interest under the Management Carve-Out Plan as set forth on the Merger Consideration Spreadsheet, multiplied by (iii) the Management Carve-Out Plan Milestone Payment, plus, if applicable, (b) a number of shares of Parent Common Stock equal to (i) the product of (A) the Parent Common Stock Percentage determined pursuant to Section 2.3(b), multiplied by (B) such participant’s percentage interest under the Management Carve-Out Plan as set forth on the Merger Consideration Spreadsheet, multiplied by (C) the Management Carve-Out Plan Milestone Payment, divided by (ii) the Milestone Stock Price; provided, however, that for any Management Carve-Out Plan Participant who is not an Accredited Investor, such participant shall, in lieu of the shares of Parent Common Stock provided for in Section 2.14(b) above, receive payment of the consideration calculated in Section 2.14(b) in the form of cash, and the shares of Parent Common Stock to which such Management Carve-Out Plan Participant would have otherwise been entitled shall be reallocated pro rata amongst the other Management Carve-Out Plan Participants who are Accredited Investors based on such participants’ relative percentage participation in the Management Carve-Out Plan as set forth on the Merger Consideration Spreadsheet, and the amount of cash such participants who are Accredited Investors would otherwise have been entitled to receive pursuant to the Management Carve-Out Plan shall be reduced by the equivalent cash value of the shares of Parent Common Stock they receive under such circumstances.
     2.15 Further Action. If, at any time after the Effective Time, any further action is reasonably determined by Parent to be necessary or desirable to carry out the purposes of this Agreement and any Related Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of the Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of the Merger Sub, in the name of the Company and otherwise) to take such action.

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Section 3. Representations and Warranties of the Company.
     Except as set forth on a correspondingly numbered section of the Company Disclosure Schedule, the Company represents and warrants, as of the date hereof (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties will be made as of such date), to and for the benefit of the Parent Indemnitees, as set forth below. The disclosure in any section or subsection of the Company Disclosure Schedule shall qualify other sections and subsections in this Section 3 to the extent it is reasonably apparent that the disclosure contained in such section or subsection of the Company Disclosure Schedule contains enough information regarding the subject matter of the other representations in this Section 3 as to qualify or otherwise apply to such other representations and warranties.
     3.1 Due Organization; Subsidiaries; Etc.
          (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Company Contracts.
          (b) The Company has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the names “Proprius, Inc.” and “Proprius Pharmaceuticals, Inc.”
          (c) The Company is not and has not been required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions identified in Part 3.1(c) of the Company Disclosure Schedule and except in those jurisdictions where the failure to be so qualified, authorized, registered or licensed would not adversely affect the business, condition, assets, liabilities, operations, financial performance or prospects of the Company. The Company is in good standing as a foreign corporation in each of the jurisdictions identified in Part 3.1(c) of the Company Disclosure Schedule except in those jurisdictions where the failure to be in good standing would not adversely affect the business, condition, assets, liabilities, operations, financial performance or prospects of the Company.
          (d) Part 3.1(d) of the Company Disclosure Schedule accurately sets forth (i) the names of the members of the Company’s board of directors, (ii) the names of the members of each committee of the Company’s board of directors, and (iii) the names and titles of the Company’s officers.
          (e) The Company does not have, nor has it ever had any Subsidiaries. The Company does not own any controlling interest in any Entity and the Company has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity or other financial interest in, any Entity. The Company has not agreed and is not obligated to make any future investment in or capital contribution to any Entity. The Company has not guaranteed and is not responsible or liable for any obligation of any other Entities. Neither the Company nor

25.

any of its stockholders has ever approved, or commenced any proceeding or made any election contemplating, the dissolution or liquidation of the Company’s business or affairs.
     3.2 Certificate of Incorporation and Bylaws; Records. The Company has delivered to Parent accurate and complete copies of: (a) the certificate of incorporation and bylaws, including all amendments thereto of the Company; (b) the stock records of the Company; and (c) the minutes of the meetings and any actions taken by written consent without a meeting of the stockholders of the Company, the board of directors of the Company and all committees thereof (the items described in (a), (b) and (c) above, collectively, the “Company Constituent Documents”). There have been no formal meetings or other proceedings of the stockholders of the Company, the board of directors of the Company or any committee thereof that are not reflected in all material respects in the Company Constituent Documents. There has not been any material violation of the Company Constituent Documents, and the Company has not taken any action that is inconsistent in any material respect with the Company Constituent Documents. The books of account, stock records, minute books and other corporate records of the Company are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with applicable Legal Requirements and reasonably prudent business practices. The Company has complied in all materials respects with Section 5.7 of the Investors’ Rights Agreement dated December 20, 2006 by and among the Company and the Investors identified on Schedule A thereto.
     3.3 Capitalization, Etc.
          (a) As of the date of this Agreement, the authorized Company Capital Stock consists of: (i) 32,000,000 shares of Company Common Stock, of which 2,954,166 shares have been issued and are outstanding as of the date of this Agreement and (ii) 38,000,000 shares of Company Preferred Stock, of which 21,000,000 shares are designated Series A Preferred, 6,305,406 of which are outstanding as of the date of this Agreement. Except as set forth in the preceding sentence, there are no other shares of Company Capital Stock outstanding as of the date of this Agreement. Except as set forth in Part 3.3(a) of the Company Disclosure Schedule, the Company does not hold any shares of Company Capital Stock in its treasury. All of the outstanding shares of Company Capital Stock have been duly authorized and validly issued, and are fully paid and nonassessable. Except as set forth in Part 3.3(a) of the Company Disclosure Schedule: (i) none of the outstanding shares of Company Capital Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Company Capital Stock is subject to any right of first refusal in favor of the Company; and (iii) there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Capital Stock other than market standoff, lock-up and similar provisions. The Company is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Capital Stock or other securities and has never repurchased, redeemed or otherwise reacquired any shares of Company Capital Stock or other securities.
          (b) As of the date of this Agreement, 4,170,834 shares of Company Common Stock are reserved for future issuance under the Company Option Plans, of which 2,675,000

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shares of Company Common Stock are reserved for issuance pursuant to Company Options granted and outstanding under the Company Option Plans, and no shares of Company Capital Stock are reserved for future issuance pursuant to warrants. Part 3.3(b) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the particular plan (if any) pursuant to which such Company Option was granted; (ii) the name of the optionee; (iii) the number of shares, type and series of Company Capital Stock subject to such Company Option; (iv) the exercise price of such Company Option; (v) the date on which such Company Option was granted; (vi) the applicable vesting schedule (if any), and the extent to which such Company Option is vested and exercisable as of the date of this Agreement; and (vii) the date on which such Company Option expires. The Company has made available to Parent accurate and complete copies of all stock option plans pursuant to which any of the outstanding Company Options were issued, and the forms of all Company Option agreements evidencing the Company Options. No Company Option has ever been amended or modified following its original issuance, whether by the Company or the Company’s board of directors, or directly or indirectly by amendments or modifications to the stock option plan under which such Company Option was issued.
          (c) Except as set forth in Part 3.3(b) and Part 3.3(c) of the Company Disclosure Schedule there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which the Company is or may become obligated to sell or otherwise issue any shares of Company Capital Stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive from the Company any shares of Company Capital Stock or other securities of the Company.
          (d) All outstanding Company Capital Stock, Company Options and other securities of the Company have been issued and granted in all material respects in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts.
     3.4 Financial Statements.
          (a) The Company has delivered to Parent the following financial statements and notes (collectively, the “Company Financial Statements”): the unaudited balance sheets of the Company as of December 31, 2005, December 31, 2006 and December 31, 2007 (the latter being referred to herein as the “Unaudited Balance Sheet”), and the related unaudited income statements, statements of stockholders’ equity and statements of cash flows of the Company for the years then ended.
          (b) The Company Financial Statements present fairly in all material respects the financial position of the Company as of the respective dates thereof and the results of operations and cash flows of the Company for the periods covered thereby; provided, however, that the unaudited financial statements are subject to normal recurring year-end audit adjustments

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that, to the knowledge of the Company, will not be material on either an individual or aggregate basis. The Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as permitted by GAAP); provided, however, the unaudited financial statements may not contain all of the notes required by GAAP.
     3.5 Absence of Changes. Except as set forth in Part 3.5 of the Company Disclosure Schedule or otherwise contemplated in this Agreement, since the date of the Unaudited Balance Sheet:
          (a) there has not been any event, violation, circumstance or other matter that has had, or could reasonably be expected to result in, a Material Adverse Effect on the Company;
          (b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of the Company (whether or not covered by insurance);
          (c) the Company has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of its capital stock, and has not repurchased, redeemed or otherwise reacquired any shares of its capital stock or other securities;
          (d) other than the issuance of Company Capital Stock upon the exercise of Company Options, the Company has not sold, issued or authorized the issuance of (i) any capital stock or other securities of the Company; (ii) any option or right to acquire any capital stock or any other security of the Company; or (iii) any instrument convertible into or exchangeable for any capital stock or other security of the Company;
          (e) the Company has not amended or waived any of its rights under, or accelerated the vesting under, (i) any provision of any Stock Option Plan, (ii) any provision of any stock option agreement evidencing any outstanding Company Option, or (iii) any restricted stock purchase agreement or stock bonus agreement;
          (f) there has been no amendment to the certificate of incorporation or bylaws of the Company, and the Company has not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;
          (g) the Company has not formed any Company Subsidiary or acquired any equity interest or other interest in any other Entity;
          (h) the Company has not made any capital expenditure which, when added to all other capital expenditures made on behalf of the Company since the date of the Unaudited Balance Sheet, exceeds $25,000;
          (i) the Company has not (i) entered into or permitted any of the assets owned or used by it to become bound by any Contract that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $15,000 in the aggregate, or (B) the purchase or sale of any product, or performance of services by or to the

28.

Company having a value in excess of $15,000 in the aggregate, or (ii) amended or prematurely terminated, or waived any right or remedy under, any Company Contract;
          (j) the Company has not (i) acquired, leased or licensed any right or other asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person, or (iii) waived or relinquished any right, except for immaterial rights or other immaterial assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with the Company’s past practices;
          (k) the Company has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;
          (l) the Company has not made any pledge of any of its material assets or otherwise permitted any of its material assets to become subject to any Encumbrance, or otherwise pledged or permitted any of its assets to become subject to any Encumbrance except for pledges of immaterial assets made in the ordinary course of business and consistent with the Company’s past practices;
          (m) the Company has not (i) lent money to any Person (other than pursuant to routine advances for expenses made to employees in the ordinary course of business and consistent with the Company’s past practice), or (ii) incurred or guaranteed any indebtedness for borrowed money;
          (n) the Company has not (i) established or adopted any employee benefit plan, (ii) paid any bonus or made any profit-sharing, incentive compensation or similar payment to, or increased the amount of the wages, salary, bonuses, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or (iii) hired any new employee having an annual salary in excess of $35,000;
          (o) the Company has not changed any of its methods of accounting or accounting practices in any respect;
          (p) the Company has not made any Tax election;
          (q) the Company has not threatened, commenced or settled any Legal Proceeding;
          (r) the Company has not entered into any transaction or taken any other action outside the ordinary course of business or inconsistent with its past practices, other than entering into this Agreement and the Related Agreements and transactions contemplated hereby and thereby; and
          (s) the Company has not agreed to take, or committed to take, any of the actions referred to in clauses “(c)” through “(r)” above.

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     3.6 Title to Assets.
          (a) Except for those assets licensed to the Company as set forth in Part 3.9(c) of the Company Disclosure Schedule, the Company owns, and has good, valid and marketable title to, all assets purported to be owned by it, including: (i) all assets reflected on the Unaudited Balance Sheet; (ii) all assets referred to in Parts 3.7 and 3.9 of the Company Disclosure Schedule and all of the Company’s rights under the Company Contracts; and (iii) all other assets reflected in the Company’s books and records as being owned by the Company. All of such assets are owned by the Company free and clear of any Encumbrances, except for Permitted Encumbrances. The Company owns or otherwise has, and immediately following the Closing Parent will have, all assets needed to conduct its business as currently conducted.
          (b) Part 3.6(b) of the Company Disclosure Schedule identifies all tangible assets with a value in excess of $10,000 of the Company that are being leased or licensed to or by the Company. All such leases and licenses are valid and enforceable against the parties thereto.
     3.7 Bank Accounts; Receivables.
          (a) Part 3.7(a) of the Company Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution, including the name of the bank or financial institution, the account number, the balance as of the date hereof and the names of all individuals authorized to draw on or make withdrawals from such accounts.
          (b) Part 3.7(b) of the Company Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Company as of December 31, 2007. All existing accounts receivable of the Company (including those accounts receivable reflected on the Unaudited Balance Sheet that have not yet been collected and those accounts receivable that have arisen since the date of the Unaudited Balance Sheet and have not yet been collected) (i) represent valid obligations of customers of the Company arising from bona fide transactions entered into in the ordinary course of business, and (ii) are current and are expected to be collected in full when due, without any counterclaim or set off.
     3.8 Equipment; Leasehold.
          (a) All items of equipment and other tangible assets owned by the Company or listed or required to be listed on Part 3.6(b) of the Company Disclosure Schedule (i) are adequate for the uses to which they are being put, (ii) are structurally sound, free of defects and deficiencies and in good condition and repair (ordinary wear and tear excepted), (iii) comply in all respects with, and are being operated and being used in compliance with all applicable Legal Requirements, and (iv) are adequate for the conduct of the Company’s business in the manner in which such business is currently being conducted.
          (b) The Company does not own any real property or any interest in real property, except for the leasehold interest created under the real property leases identified in Part 3.8(b) of the Company Disclosure Schedule. All premises leased or subleased by the

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Company are supplied with utilities and other services necessary for the operation of the Company’s businesses in the manner in which such business is currently being conducted.
     3.9 Intellectual Property.
          (a) Part 3.9(a) of the Company Disclosure Schedule accurately identifies and describes each proprietary product or service that is material to the Company and was the subject of an IND, has undergone human clinical trials or has been commercially sold by the Company within the last five (5) years and any product or service that is currently under development or the subject of an IND or human clinical trial or that is currently commercially sold by the Company.
          (b) Part 3.9(b) of the Company Disclosure Schedule accurately identifies in all material respects (i) each item of Registered IP in which the Company has or purports to have an ownership interest of any nature and the nature of the ownership interest (e.g., exclusively, jointly with another Person, or otherwise); (ii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration, serial number, or application number; (iii) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest; and (iv) each product or service identified in Part 3.9(a) of the Company Disclosure Schedule that embodies, utilizes, or is based upon or derived from (or, with respect to products and services under development, that is expected to embody, utilize, or be based upon or derived from) such item of Registered IP. The Company has provided to Parent access to complete and accurate copies of all applications, non-privileged correspondence, and other material documents related to each such item of Registered IP.
          (c) Part 3.9(c) of the Company Disclosure Schedule accurately identifies in all material respects (i) all Intellectual Property Rights or Intellectual Property licensed to the Company (other than any non-customized software that (A) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license, (B) is not incorporated into, or used directly in the development, manufacturing, or distribution of, any of the Company’s products or services, and (C) is generally available on standard terms for less than $5,000); (ii) the corresponding Contract or Contracts pursuant to which such Intellectual Property Rights or Intellectual Property is licensed to the Company; and (iii) whether the license or licenses granted to the Company are exclusive or non-exclusive.
          (d) Part 3.9(d) of the Company Disclosure Schedule accurately identifies each Contract pursuant to which the Company has granted to any other Person any license under or any right (whether or not currently exercisable) or interest in, any Company IP. The Company is not bound by, and no Company IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company to use, exploit, assert, or enforce any Company IP anywhere in the world, other than field of use, territory or other limitations contained in the applicable Contracts listed in Part 3.9(d) of the Company Disclosure Schedules themselves.
          (e) The Company has made available to Parent a complete and accurate copy of each standard form of Company IP Contract used by the Company, including each standard form of (i)  license agreement; (ii) employee agreement containing intellectual property

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assignment, license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; (iii) consulting or independent contractor agreement containing intellectual property assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; and (iv) confidentiality or nondisclosure agreement.
          (f) The Company exclusively owns all right, title, and interest to and in the Company IP (other than Intellectual Property Rights or Intellectual Property exclusively licensed to the Company, as identified in Part 3.9(c) of the Company Disclosure Schedule) free and clear of any Encumbrances (other than Permitted Encumbrances and non-exclusive licenses granted pursuant to the Contracts listed in Part 3.9(d) of the Company Disclosure Schedule). Without limiting the generality of the foregoing:
                    (1) All documents and instruments necessary to perfect the rights of the Company in the Company IP owned by the Company have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Body, and, to the knowledge of the Company, all documents and instruments necessary to perfect the rights of the Company in the Company IP licensed to the Company have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Body.
                    (2) Each Person who is or was an employee or contractor of the Company and who is or was involved in the creation or development of any Company IP owned by the Company has signed a valid, enforceable agreement containing an assignment of Intellectual Property Rights to the Company and confidentiality provisions protecting the Company IP. To the knowledge of the Company, each Person who was not an employee or contractor of the Company and who is or was involved in the creation or development of any Company IP licensed to the Company has signed an assignment of Intellectual Property Rights to the applicable licensor and confidentiality provisions protecting the Company IP which are, to the knowledge of the Company, valid and enforceable. No current or former stockholder, officer, director, or employee of the Company has any claim, right (whether or not currently exercisable), or interest to or in any Company IP owned by the Company, and to the knowledge of the Company, no current or former stockholder, officer, director, or employee of the Company has any claim, right (whether or not currently exercisable), or interest to or in any Company IP licensed to the Company, in each case that has not been validly assigned to the Company. To the knowledge of the Company, no employee of the Company is (a) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for the Company or that could reasonably be expected to have an adverse effect on the Company’s business or operations or (b) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality.
                    (3) No funding, facilities, or personnel of any Governmental Body were used by the Company, or to the knowledge of the Company, any other Person, directly or indirectly, to develop or create, in whole or in part, any Company IP.
                    (4) The Company has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce their rights in all proprietary information that the Company holds, or purports to hold, as a trade secret.

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                    (5) Except as contemplated by this Agreement, the Company has not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Company IP to any other Person.
                    (6) The Company is not now and never was a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate the Company to grant or offer to any other Person any license or right to any Company IP.
                    (7) To the knowledge of the Company, the Company owns or otherwise has license rights to, and after the Closing Parent will own or have license rights to, all Intellectual Property Rights needed to conduct its business as currently conducted.
          (g) All Company IP owned by the Company is subsisting and, subject to final determination by a Governmental Body, reasonably expected to be valid and enforceable. To the knowledge of the Company, all Company IP licensed to the Company is subsisting and, subject to final determination by a Governmental Body, reasonably expected to be valid and enforceable. Without limiting the generality of the foregoing:
                    (1) Each U.S. patent application and U.S. patent in which the Company has or purports to have an ownership interest was filed within one year of the first printed publication, public use, or offer for sale of each invention described in the U.S. patent application or U.S. patent. All material foreign patent applications and foreign patents in which the Company has or purports to have an ownership interest were filed or claim priority to a patent application filed prior to each invention described in the foreign patent applications or foreign patents being first made available to the public.
                    (2) To the knowledge of the Company, no trademark (whether registered or unregistered) or trade name owned, used, or applied for by the Company conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used, or applied for by any other Person. To the knowledge of the Company, none of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which the Company has or purports to have an ownership interest has been impaired.
                    (3) Each item of Company IP that is Registered IP and owned by the Company is and at all times has been in compliance with all applicable material Legal Requirements and all filings, payments, and other actions required to be made or taken to maintain such item of owned Company IP in full force and effect have been made by the applicable deadline. To the knowledge of the Company, each item of Company IP that is Registered IP and licensed to the Company is and at all times has been in compliance with all applicable material Legal Requirements and all filings, payments, and other actions required to be made or taken to maintain such item of licensed Company IP in full force and effect have been made by the applicable deadline.
                    (4) No interference, opposition, reissue, reexamination, or other proceeding is pending or, to the Company’s knowledge, threatened, in which the scope, validity, or enforceability of any Company IP owned by the Company is being, has been, or

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could reasonably be expected to be contested or challenged. To the knowledge of the Company, no interference, opposition, reissue, reexamination, or other proceeding is pending or threatened, in which the scope, validity, or enforceability of any Company IP owned by the Company is being, has been, or could reasonably be expected to be contested or challenged. To the Company’s knowledge, there is no valid basis for a claim that any Company IP is invalid or unenforceable.
          (h) To the Company’s knowledge, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any Company IP. Part 3.9(h) of the Company Disclosure Schedule accurately identifies (and the Company has provided to Parent a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered in the last five (5) years by or to the Company or any Representative of the Company regarding any actual, alleged, or suspected infringement or misappropriation of any Company IP owned by the Company, and provides a brief description of the current status of the matter referred to in such letter, communication, or correspondence. The Company, and to the Company’s knowledge, the Representatives of the Company, have never received any letter or other written or electronic communication or correspondence regarding any actual, alleged, or suspected infringement or misappropriation of any Company IP licensed by the Company.
          (i) Subject to the receipt of the consents contemplated by Section 7.4, neither the execution, delivery, or performance of this Agreement (or any of the Related Agreements) nor the consummation of any of the transactions contemplated by this Agreement (or any of the Related Agreements) will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (a) a loss of, or Encumbrance on, any Company IP; (b) a breach by the Company of any license agreement listed or required to be listed in Part 3.9(c) of the Company Disclosure Schedule; (c) the release, disclosure, or delivery of any Company IP by or to any escrow agent or other Person; or (d) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of the Company IP.
          (j) To the Company’s knowledge, the Company has never infringed (directly, contributorily, by inducement, or otherwise), misappropriated, or otherwise violated any Intellectual Property Right of any other Person. Without limiting the generality of the foregoing:
               (i) To the Company’s knowledge, no product or service that has been or is under development or was developed, was or is the subject of an IND or human clinical trial, or that has been or is being commercially sold by the Company has infringed, misappropriated, or otherwise violated the Intellectual Property Rights of any other Person.
               (ii) No claim of infringement or misappropriation, or similar claim or Legal Proceeding is pending or, to the Company’s knowledge, threatened in writing against the Company or, to the knowledge of the Company, pending or threatened in writing against any other Person who may be entitled to be indemnified, defended, held harmless, or reimbursed by the Company with respect to such claim or Legal Proceeding. The Company has never received any written notice relating to any actual, alleged, or suspected infringement, misappropriation, or violation by the Company of any Intellectual Property Rights of another Person.

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               (iii) Except for any Company Contract described in any part of the Company Disclosure Schedule, the Company is not bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any intellectual property infringement, misappropriation, or similar claim. Except for any Company Contract described in any part of the Company Disclosure Schedule, the Company has never assumed in writing, or agreed in writing to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property Right.
          (k) No claim or Legal Proceeding, other than patent prosecution and appeals, involving any Intellectual Property or Intellectual Property Right licensed to the Company is pending or, to the Company’s knowledge, has been threatened in writing, except for any such claim or Legal Proceeding that, if adversely determined, would not adversely affect (i) the use or exploitation of such Intellectual Property or Intellectual Property Right by the Company, or (ii) the manufacturing, distribution, or sale of any product or service being developed or that has been developed by the Company, that is the subject of an IND or human clinical trial, or that is being commercially sold by the Company.
     3.10 Contracts.
          (a) Part 3.10(a) of the Company Disclosure Schedule identifies each of the following Company Contracts in effect as of the date of this Agreement:
               (i) each Company Contract relating to the employment of, or the performance of services by, any Person, including any employee, consultant or independent contractor;
               (ii) each Company Contract relating to the acquisition, transfer, use, development, sharing or license of any Intellectual Property or Intellectual Property Rights;
               (iii) each Company Contract imposing any restriction on the Company’s right or ability (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to, or perform any services for, any other Person or to transact business or deal in any other manner with any other Person, or (C) develop or distribute any technology;
               (iv) each Company Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;
               (v) each Company Contract relating to the creation of any Encumbrance with respect to any asset listed in Part 3.6(b) of the Company Disclosure Schedule or any other material asset of the Company;
               (vi) each Company Contract (other than the Proprius, Inc. 2005 Equity Incentive Plan and the standard form stock option award agreements used in connection with such plan) relating to the acquisition, issuance or transfer of any securities;

35.

               (vii) each Company Contract involving or incorporating any guaranty, any pledge, any performance or completion bond, any indemnity or any surety arrangement;
               (viii) each Company Contract creating or relating to any collaboration or joint venture or any sharing of technology, revenues, profits, losses, costs or liabilities, including Company Contracts involving investments by the Company in, or loans by the Company to, any other Entity;
               (ix) each Company Contract not otherwise disclosed pursuant to another clause of this Section 3.10(a) and relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, or otherwise involving as a counterparty, any Related Party;
               (x) each Company Contract relating to indebtedness for borrowed money;
               (xi) each Company Contract related to the acquisition or disposition of material assets of the Company or other Person;
               (xii) any other Company Contract having a value in excess of $15,000 that was entered into outside the ordinary course of business or was inconsistent with the Company’s past practices;
               (xiii) any other Company Contract having a value in excess of $15,000 that has a term of more than sixty (60) days and that may not be terminated by the Company (without penalty) within sixty (60) days after the delivery of a termination notice by the Company; and
               (xiv) any other Company Contract that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $15,000 in the aggregate, or (B) the purchase or sale of any product, or performance of services by or to the Company having a value in excess of $15,000 in the aggregate; and
               (xv) each Company Contract constituting a commitment of any Person to purchase products in excess of $15,000 (including products in development) of the Company.
          (b) The Company has made available to Parent accurate and complete copies of all written Listed Company Contracts, including all amendments thereto. There are no Listed Company Contracts that are not in written form. Each Listed Company Contract is valid and in full force and effect, is enforceable by the Company in accordance with its terms, and immediately following the Effective Time will continue to be legal, valid, binding and enforceable on identical terms. The consummation of the transactions contemplated hereby shall not (either alone or upon the occurrence of additional acts or events contemplated herein) result in any payment or payments becoming due from the Company, the Surviving Corporation or Parent to any Person under any Listed Company Contract or give any Person the right to terminate or alter the provisions of any Listed Company Contract.

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          (c) The Company has not, in any material respect, violated or breached, or committed any default under, any Listed Company Contract, and, to the knowledge of the Company, no other Person has, in any material respect, violated or breached, or committed any default under, any Listed Company Contract.
          (d) To the Company’s knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (i) result in a material violation or material breach of any of the provisions of any Listed Company Contract, (ii) give any Person the right to declare a default or exercise any remedy under any Listed Company Contract, (iii) give any Person the right to accelerate the maturity or performance of any Listed Company Contract, or (iv) give any Person the right to cancel, terminate or modify any Listed Company Contract.
          (e) The Company has not received any written notice or other written communication regarding any actual or possible violation or breach of, or default under, any Listed Company Contract.
          (f) The Company has not knowingly waived any of its material rights under any Listed Company Contract.
          (g) No Person is renegotiating with the Company, or has a right pursuant to the terms of any Listed Company Contract to cause the Company to renegotiate, any amount paid or payable to the Company under any Listed Company Contract or any other material term or provision of any Listed Company Contract.
          (h) To the knowledge of the Company, the Listed Company Contracts collectively constitute all of the Contracts necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted.
          (i) The Company has not executed or otherwise entered into or agreed to any currently binding obligation under any bid, offer, award, written proposal, term sheet or similar document (other than confidentiality provisions which may be included therein).
          (j) Part 3.10(j) of the Company Disclosure Schedule provides an accurate and complete list of all Consents required under any Company Contract to consummate the Merger and the other transactions contemplated by this Agreement and the Related Agreements.
     3.11 Liabilities; Fees, Costs and Expenses.
          (a) The Company does not have any accrued, contingent or other liabilities of any nature, either matured or unmatured, whether or not required to be reflected in financial statements in accordance with GAAP, and whether due or to become due, except for: (i) liabilities identified as such in the “liabilities” column of the Unaudited Balance Sheet; (ii) accounts payable or accrued salaries and obligations under the Company Plans that have been incurred by the Company in the ordinary course of business and consistent with the Company’s past practices; (iii) liabilities under the Company Contracts listed in Part 3.9(d) or Part 3.10(a) of the Company Disclosure Schedule, to the extent the nature and magnitude of such liabilities can be specifically ascertained by reference to the text of such Company Contracts; (iv) contractual

37.

and other current liabilities incurred in the ordinary course of business since December 31, 2007; and (v) the liabilities identified in Part 3.11(a) of the Company Disclosure Schedule.
          (b) The total amount of all fees, costs and expenses (including any attorneys’, accountants’ (which shall not include regular audit fees), financial advisors’ or finders’ fees) incurred by or for the benefit of the Company on or prior to the Closing in connection with (a) any due diligence conducted by the Company with respect to the Merger, (b) the negotiation, preparation and review of this Agreement (including the Company Disclosure Schedule) and all Related Agreements and opinions delivered or to be delivered in connection with the transactions contemplated by this Agreement, (c) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, (d) the obtaining of any Consent required to be obtained in connection with any transactions contemplated hereby and (e) otherwise in connection with the Merger and the transactions contemplated hereby (collectively, the “Company Merger Costs”) shall not exceed $1,500,000 in the aggregate.
     3.12 Compliance with Legal Requirements. The Company is, and has at all times been, in compliance, in all material respects, with all applicable Legal Requirements. The Company has not received, at any time, any written notice or other written communication from any Governmental Body or any other Person regarding (a) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement, or (b) any actual, alleged, possible or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature. The Company has delivered to Parent an accurate and complete copy of each report, study, survey or other document in the Company’s possession that addresses or otherwise relates to the non-compliance in any material respect of the Company with any Legal Requirement. Except as set forth in Part 3.12 of the Company Disclosure Schedule, to the knowledge of the Company, no Governmental Body has proposed or is considering any Legal Requirement that, if adopted or otherwise put into effect, (a) could reasonably be expected to have a Material Adverse Effect on the Company or on the ability of the Company to comply with or perform any covenant or obligation under this Agreement or any of the Related Agreements, or (b) could reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with the Merger or any of the transactions contemplated hereby.
     3.13 Governmental Authorizations. Part 3.13 of the Company Disclosure Schedule identifies each Governmental Authorization held by the Company, and the Company has delivered to Parent accurate and complete copies of all Governmental Authorizations identified in Part 3.13 of the Company Disclosure Schedule. As of the date of this Agreement, the Governmental Authorizations identified in Part 3.13 of the Company Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted. The Company is in compliance in all material respects with the terms and requirements of the respective Governmental Authorizations identified in Part 3.13 of the Company Disclosure Schedule. The Company has not received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any

38.

actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.
     3.14 Tax Matters.
          (a) All United States federal and state income Tax Returns and all other material Tax Returns required to be filed by or on behalf of the Company with any Governmental Body on or before the Closing Date (the “Company Returns”) (i) have been timely filed and (ii) are, or will be when filed, accurate and complete in all material respects. All Taxes due and owing by the Company on or before the Closing Date other than those for which adequate reserves have been established on the books and records of the Company have been or will be paid on or before the Closing Date. The Company has delivered or made available to Parent accurate and complete copies of all Company Returns filed since December 31, 2005.
          (b) The unpaid Taxes of the Company (i) did not, as of the date of the Company Financial Statements, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the balance sheets contained in the Company Financial Statements, and (ii) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.
          (c) No Company Return relating to income Taxes has ever been examined or audited by any Governmental Body and there have been no examinations or audits of any Company Return. The Company has delivered to Parent accurate and complete copies of all audit reports and similar documents (to which the Company has access) relating to the Company Returns. No extension or waiver of the limitation period applicable to any of the Company Returns has been granted by the Company, and no such extension or waiver has been requested in writing from the Company.
          (d) There are no Legal Proceedings pending or, to the Company’s knowledge, threatened against or with respect to the Company in respect of any Tax. There are no unsatisfied liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by the Company with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Company and with respect to which adequate reserves for payment have been established). Except for liens that arise by operation of law, there are no liens for Taxes upon any of the assets of the Company except liens for current Taxes not yet delinquent or for Taxes being contested in good faith. The Company has not entered into or become bound by any agreement or consent pursuant to former Section 341(f) of the Code. The Company has not been, and the Company will not be, required to include any adjustment in taxable income for any Tax Period (or portion thereof) pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax laws as a result of accounting methods employed or changed, prior to the Closing.
          (e) The Company has not (i) ever been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), (ii) ever had any

39.

liability for the Taxes of any person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, or otherwise and (iii) ever been a party to any joint venture, collaboration, partnership or other agreement that could be treated as a partnership for Tax purposes. The Company is not and has never been, a party to or bound by any tax indemnity agreement, tax-sharing agreement, tax allocation agreement or similar Contract. The Company has not been either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (y) in the two years prior to the date of this Agreement or (z) which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.
          (f) The Company has withheld, collected, deposited or paid all Taxes required to have been withheld, collected, deposited or paid, as the case may be, in connection with amounts paid or owing to any employee, independent contractor, creditor or stockholder.
          (g) The Company has never engaged in activities constituting a trade or business or permanent establishment (as defined in the applicable income tax treaty) in a foreign country.
          (h) No jurisdiction in which the Company does not file Tax Returns has ever asserted that the Company may be required to file a Tax Return in such jurisdiction. Part 3.14(h) of the Disclosure Schedule lists each jurisdiction in which the Company is required to file any Tax Return, and the type of Tax Return required to be filed.
          (i) The Company has not participated in any transaction that was or is a “listed transaction” as defined in Treasury Regulation Section 1.6011 or a “tax shelter” as defined in Section 6111 of the Code (as in effect prior to the enactment of the American Jobs Creation Act of 2004).
     3.15 Employee and Labor Matters; Benefit Company Plans.
          (a) Part 3.15(a) of the Company Disclosure Schedule accurately sets forth, with respect to each employee of the Company (including any employee of the Company who is on a leave of absence):
               (i) the name of such employee and the date as of which such employee was originally hired by the Company;
               (ii) such employee’s title; and
               (iii) such employee’s citizenship status (whether such employee is a U.S. citizen or otherwise) and, with respect to non-U.S. citizens, identifies the visa or other similar permit under which such employee is working for the Company and the dates of issuance and expiration of such visa or other permit.
No employee of the Company has received any compensation or benefits in excess of the compensation and benefits described in such employee’s offer letter, employment or consulting

40.

agreement, as applicable, or the compensation and benefits described in Part 3.15(a) of the Company Disclosure Schedule.
          (b) Part 3.15(b) of the Company Disclosure Schedule accurately identifies each former employee of the Company who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits (from the Company) relating to such former employee’s employment with the Company; and Part 3.15(b) of the Company Disclosure Schedule accurately describes such benefits.
          (c) The employment of the Company’s employees is terminable by the Company at will. The Company has delivered or made available to Parent accurate and complete copies of all material employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the current and former employees of the Company.
          (d) To the knowledge of the Company, no employee of the Company intends to terminate his employment with the Company.
          (e) Except as disclosed in Part 3.15(e) of the Company Disclosure Schedule, the Company does not use the services of or employ any independent contractors.
          (f) The Company is not a party to or bound by, and the Company has never been a party to or bound by any union contract, collective bargaining agreement or similar Contract.
          (g) The Company is not engaged, and the Company has never been engaged, in any unfair labor practice of any nature. There has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting the Company. No event has occurred, and no condition or circumstance exists, that might directly or indirectly give rise to or provide a basis for the commencement of any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute. There are no actions, suits, claims, labor disputes or grievances pending or, to the knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any employee of the Company, including, without limitation, charges of unfair labor practices or discrimination complaints. The Company has good labor relations, and no reason to believe that the consummation of the Merger or any of the other transactions contemplated by this Agreement will have a material adverse effect on the Company’s labor relations.
          (h) Except as listed in Part 3.15(h) of the Company Disclosure Schedule, there are no, and at no time have there been, any independent contractors who have provided services to the Company for a period of six consecutive months or longer. The Company has never had any temporary or leased employees.
          (i) Part 3.15(i) of the Company Disclosure Schedule identifies each employment, salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, welfare

41.

arrangements, vacation, sick pay plan, payroll practice, program or agreement (collectively, the “Company Plans”) sponsored, maintained, contributed to or required to be contributed to by the Company for the benefit of any employee of the Company. The Company does not intend and has not committed to establish or enter into any new Company Plan, or to modify any Company Plan, except as required by applicable Legal Requirements or the terms of any such Company Plan.
          (j) The Company has delivered or made available to Parent: (i) correct and complete copies of all documents setting forth the terms of each Company Plan, including all amendments thereto and all related trust documents; (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or the Code in connection with each Company Plan; (iii) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA with respect to each Company Plan; (iv) all material written Contracts relating to each Company Plan, including administrative service agreements and group insurance contracts; (v) all material written materials provided to any employee of the Company relating to any Company Plan and any proposed Company Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any liability to the Company; (vi) all written correspondence to or from any Governmental Body relating to any Company Plan; and (vii) all COBRA forms and related forms of notices; (ix) all insurance policies in the possession of the Company pertaining to fiduciary liability insurance covering the fiduciaries for each Company Plan. No Company Plan is subject to the minimum funding standards of Section 302 of ERISA.
          (k) The Company has performed in all material respects all obligations required to be performed by it under each Company Plan and is not in default under or violation of, and the Company has no knowledge of any default under or violation by any other party of, the terms of any Company Plan. Each Company Plan has been established and maintained substantially in accordance with its terms and in compliance in all material respects with all applicable Legal Requirements, including ERISA and the Code. No Company Plan is intended to be qualified under Section 401(a) of the Code. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Plan. There are no claims or Legal Proceedings pending, or, to the knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits), against any Company Plan or against the assets of any Company Plan. Except as set forth on Part 3.15(k) of the Company Disclosure Schedule, each Company Plan (other than any Company Plan to be terminated prior to the Closing in accordance with this Agreement) can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Parent, the Company or the Surviving Corporation (other than ordinary administration expenses). There are no audits, inquiries or Legal Proceedings pending or, to the knowledge of the Company, threatened by any Governmental Body with respect to any Company Plan. The Company has never incurred any penalty or tax with respect to any Company Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company has made all contributions and other payments required by and due under the terms of each Company Plan.

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          (l) The Company has never maintained, established, sponsored, participated in, or contributed to any: (i) employee benefit pension plan (as defined in Section 3(2) of ERISA) (“Pension Company Plan”) subject to Title IV of ERISA or the minimum funding standards of Section 302 of ERISA; (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA; (iii) Foreign Company Plan; or (iv) plan intended to be qualified under Section 401(a) of the Code.
          (m) No Company Plan provides (except at no cost to the Company), or reflects or represents any liability of the Company to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements. Other than commitments made that involve no future costs to the Company, the Company has never represented, promised or contracted (whether in oral or written form) to any employee of the Company (either individually or to employees of the Company as a group) or any other Person that such employee(s) or other Person would be provided with retiree life insurance, retiree health benefits or other retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.
          (n) Except as set forth on Part 3.15(n) of the Company Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Plan, Company Contract, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employees of the Company.
          (o) The Company: (i) is, and at all times has been, in compliance in all material respects with all applicable Legal Requirements respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to its employees, including the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of HIPAA and any similar provisions of state law; (ii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with the Legal Requirements applicable to the foregoing; and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for its employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending or, to the knowledge of the Company, threatened or reasonably anticipated claims or Legal Proceedings against the Company under any worker’s compensation policy or long-term disability policy.
          (p) The Company is not required to be, and, to the knowledge of the Company, has not ever been required to be, treated as a single employer with any other Person under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code. The Company has never been a member of an “affiliated service group” within the meaning of Section 414(m) of the Code.

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          (q) To the knowledge of the Company, no officer or employee of the Company is subject to any injunction, writ, judgment, decree, or order of any court or other Governmental Body that would interfere with such employee’s efforts to promote the interests of the Company, or that would interfere with the business of the Company. The execution and the delivery of this Agreement will not, to the knowledge of the Company, conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract under which any employee of the Company may be bound.
          (r) Each Company Plan, program, arrangement or agreement of the Company which constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in accordance with a good faith, reasonable interpretation of Section 409A of the Code and its purpose, as determined under applicable guidance of the Department of Treasury and Internal Revenue Service, with respect to amounts deferred (within the meaning of Section 409A of the Code).
          (s) Except as set forth on Part 3.15(s) of the Company Disclosure Schedule, there is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of the Company that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162(m) of the Code. The Company is not a party to any Contract, and the Company does not have any obligation (current or contingent), to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.
     3.16 Environmental Matters. The Company is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. The Company has not received any written notice or other written communication, whether from a Governmental Body, citizens group, employee or otherwise, that alleges that the Company is not in compliance with any Environmental Law, and, to the knowledge of the Company, there are no circumstances that may prevent or interfere with the Company’s compliance with any Environmental Law in the future. To the knowledge of the Company, no current or prior owner of any property leased or controlled by the Company has received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company is not in compliance with any Environmental Law. All Governmental Authorizations currently held by the Company pursuant to Environmental Laws are identified in Part 3.16 of the Company Disclosure Schedule. (For purposes of this Section 3.16: (a) “Environmental Law” means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (b) “Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any

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other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.)
     3.17 Insurance. Part 3.17 of the Company Disclosure Schedule identifies all insurance policies maintained by, at the expense of or for the benefit of the Company and identifies any material claims made thereunder, and the Company has delivered to Parent accurate and complete copies of the insurance policies identified on Part 3.17 of the Company Disclosure Schedule. Each of the insurance policies identified in Part 3.17 of the Company Disclosure Schedule is in full force and effect. The Company has not received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.
     3.18 Related Party Transactions. (a) No Related Party has, and no Related Party has at any time since the Company’s inception had, any direct or indirect (other than through the Company) interest in any material asset used in or otherwise relating to the business of the Company; (b) no Related Party is, or has been, indebted to the Company; (c) since the Company’s inception, no Related Party has entered into, or has had any direct or indirect financial interest in, any Company Contract (other than the Bridge Notes and financing documents entered into in connection with the issuance and sale of Company Capital Stock), transaction or business dealing involving the Company; (d) to the knowledge of the Company, no Related Party is competing, or has at any time competed, directly or indirectly, with the Company; and (e) no Related Party has any claim or right against the Company (other than rights under the Bridge Notes, Company Capital Stock and rights to receive compensation for services performed as an officer or employee of the Company). (For purposes of this Section 3.18 each of the following shall be deemed to be a “Related Party”: (i) each of the Company’s stockholders; (ii) each individual who is, or who has at any time been, an officer or director of the Company; (iii) each member of the immediate family of each of the individuals referred to in clause (i) and (ii) above; and (iv) any trust or other Entity (other than the Company) in which any one of the Persons referred to in clauses (i), (ii) or (iii) above holds (or in which more than one of such Persons collectively hold), beneficially or otherwise, a material voting, proprietary, equity or other financial interest.)
     3.19 Legal Proceedings; Orders.
          (a) As of the date of this Agreement, there is no pending Legal Proceeding, and to the knowledge of the Company, no Person has threatened to commence any Legal Proceeding against the Company, or to the Company’s knowledge, against another Person: (i) that involves the Company or any of the assets owned, used or controlled by the Company or any Person whose liability the Company has retained or assumed, either contractually or by operation of law; or (ii) that challenges, or that could reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement or any of the Related Agreements. To the knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

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          (b) As of the date of this Agreement, there is no order, writ, injunction, judgment or decree to which the Company, or, to the knowledge of the Company, any of the assets owned or used by the Company, is subject. To the knowledge of the Company, none of the Company’s stockholders is subject to any order, writ, injunction, judgment or decree that relates to the Company’s business or to any assets owned or used by the Company.
     3.20 Authority; Binding Nature of Agreement.
          (a) Subject to obtaining the requisite approval of the Company’s stockholders in accordance with the DGCL, the Company has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement and any Related Agreement to which it is a party; and the execution, delivery and performance by the Company of this Agreement and any Related Agreement to which it is a party have been duly authorized by all necessary action on the part of the Company and its board of directors. The consent of (i) a majority of the voting power represented by the Company Capital Stock (on an as converted to Company Common Stock basis) outstanding as of the close of business on the date on which the Company’s board of directors approves the principal terms of this Agreement and the Merger or such other date as the Company’s board of directors sets as the record date for stockholders to approve this Agreement and the Merger (the “Board Approval Date”), (ii) holders of all of the Company Common Stock and all of the Company Series A Stock, in each case outstanding as of the Board Approval Date for purposes of approval of this Agreement and the Merger and (iii) holders of at least a majority of the Company Common Stock and a majority of the Company Series A Stock, voting as separate classes, and in each case outstanding as of the Board Approval Date for purposes of approval of the Company Charter Amendment, are the only consents of the stockholders of the Company needed to approve the principal terms of this Agreement and approve the Merger and the transactions contemplated hereby and approve the Company Charter Amendment (the “Required Company Stockholder Approval”). This Agreement and each Related Agreement that has been executed and delivered by the Company has been duly executed and delivered by the Company, and assuming due authorization, execution and delivery by the other parties thereto, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.
     3.21 Non-Contravention; Consents. Neither the Company’s (a) execution, delivery or performance of this Agreement or any of the Related Agreements to which it is a party, nor (b) consummation of the Merger or any of the other transactions contemplated by this Agreement or any of the Related Agreements to which it is a party, will directly or indirectly (with or without notice or lapse of time):
          (a) contravene, conflict with or result in a violation of any of the provisions of the Company Constituent Documents;
          (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or any of the Related Agreements or to exercise any remedy or obtain any

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relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject;
          (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any material Governmental Authorization that is held by the Company or that otherwise is necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted;
          (d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Listed Company Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Listed Company Contract, (ii) accelerate the maturity or performance of any such Listed Company Contract, or (iii) cancel, terminate or modify any such Listed Company Contract; or
          (e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Company (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Company); except in the case of clause (b) of this Section 3.21, as would not have a Material Adverse Effect on the Company.
Except for those filings, notices or Consents disclosed in Part 3.21 of the Company Disclosure Schedule, the Optionee Consents, the Required Company Stockholder Approval or otherwise contemplated herein, no filing by the Company with, notice by the Company to or Consent from any Person is required in connection with (y) the Company’s execution, delivery or performance of this Agreement or any of the Related Agreements, or (z) the consummation by the Company of the Merger or any of the other transactions contemplated by this Agreement or any of the Related Agreements.
     3.22 Regulatory Compliance.
          (a) All biological and drug products being manufactured, distributed or developed by the Company (“Company Pharmaceutical Products”) that are subject to the jurisdiction of the FDA are being manufactured, labeled, stored, tested, distributed, and marketed in compliance in all material respects with all applicable requirements under the Food and Drug and Cosmetic Act (“FDCA”), the Public Health Service Act, their applicable implementing regulations, and all comparable state laws and regulations.
          (b) All preclinical trials and clinical trials conducted by the Company, and to the knowledge of the Company, all preclinical trials and clinical trials conducted on behalf of the Company, in each case have been, and are being conducted in material compliance with the applicable requirements of Good Clinical Practice, Good Laboratory Practice, Informed Consent, and all applicable requirements relating to protection of human subjects contained in 21 CFR Parts 50, 54, and 56.
          (c) All manufacturing operations conducted by or, to the knowledge of the Company, for the benefit of the Company have been and are being conducted in material compliance with the FDA’s applicable current Good Clinical Practices regulations and Good

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Laboratory Practices regulations for drug and biological products. In addition, the Company is in compliance with all applicable registration and listing requirements set forth in 21 U.S.C. Section 360 and 21 CFR Part 207 and all similar applicable Legal Requirements.
          (d) Neither the Company, nor to the knowledge of the Company, any of its licensees of Company IP has received any written notice that the FDA or any other Governmental Body has initiated, or threatened to initiate, any action to suspend any clinical trial, withdraw approval of any IND sponsored by the Company or otherwise restrict the preclinical research on or clinical study of any Company Pharmaceutical Product or any biological or drug product being developed by any licensee of Company IP based on such Company IP, or to recall, suspend or otherwise restrict the manufacture of any Company Pharmaceutical Product.
          (e) Neither the Company, nor to the knowledge of the Company, any of the Company’s officers or employees, agents or clinical investigators or any other Person associated with or acting for or on their behalf, has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. Additionally, neither the Company, nor to the knowledge of the Company, any officer, employee or agent of the Company or any other Person associated with or acting for on or their behalf has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in (i) debarment under 21 U.S.C. Section 3351 or any similar state law or (ii) exclusion under 42 U.S.C. Section 1320a-7 or any similar state law or regulation.
          (f) All animal studies, preclinical tests and human clinical trials performed by the Company, and to the knowledge of the Company, all animal studies, preclinical tests and human clinical trials performed on behalf of the Company, in connection with or as the basis for any regulatory approval required for the Company Pharmaceutical Products have been conducted in all material respects in accordance with experimental protocols, informed consents, procedures and controls generally used by qualified experts in the animal, preclinical or clinical study of products comparable to those being developed by the Company.
          (g) The Company has provided Parent with copies of all notices of inspectional observations and establishment inspection reports received from Governmental Bodies relating to studies, trials and test conducted by the Company, or to the knowledge of the Company, conducted on behalf of the Company, that indicate or suggest lack of compliance with the regulatory requirements of such Governmental Bodies. The Company has made available to Parent for review all correspondence to or from all Governmental Bodies, and official minutes of meetings, contact with Governmental Bodies, notices of inspectional observations, and establishment inspection reports or from Governmental Bodies, or prepared by or which bear in any material way on the Company’s compliance with regulatory requirements of Governmental Bodies, or on the likelihood of timing of approval of any Company Pharmaceutical Products.
          (h) There are no proceedings pending with respect to a violation by the Company of the FDCA, FDA regulations adopted thereunder, the Controlled Substance Act or any other similar legislation or regulation promulgated by any other Governmental Body.

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     3.23 Company Action. The board of directors of the Company (at a meeting duly called and held or by written consent in accordance with the Company Constituent Documents) has (a) unanimously determined that the Merger is advisable and in the best interests of the Company and its stockholders, and (b) unanimously recommended the approval of this Agreement, the Company Charter Amendment and the Merger by the stockholders of the Company and directed that this Agreement, the Company Charter Amendment and the Merger be submitted to the stockholders of the Company for approval.
     3.24 Anti-Takeover Provisions. Each of the board of directors of the Company and the Company have taken all action necessary or required to render inapplicable to the Merger, this Agreement or any Related Agreement and the transactions contemplated herein or therein (a) any takeover provision in the Company Constituent Documents, (b) any takeover provision in any Company Contract and (c) any applicable state anti-takeover law.
     3.25 Finder’s Fee. Except for a fee set forth on Part 3.25 of the Company Disclosure Schedule payable to Jefferies & Company in consideration for their role as financial advisor to the Company in connection with the Merger, no broker, finder or investment banker or other Person is entitled to any brokerage, finder’s, success or other fee or commission in connection with the Merger or any of the other transactions contemplated hereby based upon arrangements made by or on behalf of the Company.
     3.26 Certain Payments. Neither the Company, nor any officer, employee, agent or other Person associated with or acting for or on behalf of the Company, has at any time, directly or indirectly:
          (a) used any corporate funds (i) to make any unlawful political contribution or gift or for any other unlawful purpose relating to any political activity, (ii) to make any unlawful payment to any governmental official or employee, or (iii) to establish or maintain any unlawful or unrecorded fund or account of any nature;
          (b) to the knowledge of the Company, made any false or fictitious entry, or knowingly failed to make any entry that should have been made, in any of the books of account or other records of the Company;
          (c) made any unlawful payment to any Person; or
          (d) agreed, committed, offered or attempted to take any of the actions described in clauses “(a)” through “(c)” above.
     3.27 Full Disclosure. The information supplied by the Company for inclusion in the Company Information Statement (including any Company Financial Statements) will not, as of the date of the Company Information Statement or as of the date such information is presented, (i) contain any statement that is inaccurate or misleading with respect to any material facts, or (ii) omit to state any material fact necessary in order to make such information, in the light of the circumstances under which such information will be provided to the Company Stockholders, not false or misleading.

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     3.28 Consideration Ceilings. The aggregate payments by Parent to which the Company Stockholders and holders of Company Options are entitled pursuant to Sections 2.1 and 2.2 do not exceed the Closing Consideration. The aggregate payments by Parent to which the Company Stockholders, holders of Company Options and participants in the Management Carve-Out Plan may be entitled pursuant to Sections 2.1, 2.2 and 2.5 shall not exceed, with respect to the Milestone described in Section 2.5(a)(i), $20,000,000, and with respect to the Milestone described in Section 2.5(a)(ii), $17,500,000.
Section 4. Representations and Warranties of Parent and Merger Sub.
     Parent and Merger Sub represent and warrant to the Company, as of the date hereof (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties will be made as of such date), as follows:
     4.1 Due Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and each of Parent and Merger Sub has all necessary corporate power and authority to (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used.
     4.2 Non-Contravention; Consents. Neither Parent’s nor Merger Sub’s (a) execution, delivery or performance of this Agreement or any Related Agreement to which it is a party, nor (b) the consummation of the Merger or any of the other transactions contemplated by this Agreement, will (with or without notice or lapse of time):
               (i) contravene, conflict with or result in a violation of any of the provisions of Parent’s or Merger Sub’s certificate of incorporation or bylaws;
               (ii) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or any of the Related Agreements or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which Parent or any Parent Subsidiary, or any of the assets owned or used by Parent or any Parent Subsidiary, is subject; or
               (iii) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any material Parent Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such material Parent Contract, (ii) accelerate the maturity or performance of any such material Parent Contract, or (iii) cancel, terminate or modify any such material Parent Contract.
Except for those filings, notices or Consents otherwise contemplated herein, Parent is not required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (y) Parent’s execution, delivery or performance of this Agreement or any of the Related Agreements, or (z) the consummation by Parent of the Merger or any of the other transactions contemplated by this Agreement.

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     4.3 Authority; Binding Nature of Agreement. Each of Parent and (subject to obtaining the requisite approval of Merger Sub’s sole stockholder in accordance with the DGCL) Merger Sub has the absolute and unrestricted right, power and authority to enter into and to perform their obligations under this Agreement and any Related Agreement to which it is a Party; and the execution, delivery and performance by each of Parent and Merger Sub of this Agreement and any Related Agreement to which it is a party has been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective boards of directors and no other corporate or other action (subject to obtaining the requisite approval of Merger Sub’s sole stockholder in accordance with the DGCL) on the part of either Parent or Merger Sub (including, without limitation, any consent or vote by Parent’s stockholders whether required by any applicable law, stock exchange, NASDAQ or otherwise) is necessary to authorize the execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its respective obligations under this Agreement and any Related Agreement to which it is a party. This Agreement and any Related Agreement to which Parent or Merger Sub is a party have been duly executed and delivered by each of Parent and Merger Sub, as applicable, and, assuming due authorization, execution and delivery by the other parties hereto, constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.
     4.4 Validity Parent Common Stock. Any Parent Common Stock that is issued in connection with the transactions contemplated hereby, if any, will, if and when issued, be validly issued, fully paid and nonassessable.
     4.5 SEC Documents. Since January 1, 2006, Parent has timely filed all required reports, schedules, forms, statements and other documents required to be filed by it with the SEC. As of their respective filing dates, Parent’s Annual Report on Form 10-K for its fiscal year ended December 31, 2006 and each statement or report filed by Parent with the SEC on or after the date of filing by Parent of such Annual Report on Form 10-K pursuant to Section 13 or 15(d) of the Exchange Act (collectively, the “SEC Documents”) complied in all material respects with the requirements of the Exchange Act and the published rules and regulations of the SEC, and none of the SEC Documents contained (at the time they were filed or if amended or superseded by a filing then on the date of such filing) any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected or amended by a subsequently filed SEC Document.
     4.6 Legal Proceedings; Orders. As of the date of this Agreement, there is no pending Legal Proceeding, and to the knowledge of Parent, no Person has threatened to commence any Legal Proceeding against Parent or Merger Sub, or to Parent’s knowledge, against another Person that challenges, or that could reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement or any of the Related Agreements.

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     4.7 Form S-3 Eligibility. Parent is eligible to register secondary offerings of securities, including the resale of Parent Common Stock, on a registration statement on Form S-3 under the Securities Act.
     4.8 Due Diligence Investigation. Parent has had an opportunity to discuss the business, management, operations and finances of the Company with the Company’s officers, directors, employees, agents, representatives and affiliates, and has had an opportunity to inspect the facilities of the Company. Parent has conducted its own independent investigation of the Company. Parent acknowledges and agrees that, except as expressly provided in Section 3 or in any other Related Agreement, or in the Compliance Certificate, or the certificates provided pursuant to Sections 7.5(v), 7.5(vi) and 7.5(viii), neither the Company nor any of the Company’s Representatives has made or is making any representations or warranties whatsoever, implied or otherwise, and (b) Parent did not rely on any representations or warranties other than those expressly provided in Section 3, in any other Related Agreement, in the Compliance Certificate, and in the certificates provided pursuant to Sections 7.5(v), 7.5(vi) and 7.5(viii), in connection with determining to enter into this Agreement.
     4.9 No Prior Activities. Merger Sub has not incurred nor will it incur any liabilities or obligations, except those incurred in connection with its organization and with the negotiation of this Agreement and the performance of its obligations hereunder and the consummation of the transactions contemplated by this Agreement and the Related Agreements, including the Merger. Except as contemplated by this Agreement and the Related Agreements, Merger Sub had not engaged in any business activities of any type or kind whatsoever, or entered into any agreements or arrangements with any Person, or become subject to or bound by any obligation or undertaking. As of the date of this Agreement, all of the issued and outstanding capital stock of Merger Sub is owned beneficially and of record by Parent, free and clear of all Encumbrances (other than those created by this Agreement and the transactions contemplated by this Agreement).
     4.10 Financial Ability to Perform. Parent has currently available cash funds or available borrowing capacity in the aggregate sufficient for Parent to pay the Merger Consideration as contemplated by this Agreement.
     4.11 Information Statement. The information supplied by Parent for inclusion in the Company Information Statement (including any financial statements of Parent) will not, as of the date of the Company Information Statement or as of the date such information is presented, (i) contain any statement that is inaccurate or misleading with respect to any material facts, or (ii) omit to state any material fact necessary in order to make such information, in the light of the circumstances under which such information will be provided to the Company Stockholders, not false or misleading.
Section 5. Certain Covenants of the Company and Parent.
     5.1 Access and Investigation. Subject to the Confidentiality Agreement, during the period from the date of this Agreement through the Effective Time (the “Pre-Closing Period”), the Company shall, and shall cause its Representatives to: (a) provide Parent and Parent’s Representatives with reasonable access during normal business hours to the Company’s facilities

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(as may be mutually agreed by the Company and Parent), Representatives, personnel, technology, operations and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company; and (b) provide Parent and Parent’s Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to the Company, and with such additional financial, operating and other data and information regarding the Company, as Parent may reasonably request in order to assist Parent in fulfilling its obligations under this Agreement and to facilitate the consummation of the transactions contemplated by this Agreement; provided, however, that Parent shall not interfere with any of the operations or business activities of the Company. Notwithstanding the foregoing, the Company shall not be required to provide access to or disclose information where such access or disclosure would waive the attorney-client privilege of any party or contravene any Law or binding agreement entered into prior to the date of this Agreement.
     5.2 Operation of the Company’s Business.
          (a) During the Pre-Closing Period, except as expressly contemplated by this Agreement and unless Parent otherwise consents in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall: (i) ensure that the Company conducts its business and operations (A) in the ordinary course and in accordance with past practices, and (B) in compliance in all material respects with all applicable Legal Requirements and in compliance in all material respects with the requirements of all Company Contracts; (ii) use its commercially reasonable efforts to ensure that the Company preserves intact its current business organization, keeps available the services of its current officers and employees and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the Company; (iii) keep in full force and effect (with the same scope and limits of coverage) all insurance policies identified in Part 3.17 of the Company Disclosure Schedule; and (iv) to the extent reasonably requested by Parent, cause its officers to report regularly to Parent concerning the status of the Company’s business.
          (b) During the Pre-Closing Period, except as expressly contemplated by this Agreement, the Company shall not (without the prior written consent of Parent):
               (i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (except that the Company may repurchase Company Common Stock from former employees pursuant to the terms of existing restricted stock purchase agreements or stock bonus agreements);
               (ii) other than the issuance of Company Capital Stock upon the exercise of Company Options, sell, issue, grant or authorize the issuance or grant of (i) any capital stock or other security, (ii) any option or right to acquire any capital stock or other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

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               (iii) amend or waive any of its rights under, or accelerate, or permit the acceleration of, or vesting under, any provision of any restricted stock purchase agreement or stock bonus agreement, or otherwise modify any of the terms of any restricted stock purchase agreement or stock bonus agreement, or amend or modify the terms of any Company Option;
               (iv) amend or permit the adoption of any amendment to the Company Constituent Documents, or effect, become a party to or authorize any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;
               (v) recognize any labor union or enter into any collective bargaining agreement;
               (vi) adopt a plan of complete or partial liquidation or dissolution or resolutions providing for or authorizing such a liquidation or a dissolution;
               (vii) form any Company Subsidiary or acquire any equity interest or other interest in any other Entity;
               (viii) make any capital expenditure outside the ordinary course of business or make any single capital expenditure in excess of $25,000; provided, however, that the maximum amount of all capital expenditures made on behalf of the Company during the Pre-Closing Period shall not exceed $50,000 in the aggregate;
               (ix) enter into or become bound by, or permit any of the assets owned or used by the Company to become bound by, any Company Contract that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value, or the performance of services having a value, in excess of $10,000 for any individual Company Contract or $20,000 in the aggregate for all Company Contracts under this clause (ix), or amend or terminate, or waive or exercise any material right or remedy under, any Company Contract;
               (x) acquire, lease or license any right or other asset from any other Person (except in each case for assets acquired, leased or licensed by the Company in the ordinary course of business and not having a value in excess of $10,000 individually, or $20,000 in the aggregate, on terms reasonably satisfactory to Parent) or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person, or waive or relinquish any material right;
               (xi) lend money to any Person (except that the Company may make routine travel advances to employees in the ordinary course of business), or incur or guarantee any indebtedness;
               (xii) establish, adopt or amend any Company Plan or collective bargaining agreement, pay any bonus or make any profit-sharing, cash incentive or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors or officers;

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               (xiii) dismiss any employee or hire any new employee having an annual salary in excess of $35,000;
               (xiv) change any of its methods of accounting or accounting practices in any respect other than as required by GAAP or recommended by the independent accounting firm pursuant to the audit contemplated by Section 5.6;
               (xv) make any material Tax election or except as required by applicable law file any Company Return;
               (xvi) commence or settle any Legal Proceeding;
               (xvii) enter into any material transaction or take any other material action outside the ordinary course of business and inconsistent with past practices;
               (xviii) enter into any transaction with any Related Party; or
               (xix) authorize, agree, commit or enter into any Contract to take any of the actions described in clauses “(i)” through “(xviii)” of this Section 5.2(b).
     5.3 Notification.
          (a) During the Pre-Closing Period, each party shall promptly notify the other party in writing of:
               (i) the discovery by such party of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes, or with the passage of time, could cause or constitute, an inaccuracy in or breach of any representation or warranty made by such party in this Agreement;
               (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by such party in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;
               (iii) any breach of any covenant or obligation of such party; and
               (iv) any event, condition, fact or circumstance that is likely to make the timely satisfaction of any condition set forth in Section 7 or Section 8 impossible or unlikely.
     5.4 No Negotiation.
          (a) The Company acknowledges and agrees that, during the Pre-Closing Period, the Company will not, and will not permit any of the Company’s Representatives to, directly or indirectly:

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               (i) solicit, initiate, encourage or facilitate the initiation or submission of any expression of interest, inquiry, proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction;
               (ii) participate in any discussions or negotiations or enter into any agreement with, or provide any information to, any Person (other than Parent) relating to or in connection with a possible Acquisition Transaction; or
               (iii) entertain, consider or accept any proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction.
          (b) The Company shall, and shall cause each of its Representatives to, immediately discontinue any ongoing discussions or negotiations (other than any ongoing discussions with Parent) relating to a possible Acquisition Transaction and shall promptly inform Parent of the receipt by the Company or any of its Representatives of any Acquisition Transaction proposal or any inquiries, indications of interest or offers relating to an Acquisition Transaction.
     5.5 Stockholder Approval.
          (a) As soon as practical after the date hereof, the Company shall take all action necessary under the Company Constituent Documents and all applicable Legal Requirements to submit this Agreement, the Merger and the Company Charter Amendment to the stockholders of the Company (and their Purchaser Representative (as defined in Rule 501 of the Securities Act) to the extent they are not Accredited Investors) for approval via written stockholder consent. The Company will prepare and distribute to the Company stockholders in connection with the solicitation of the Required Company Stockholder Approval an information statement in compliance with all applicable Legal Requirements and the Company Constituent Documents (the “Company Information Statement”) on the date of execution of this Agreement. The Company Information Statement shall include appropriate disclosure regarding Parent and the Parent Common Stock. Each of Parent and the Company agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party, or its counsel, may be required or appropriate for inclusion in the Company Information Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the Company Information Statement. The Company will promptly advise Parent, and Parent will promptly advise the Company, in writing if at any time prior to the Effective Time either the Company or Parent shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Company Information Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable Legal Requirements. The Company shall (i) solicit from stockholders of the Company in compliance with applicable Legal Requirements and the Company Constituent Documents consents to approve this Agreement, the Merger and the Company Charter Amendment and (ii) use its commercially reasonable efforts to obtain the Required Company Stockholder Approval and the requisite approval of the Company Charter Amendment by the Company Stockholders as soon as reasonably possible following the execution of this Agreement.

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          (b) The board of directors of the Company unanimously recommended that the Company’s stockholders vote to approve this Agreement, the Merger and the Company Charter Amendment (the “Recommendation”). The Company Information Statement shall include the Recommendation. Neither the board of directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, in a manner adverse to Parent, the Recommendation. For purposes of this Agreement, the Recommendation shall be deemed to have been modified in a manner adverse to Parent if such Recommendation shall no longer be unanimous.
          (c) If applicable, the Company shall promptly submit for approval by the Company’s stockholders by the requisite vote (and in a manner reasonably satisfactory to Parent) any payments or benefits that Parent reasonably determines may constitute a “parachute payment” pursuant to Section 280G of the Code, such that all such payments and benefits shall not be deemed to be “parachute payments” pursuant to Section 280G of the Code or shall be exempt from such treatment under such Section 280G, and deliver to Parent evidence satisfactory to Parent that a vote of the Company’s stockholders was received in conformance with Section 280G of the Code and the regulations thereunder, or that such requisite stockholder approval has not been obtained with respect to any payment or benefit that may be deemed to constitute a “parachute payment” within the meaning of Section 280G of the Code and as a consequence, that such “parachute payment” shall not be made or provided.
     5.6 Audit and Preparation of Company Financial Statements.
          (a) On or prior to the Closing Date, the Company, solely at its own cost and expense (subject to Section 9.3), and pursuant to the engagement of an independent accounting firm of reputable standing reasonably acceptable to Parent, shall cause to be initiated (i) an audit of the Company’s balance sheet as of December 31, 2006 and December 31, 2007 and the related income statements, statements of stockholders’ equity and statements of cash flow of the Company for the years then ended and (ii) a SAS 100 quarterly review for 2007, and shall use commercially reasonable efforts to complete the foregoing audit and SAS 100 review and to deliver the audited financial statements and SAS 100 quarterly review to Parent, in each case as promptly as possible. The Company shall use commercially reasonable efforts to cause the Company’s financial consultant to reasonably cooperate, with Parent to complete the foregoing audit and SAS 100 review and to deliver the audited financial statements and SAS 100 quarterly review to Parent.
          (b) The Company shall also reasonably cooperate, and shall use commercially reasonable efforts to cause the Company’s consultants to reasonably cooperate, with Parent in the preparation of any pro forma financial statements (including a balance sheet with accompanying detail support and the related income statement, statements of stockholders’ equity and statements of cash flow, in each case, to the extent requested by Parent) related to the Merger that Parent determines in its sole discretion to be required to comply with SEC filing requirements assuming consummation of the Merger.
     5.7 Bridge Note Election Notice. As soon as practical after the date hereof, the Company shall deliver to each holder of Bridge Notes, in a form reasonably satisfactory to Parent, a written notice describing the Merger and requesting that each such holder make a

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binding, irrevocable election to either (a) receive the two times (2x) cash payment provided for in Section 4 of the Bridge Notes in connection with the Closing or (b) convert such Bridge Notes into shares of Company Series A Stock in accordance with the calculations set forth in Section 4 of the Bridge Notes effective immediately prior to the Closing, in each case subject to the occurrence of the Closing (the “Bridge Note Election Notice”).
Section 6. Additional Covenants of the Parties.
     6.1 Filings and Consents; Additional Agreements. As promptly as practicable after the execution of this Agreement, each party to this Agreement (a) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, and (b) shall use all commercially reasonable efforts to obtain all Consents (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger and the other transactions contemplated by this Agreement. The Company shall (upon request) promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period. Parent shall promptly deliver to the Company a copy of each such filing made, each such notice given and each such Consent obtained by Parent during the Pre-Closing Period. In addition, Parent and the Company shall use commercially reasonable efforts (y) to cause the conditions set forth in Section 7, in the case of the Company, and in Section 8, in the case of Parent, to be satisfied as soon as practicable prior to the Termination Date and (z) to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other transactions contemplated by this Agreement and each Related Agreement as soon as practicable prior to the Termination Date. Parent shall cause Merger Sub to comply in all material respects with Merger Sub’s covenants and obligations set forth herein. Parent shall also use commercially reasonable efforts to maintain its existing listing on Nasdaq and promptly following the issuance by Parent of any Parent Common Stock as Merger Consideration shall file with Nasdaq a Notification Form for Listing of Additional Shares with respect to the shares of Parent Common Stock issued as Merger Consideration to the extent required by applicable Nasdaq rules.
     6.2 Regulatory Approvals. Parent and the Company shall use commercially reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed with any Governmental Body with respect to the Merger and the other transactions contemplated by this Agreement and each Related Agreement, and to submit promptly any additional information requested by any such Governmental Body.
     6.3 Public Announcements. During the Pre-Closing Period, (a) the Company shall not (and the Company shall not permit any Representative of the Company to) issue any press release or make any public statement regarding this Agreement or the Merger, or regarding any of the other transactions contemplated by this Agreement, without Parent’s prior written consent, and (b)  Parent shall not (and Parent shall not permit any Representative of Parent to) issue any press release or make any public statement regarding this Agreement or the Merger, or regarding any of the other transactions contemplated by this Agreement, without the Company’s prior written consent, provided, however, that nothing herein shall be deemed to prohibit Parent from making any public disclosure Parent deems necessary or appropriate under applicable Legal

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Requirements, provided Parent, if in its exercise of reasonable diligence has sufficient time to do so, has provided the Company a copy of any proposed public disclosure.
     6.4 FIRPTA Matters. At the Closing, (a) the Company shall deliver to Parent a form of notice to the Internal Revenue Service completed in accordance with the requirements of Treasury Regulation Section 1.897-2(h) and in form and substance reasonably satisfactory to Parent (“FIRPTA Certificate”) along with the written authorization for Parent to deliver such FIRPTA Certificate to the Internal Revenue Service on behalf of the Company upon the closing of the Merger.
     6.5 Actions With Respect to Company Plans. Upon Parent’s written request, the Company shall provide any notices or take any other actions reasonably necessary to enable Parent to be able to terminate each of the Company Plans following the Closing (or following any requisite notice period). The Company agrees to make all payments and premiums required under the Company Plans that are due and payable prior to the Closing, including payments and premiums covering periods following the Closing.
     6.6 Employee Matters.
          (a) Subject to the final sentence of Section 6.7(b) and the execution by the Key Employees of the forms of Employment Agreements which are attached hereto as Exhibit C, at the Effective Time, Parent shall continue to provide the Key Employees with “at will” employment pursuant to the terms of the forms of such Employment Agreements.
          (b) Subject to any eligibility requirements and any employment agreements between Parent and the Key Employees, Parent may, in its discretion, enroll all Key Employees in Parent plans, programs, policies, practices, contracts, agreements or other arrangements providing for employment, compensation, retirement, deferred compensation, loans, severance, separation, termination pay, performance awards, bonus, incentive, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, supplemental retirement, fringe benefits, cafeteria benefits or other benefits, whether written or unwritten, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA (the “Parent Employee Plans”), to the extent applicable, which are provided to similarly situated employees of Parent based on levels of responsibility. Nothing in this Section 6.7 is intended to prevent Parent from terminating any Parent Employee Plan or Company Plan. The parties hereto acknowledge and agree that all provisions contained in this Section 6.7 with respect to Key Employees are included for the sole benefit of the respective parties hereto and shall not create any right in any other Person, including, without limitation, any Key Employees, former employees of the Company, any participant in any Company Plan or Parent Employee Plan or any beneficiary thereof.
          (c) As promptly as practicable after the Closing and subject to approval by Parent’s board of directors, Parent shall grant the Key Employees an option to acquire Parent Common Stock in an amount determined by Parent’s board of directors.

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     6.7 Tax Matters.
          (a) The Stockholders’ Representative, the Company and Parent shall cooperate in both (i) the preparation of all Tax Returns for any Tax Periods for which one party could reasonably require the assistance of the other parties in obtaining any necessary information and (ii) any subsequent audits, claims, contests, litigation or other proceedings with respect to Taxes of the Company for which one party could reasonably require the assistance of the other parties (collectively, “Tax Proceedings”). Such cooperation shall include, but not be limited to, furnishing prior years’ Tax Returns or return preparation packages to the extent related to the Company, illustrating previous reporting practices or containing historical information relevant to the preparation of such Tax Returns, and furnishing such other information within such party’s possession reasonably requested by the parties filing such Tax Returns or participating in Tax Proceedings relating to such Tax Returns, as is relevant to the preparation of such Tax Returns or the conduct of such Tax Proceedings, respectively. Such cooperation and information also shall include, without limitation, promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any applicable Governmental Body, and providing copies of all relevant Tax Returns to the extent related to the Company and reasonably requested by the requesting party, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by any Governmental Body and records concerning the ownership and Tax basis of property, which the requested party may possess and in each case related to the Company. The parties agree to retain all books and records in their possession with respect to Tax matters pertinent to the Company relating to any Pre-Closing Tax Period until the later of (i) the expiration of the applicable statute of limitations (and, to the extent notified by Parent, any post-closing extensions thereof) or (ii) the expiration of any applicable record retention requirements imposed by any Governmental Body. The parties shall make their respective employees and facilities available on a mutually convenient basis to explain any documents or information provided hereunder. Each party shall bear its own costs in complying with this Section 6.7(a).
          (b) The Parent or the Surviving Corporation shall prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns of the Company for Pre-Closing Tax Periods that are filed after the Closing Date.
          (c) Any payments made to the Stockholders’ Representative, the Company or Parent pursuant to Section 10 shall constitute an adjustment to the Merger Consideration and shall be treated as such by the Company Stockholders, the Company and Parent on their Tax Returns to the extent permitted by law.
Section 7. Conditions Precedent to Obligations of Parent and Merger Sub.
     The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement and the Related Agreements are subject to the satisfaction or written waiver by Parent, at or prior to the Closing, of each of the following conditions:
     7.1 Accuracy of Representations. Each of the representations and warranties made by the Company in this Agreement in connection with the transactions contemplated by this Agreement shall have been accurate in all material respects as of the date of this Agreement (without giving double effect to any materiality qualifications), and shall be accurate in all

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material respects as of the Closing Date as if made on the Closing Date (without giving double effect to any materiality qualifications) except that those representations and warranties that are made as of a specific date need only be true and correct in all material respects as of such date (without giving double effect to any materiality qualifications).
     7.2 Performance of Covenants. All of the covenants and obligations that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.
     7.3 Stockholder Approval. This Agreement and the Merger shall have been duly approved by the Required Company Stockholder Approval, and the Company Charter Amendment shall have been duly approved by the requisite stockholder vote.
     7.4 Consents. All Consents listed on Part 7.4 of the Company Disclosure Schedule shall have been obtained, shall be in full force and effect and all relevant statutory, regulatory or other governmental waiting periods, if any, whether domestic, foreign or supranational shall have expired.
     7.5 Agreements and Documents. Parent shall have received the following agreements and documents, each of which shall be in full force and effect:
               (i) the Escrow Agreement in the form of Exhibit G, executed by the Escrow Agent and the Stockholders’ Representative;
               (ii) a Proprietary Rights Agreement in the form of Exhibit I, executed by each Key Employee;
               (iii) written resignations of all officers and directors of the Company, effective as of the Effective Time;
               (iv) a certificate signed on behalf of the Company by the President of the Company representing and warranting that the conditions set forth in Section 7.1, Section 7.2, and, with respect to the Company, Section 7.4 have been duly satisfied (the “Company Compliance Certificate”);
               (v) a certificate signed by the President of the Company certifying the accuracy in all respects of the Merger Consideration Spreadsheet;
               (vi) Employment Agreements in the form of Exhibit C, executed by each Key Employee set forth on Exhibit B;
               (vii) a certificate, dated as of the Closing Date, signed by the Secretary of the Company (i) attaching true and correct copies of the certificate of incorporation and bylaws, and any amendments thereto, of the Company, (ii) certifying that attached thereto are true and correct copies of actions by written consent or resolutions duly approved by the board of directors and stockholders of the Company which authorize and approve the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby, including the Merger, and the Company Charter Amendment, (iii) certifying that there are no

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proceedings for the dissolution or liquidation of the Company and (iv) certifying the incumbency, signature and authority of the officers of the Company authorized to execute, deliver and perform this Agreement and all Related Agreements executed or to be executed by the Company;
               (viii) Affiliate Agreements in the form of Exhibit M, executed by the Persons identified on Exhibit L and by any other Person who could reasonably be deemed to be an “affiliate” of the Company for purposes of the Securities Act;
               (ix) Retention Agreement in the form of Exhibit N, and the escrow agreement referenced therein, executed by each Key Employee set forth on Exhibit B;
               (x) Non-Competition Agreements in the form of Exhibit O, executed by the stockholder set forth on Exhibit P;
               (xi) Bridge Note Election Notices, executed by each holder of Bridge Notes; and
               (xii) Optionee Consents in the form of Exhibit H, executed by each holder of a Company Option identified in the Merger Consideration Spreadsheet as an individual entitled to receive a Closing Option Payment.
     7.6 No Material Adverse Effect. There shall not have occurred any event, fact or circumstance which has resulted in, or could reasonably be expected to result in, a Material Adverse Effect on the Company.
     7.7 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.
     7.8 No Other Litigation. There shall not be pending any Legal Proceeding by any Governmental Body (a) which could reasonably be expected to have a Material Adverse Effect on the Company; (b) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (c) relating to the Merger and seeking to obtain from Parent or any Parent Subsidiary, or the Company, any damages or other relief that may be material to Parent; (d) seeking to prohibit or limit in any material respect Parent’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Company; or (e) which, if unfavorably adjudicated, would materially and adversely affect the right of Parent or the Surviving Corporation to own the assets or operate the business of the Company.
     7.9 FIRPTA Compliance. Parent shall have received the statement referred to in Section 6.5(a).
     7.10 Termination of All Company Options. The Company shall have provided evidence reasonably satisfactory to Parent that the Company, the Company’s board of directors and/or the Company Stockholders have taken such actions in accordance with the provisions of

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the stock option plans under which the Company Options were issued as in effect at their time of issuance, to ensure that from and after the Effective Time all Company Options no longer represent the right to purchase or otherwise acquire any Company Capital Stock, any other equity security or any other consideration (other than the Closing Option Payments and Milestone Merger Consideration, if any) of the Company, the Merger Sub, Parent, Surviving Corporation or any other Person.
     7.11 280G Stockholder Approval.
          (a) Each Person identified on Schedule 7.11(a) shall have executed and delivered to the Company a 280G Waiver in the form of Exhibit K, and such 280G Waiver shall be in full force and effect immediately prior to the Effective Time.
          (b) With respect to any payments and/or benefits that Parent reasonably determines may constitute “parachute payments” under Section 280G of the Code with respect to any employees of the Company, the stockholders of the Company shall have (i) approved, pursuant to the method provided for in the regulations promulgated under Section 280G of the Code, any such “parachute payments” or (ii) shall have voted upon and disapproved such parachute payments.
     7.12 Company Indebtedness and Cash Schedule. Parent and the Company shall have approved the Company Indebtedness and Cash Schedule.
     7.13 Investor Questionnaires. A sufficient number of the Company Stockholders and holders of Company Options shall have executed and delivered to the Company Investor Questionnaires in the form set forth on Exhibit F to enable Parent to determine whether a portion of the Milestone Merger Consideration, if any, can be issued in the form of Parent Common Stock in an exchange that is exempt from registration pursuant to Regulation D under the Securities Act.
Section 8. Conditions Precedent to Obligations of the Company.
     The obligations of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement and the Related Agreements are subject to the satisfaction or written waiver by the Company, at or prior to the Closing, of the following conditions:
     8.1 Accuracy of Representations. Each of the representations and warranties made by Parent and Merger Sub in this Agreement shall have been accurate in all material respects as of the date of this Agreement (without giving double effect to any materiality qualifications), and shall be accurate in all material respects as of the Closing Date (without giving double effect to any materiality qualifications) except that those representations and warranties that are made as of a specific date need only be true and correct in all material respects as of such date (without giving double effect to any materiality qualifications).
     8.2 Performance of Covenants. All of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

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     8.3 Documents. The Company shall have received (a) a certificate signed on behalf of Parent by an executive officer of Parent representing and warranting that the conditions set forth in Section 8.1 and Section 8.2, and with respect to Parent and Merger Sub, Section 8.5 have been duly satisfied, and (b) the Escrow Agreement in the form of Exhibit G, executed by the Escrow Agent and Parent.
     8.4 Stockholder Approval. This Agreement shall have been duly approved by the Required Company Stockholder Approval.
     8.5 Consents. All material Consents required to be obtained by Parent and the Merger Sub in connection with the Merger and the other transactions contemplated by this Agreement from any Person or Governmental Body shall have been obtained, shall be in full force and effect and all relevant statutory, regulatory or other governmental waiting periods, if any, whether domestic, foreign or supranational shall have expired.
     8.6 Company Indebtedness and Cash Schedule. The Company and Parent shall have approved the Company Indebtedness and Cash Schedule.
     8.7 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.
     8.8 No Other Litigation. There shall not be pending any Legal Proceeding by any Governmental Body (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; or (b) which, if unfavorably adjudicated, would materially and adversely affect the right of Parent or the Surviving Corporation to own the assets or operate the business of the Company, Parent or any of its Subsidiaries.
     8.9 Filing of Company Charter Amendment. The Company Charter Amendment shall have been filed with and accepted by the Secretary of State of the State of Delaware.
Section 9. Termination.
     9.1 Termination Events. This Agreement may be terminated prior to the Closing:
          (a) by mutual written consent of Parent and the Company;
          (b) by either Parent or the Company, if any Order by any Governmental Body of competent jurisdiction preventing or prohibiting consummation of the Merger shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 9.1(b) must have used all reasonable efforts to remove any such Order;
          (c) by Parent if, within seven (7) business days of the date of execution of this Agreement the Required Company Stockholder Approval shall not have been obtained;

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          (d) by Parent if any of the Company’s representations and warranties contained in this Agreement shall have been materially inaccurate as of the date of this Agreement or shall have become materially inaccurate as of any subsequent date (as if made on such subsequent date) except for those representations and warranties that are made as of a specific date, or if any of the Company’s covenants contained in this Agreement shall have been breached in any material respect; provided, however, that Parent may not terminate this Agreement under this Section 9.1(d) on account of an inaccuracy in the Company’s representations and warranties or on account of a breach of a covenant by the Company if such inaccuracy or breach is curable by the Company unless the Company fails to cure such inaccuracy or breach within five (5) days after receiving written notice from Parent of such inaccuracy or breach;
          (e) by the Company if any of Parent’s or Merger Sub’s representations and warranties contained in this Agreement shall have been materially inaccurate as of the date of this Agreement or shall have become materially inaccurate as of any subsequent date (as if made on such subsequent date) except for those representations and warranties that are made as of a specific date, or if any of Parent’s or Merger Sub’s covenants contained in this Agreement shall have been breached in any material respect; provided, however, that the Company may not terminate this Agreement under this Section 9.1(e) on account of an inaccuracy in Parent’s or Merger Sub’s representations and warranties or on account of a breach of a covenant by Parent or Merger Sub if such inaccuracy or breach is curable unless Parent or Merger Sub fails to cure such inaccuracy or breach within five (5) days after receiving written notice from the Company of such inaccuracy or breach; or
          (f) by Parent or the Company if the Closing has not taken place on or before March 31, 2008 (the “Termination Date”) (other than as a result of any failure on the part of the party attempting to terminate this Agreement (including, if Parent is attempting to terminate this Agreement, any failure on the part of Merger Sub) to comply with or perform any of its covenants or obligations set forth in this Agreement).
     9.2 Termination Procedures. If either party wishes to terminate this Agreement pursuant to Section 9.1, it shall deliver to the other party a written notice stating that it is terminating this Agreement and setting forth a brief description of the basis on which it is terminating this Agreement.
     9.3 Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) neither the Company nor Parent or Merger Sub shall be relieved of any obligation or liability arising from any inaccuracy or prior breach by such party of any representation, warranty, covenant or other provision of this Agreement; (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 13; and (c) no party hereto shall be liable to the other for any consequential or punitive damages. If this Agreement is terminated by Parent or the Company pursuant to Sections 9.1(a) or (e), then concurrently with any such termination of this Agreement, Parent shall pay to the Company an amount in cash equal to the reasonably documented incremental fees of the independent accounting firm under Section 5.6 incurred by the Company in connection with fulfilling its obligations under Section 5.6, such amount not to exceed $39,000.

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Section 10. Indemnification, Etc.
     10.1 Survival of Representations, Etc.
          (a) The representations and warranties made by the Company in this Agreement (including the Company Disclosure Schedule), the Company Compliance Certificate or in the certificates provided pursuant to Sections 7.5(v), 7.5(vi) or 7.5(viii) shall survive the Closing and expire at the termination of the Escrow Claim Period; provided, however, that (A) if, at any time prior to the end of the Escrow Claim Period, any Parent Indemnitee delivers to the Stockholders’ Representative a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by the Company for which the Escrow Claim Period has not expired (and setting forth in reasonable detail the basis for such Parent Indemnitee’s belief that such an inaccuracy or breach may exist and a good faith estimate of its indemnifiable Damages in respect of such claim) and asserting a claim for recovery under Section 10.2 based on such alleged inaccuracy or breach, then the representation or warranty underlying the claim asserted in such notice shall survive the end of the Escrow Claim Period until such time as such claim is fully and finally resolved and for the sole purpose of remaining in effect in order to permit such claim to be fully and finally resolved; (B) the representations and warranties in Section 3.3 (Capitalization) and Section 3.9 (Intellectual Property) shall survive until the later of the end of the Escrow Claim Period or the final Milestone Merger Consideration Payment Date, if any; and (C) the representations and warranties in Section 3.14 (Tax Matters) shall survive for a period equal to the applicable statute of limitations and any extensions thereof plus thirty (30) days (with the understanding by all the parties hereto that if, at any time prior to the expiration of the representations and warranties in Section 3.14 (Tax Matters), any Parent Indemnitee delivers to the Stockholders’ Representative a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by the Company in Section 3.14 (Tax Matters) for which the representations and warranties in Section 3.14 (Tax Matters) have not expired (and setting forth in reasonable detail the basis for such Parent Indemnitee’s belief that such an inaccuracy or breach may exist and a good faith estimate of its indemnifiable Damages in respect of such claim) and asserting a claim for recovery under Section 10.2 based on such alleged inaccuracy or breach, then the representation or warranty underlying the claim asserted in such notice shall survive the expiration of the representations and warranties in Section 3.14 (Tax Matters) until such time as such claim is fully and finally resolved and for the sole purpose of remaining in effect in order to permit such claim to be fully and finally resolved). All representations and warranties made by Parent and Merger Sub shall survive the Closing and expire at the termination of the Escrow Claim Period. All of the covenants, agreements and obligations of the parties contained in this Agreement or any other document, certificate, schedule or instrument delivered or executed in connection herewith shall survive (i) until fully performed or fulfilled, unless non-compliance with such covenants, agreements or obligations is waived in writing by the party or parties entitled to such performance or (ii) if not fully performed or fulfilled, until the expiration of the relevant statute of limitations.
          (b) The representations, warranties, covenants and obligations of the Company, and the rights and remedies that may be exercised by the Parent Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Parent Indemnitees or any of their

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Representatives subject to any exceptions or qualifications set forth in the Company Disclosure Schedule. The parties recognize and agree that the representations and warranties also operate as bargained for promises and risk allocation devices and that, accordingly, any party’s knowledge, and the waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification or payment of Damages pursuant to this Section 10, or other remedy based on such representations, warranties, covenants, and obligations.
          (c) For purposes of this Section 10, each statement or other item of information set forth in the Company Disclosure Schedule shall be deemed to be a representation and warranty or a qualification to a representation or warranty, as the case may be, made by the Company in this Agreement.
     10.2 Indemnification by Company.
          (a) From and after the Closing Date (but subject to Section 10.1(a) and the limitations set forth in Section 10.3 below), each Parent Indemnitee shall be held harmless and shall be indemnified from and against, and shall be compensated, reimbursed and paid for, any Damages which are directly or indirectly suffered or incurred by any Parent Indemnitee or to which any Parent Indemnitee may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are directly or indirectly connected with: (i) any inaccuracy in or breach or (solely in the case of a third-party claim that, if determined in favor of the applicable third party, would result in a breach) alleged breach of any representation or warranty of the Company set forth in this Agreement, in the Company Compliance Certificate, or in the certificates provided pursuant to Sections 7.5(v), 7.5(vi) or 7.5(viii); or (ii) any breach or (solely in the case of a third-party claim that, if determined in favor of the applicable third party, would result in a breach) alleged breach of any covenant or obligation of the Company set forth in this Agreement (including the covenants set forth in Sections 5 and 6) to be performed on or prior to Closing (without giving effect, in each case, to any information provided by the Company pursuant to Section 5.3); or (iii) any Company Indebtedness that was not considered in calculation of the Closing Consideration as set forth in the Merger Consideration Spreadsheet delivered pursuant to Section 2.13(c); or (iv) any Legal Proceeding relating to any inaccuracy or breach of the type referred to in clauses (i) or (ii) above (including any Legal Proceeding commenced by any Parent Indemnitee for the purpose of enforcing any of its rights under this Section 10 if a Parent Indemnitee is the prevailing party therein).
          (b) In the event the Surviving Corporation suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach or (solely in the case of a third-party claim that, if determined in favor of the applicable third party, would result in a breach) alleged breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the Surviving Corporation as a Parent Indemnitee) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Damages as a result of and in connection with such inaccuracy or breach.

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          (c) In the event any Parent Indemnitee shall suffer any Damages for which such Parent Indemnitee is entitled to indemnification under this Section 10, such Parent Indemnitee shall be entitled to recover such Damages by, first, obtaining the amount of Escrow Funds equal in value to the aggregate amount of such Damages, and, second, once no Escrow Funds remain in the Escrow Fund and only in the case of inaccuracies in or breaches or (solely in the case of a third-party claim that, if determined in favor of the applicable third party, would result in a breach) alleged breaches of any of the representations and warranties in Section 3.3 (Capitalization), Section 3.9 (Intellectual Property) and Section 3.14 (Tax Matters) while such representations and warranties survive as set forth in Section 10.1(a), by setting off the amount of such Damages (or the remaining amount of such Damages, after giving effect to any amounts obtained for such Damages from the Escrow Fund) against up to ten percent (10%) of the Milestone Merger Consideration remaining to be paid in accordance with Section 10.7, with such recovery to be made from the Escrow Funds (or set off up to ten percent (10%) against the Milestone Merger Consideration) on a basis proportional to each Company Stockholder’s pro rata interest in the Escrow Funds based upon the most recent calculation of the Merger Consideration pursuant to Section 2.1. For the avoidance of doubt, and subject to the immediately succeeding sentence, in the case of any breach of the representations and warranties in Section 3.3 (Capitalization), Section 3.9 (Intellectual Property) or Section 3.14 (Tax Matters) while such representations and warranties survive as set forth in Section 10.1(a), in the event all Damages for which the Parent Indemnitees are otherwise entitled to indemnification under this Section 10 exceed the Escrow Funds but no Milestone Merger Consideration ever becomes payable, then the Escrow Funds alone shall be the sole and exclusive remedy of the Parent Indemnitees with respect to any breach of any such representation or warranty. In addition to the foregoing, in the case of actual fraud or intentional misrepresentation made with the intent of inducing Parent to enter into this Agreement and upon which Parent has relied, the Parent Indemnitees shall be entitled to bring suit for Damages without any limitation against any and all Company Stockholders who have committed or participated in such fraud or intentional misrepresentation.
          (d) If the amount of any Damages for which indemnification is provided under this Agreement gives rise to a reduction in the Tax liability of the Indemnified Party making the claim (a “Tax Benefit”), the indemnity payment shall be reduced by the amount of the Tax Benefit. If the Parent Indemnitee actually realizes a Tax Benefit on account of such Damages after an indemnification payment has been made to it, the Parent Indemnitee shall promptly pay to the Stockholders’ Representative the amount of such Tax Benefit at such time or times as and to the extent that such Tax Benefit is actually realized by the Parent Indemnitee. The Parent Indemnitee shall be deemed to have “actually realized” a Tax Benefit in any given taxable year to the extent the amount of Taxes payable by the Parent Indemnitee in such Taxable year is reduced below the amount of Taxes the Parent Indemnitee would have been required to pay but for the incurrence or payment of such Damages.
     10.3 Threshold/Limitations.
          (a) Subject to Section 10.3(b), the Parent Indemnitees shall not be entitled to any indemnification payment pursuant to Section 10.2(a)(i) (and under Section 10.2(a)(iv) with respect to a Legal Proceeding relating to a claim under Section 10.2(a)(i)), until such time as the total amount of all Damages that have been directly or indirectly suffered or incurred by any one

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or more of the Parent Indemnitees, or to which any one or more of the Parent Indemnitees has or have otherwise become subject, exceeds $250,000 in the aggregate (the “Basket”). If the total amount of such Damages exceeds the Basket, then the Parent Indemnitees shall, subject to the other limitations contained herein, be entitled to be indemnified against and compensated and reimbursed for the full amount of such Damages, including the amount of the Basket.
          (b) The limitations that are set forth in Section 10.3(a) shall not apply: (i) in the case of actual fraud or intentional misrepresentation made with the intent of inducing Parent to enter into this Agreement and upon which Parent has relied; (ii) to any inaccuracies in or omissions from any of the amounts set forth in the Merger Consideration Spreadsheet delivered pursuant to Section 2.13(c) or any Damages resulting from a breach of the representation in Section 3.28; or (iii) to the amounts of any Company Indebtedness that was not considered or included in the calculation of the Closing Consideration.
          (c) Subject to Section 10.3(d), in the event the Stockholders’ Representative on behalf of the Company Stockholders or any of the Company Stockholders or their Affiliates, Representatives or successors and assigns directly or indirectly suffers or incurs or otherwise becomes subject to Damages arising from or as a result of, or directly or indirectly connected with, any inaccuracy in or breach or (solely in the case of a third-party claim that, if determined in favor of the applicable third party, would result in a breach) alleged breach of any representation or warranty of Parent set forth in this Agreement, or the certificate delivered by Parent pursuant to Section 8.3(a) (without giving effect, in each case, to any information provided by Parent pursuant to Section 5.3), or with respect to any Legal Proceeding relating thereto, Parent shall not be required to reimburse or otherwise pay any of such Persons for any of such Damages until such time as the total amount of all such Damages exceeds, in the aggregate, the Basket. If the total amount of such Damages exceeds the Basket, then, to the extent Parent is found liable, Parent shall, subject to the other limitations contained herein, reimburse or otherwise pay for the full amount of such Damages, including the amount of the Basket.
          (d) The limitations set forth in Section 10.3(c) shall not apply in the case of actual fraud or intentional misrepresentation made with the intent of inducing the Company to enter into this Agreement and upon which the Company has relied.
     10.4 No Contribution. The Company Stockholders shall not have and shall not exercise or assert (or attempt to exercise or assert) any right of contribution, right of indemnity or other right or remedy against the Surviving Corporation in connection with any indemnification obligation or any other liability to which such Company Stockholders may become subject under or in connection with this Agreement or the Escrow Agreement.
     10.5 Defense of Third Party Claims.
          (a) In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against the Surviving Corporation, against Parent or against any other Person) with respect to which any of the Parent Indemnitees may be entitled to indemnification pursuant to this Section 10, Parent shall promptly give the Stockholders’ Representative and the Escrow Agent written notice (a “Claim Notice”) of such claim (a “Claim”) or Legal Proceeding. If the contents and delivery of a Claim Notice satisfy the content

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and delivery requirements of an Indemnification Demand pursuant to Section 10.6, then such Claim Notice shall also be deemed to be an Indemnification Demand. The Claim Notice shall be accompanied by reasonable supporting documentation submitted by the third party making such Claim (to the extent then in the possession of Parent) and shall describe in reasonable detail (to the extent known by Parent) the facts constituting the basis for such Claim and the amount of the claimed Damages; provided, however, that no delay or failure on the part of Parent in delivering a Claim Notice shall relieve the Escrow Fund or the Milestone Merger Consideration or the Company Stockholders from any indemnification liability hereunder except to the extent such failure materially prejudices the defense of such Claim or Legal Proceeding.
          (b) Within thirty (30) days of delivery of the Claim Notice, if Parent has not elected to proceed with the defense of such Claim or Legal Proceeding on its own, the Stockholders’ Representative may elect (by written notice delivered to Parent) to take all necessary steps to contest any Claim or Legal Proceeding involving third parties or to prosecute such Claim or Legal Proceeding to conclusion or settlement. If the Stockholders’ Representative makes the foregoing election, a Parent Indemnitee will have the right to participate at its own expense in all proceedings. If the Stockholders’ Representative does not make such election within such period or fails to diligently contest such Claim or Legal Proceeding after such election, then the Parent Indemnitee shall be free to handle the prosecution or defense of any such Claim or Legal Proceeding, and will take all necessary steps to contest the Claim or Legal Proceeding involving third parties or to prosecute such Claim or Legal Proceeding to conclusion or settlement, and will notify the Stockholders’ Representative of the progress of any such Claim or Legal Proceeding, will permit the Stockholders’ Representative, at the sole cost of the Stockholders’ Representative, to participate in such prosecution or defense and will provide the Stockholders’ Representative with reasonable access to all relevant information and documentation relating to the Claim or Legal Proceeding and the prosecution or defense thereof. If Parent proceeds with the defense of any such Claim or Legal Proceeding as the Parent Indemnitee in these circumstances, all Parent’s expenses relating to the defense of such Claim or Legal Proceeding shall be recovered by obtaining an amount of Escrow Funds equal in value to the aggregate amount of such expenses. Such recovery shall be made from the Escrow Funds on a basis proportional to the Escrow Funds contributed under the Escrow Agreement by or on behalf of each Company Stockholder based upon the most recent calculation of the distribution of the Merger Consideration pursuant to Section 2.1. In the event that the Escrow Funds remaining in the Escrow Fund are insufficient to permit recovery by Parent of all such expenses, and the Claim or Legal Proceeding relates to inaccuracies in or breaches or (solely in the case of a third-party claim that, if determined in favor of the applicable third party, would result in a breach) alleged breaches of any of the representations and warranties in Section 3.3 (Capitalization), Section 3.9 (Intellectual Property) and Section 3.14 (Tax Matters), Parent shall be entitled to set off all or a portion of the amount of such deficiency against up to ten percent (10%) of the Milestone Merger Consideration remaining to be paid in accordance with Section 10.7, with any such set-off to be allocated among the Company Stockholders on a basis proportional to the Escrow Funds contributed under the Escrow Agreement by or on behalf of each Company Stockholder.
          (c) Neither party will compromise or settle any such Claim or Legal Proceeding without the written consent of either Parent (if the Stockholders’ Representative defends the Claim or Legal Proceeding) or the Stockholders’ Representative (if Parent or other

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Parent Indemnitees defend the Claim or Legal Proceeding), such consent not to be unreasonably withheld. In any case, the party not in control of the Claim or Legal Proceeding will cooperate with the other party in the conduct of the prosecution or defense of such Claim or Legal Proceeding. In the event Parent delivers a Claim Notice in connection with a claim for indemnification with respect to third party claims for which the procedures set forth in Section 10.5(a), (b) and (c) have been followed, Parent shall comply with the procedures set forth in Section 10.6(a), (b), (c) and (d) hereof and in the Escrow Agreement. Any such procedures shall be in addition to and not in lieu of the indemnification procedures set forth in Section 10.5(a), (b) and (c).
     10.6 Indemnification Claims.
          (a) In order for any Parent Indemnitee to seek indemnification under this Section 10, Parent shall deliver, in good faith, a written demand (an “Indemnification Demand”) to the Stockholders’ Representative and the Escrow Agent which contains (i) a description and the amount (the “Asserted Damages Amount”) of any Damages incurred or reasonably expected to be incurred by the Parent Indemnitee, (ii) a statement that the Parent Indemnitee is entitled to indemnification under this Section 10 for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages.
          (b) Within twenty (20) days after delivery of an Indemnification Demand to the Stockholders’ Representative, the Stockholders’ Representative shall deliver to Parent a written response (the “Response”) in which the Stockholders’ Representative shall: (i) agree that the Parent Indemnitee is entitled to receive all of the Asserted Damages Amount, and the Stockholders’ Representative and Parent shall deliver to the Escrow Agent, within three (3) days following the delivery of the Response, a written notice executed by both such parties instructing the Escrow Agent to disburse the full Asserted Damages Amount to the extent of the remaining Escrow Funds to Parent; (ii) agree that the Parent Indemnitee is entitled to receive part, but not all, of the Asserted Damages Amount (such portion, the “Agreed Portion”), and the Stockholders’ Representative and Parent shall deliver to the Escrow Agent, within three (3) days following the delivery of the Response, a written notice executed by both such parties instructing the Escrow Agent to disburse the Agreed Portion to the extent of the remaining Escrow Funds to Parent; or (iii) dispute that the Parent Indemnitee is entitled to receive any of the Asserted Damages Amount.
          (c) In the event that the Stockholders’ Representative shall (i) dispute that the Parent Indemnitee is entitled to receive any of the Asserted Damages Amount, or (ii) agree that the Parent Indemnitee is entitled to only the Agreed Portion of the Asserted Damages Amount, the Stockholders’ Representative and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of the indemnification claims that comprise the Asserted Damages Amount (or the portion of the Asserted Damages Amount not comprising the Agreed Portion). If the Stockholders’ Representative and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both such parties and shall be furnished to the Escrow Agent. If no such agreement can be reached after good faith negotiation within sixty (60) days after delivery of a Response, either Parent or the Stockholders’

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Representative may demand arbitration of any matter set forth in the applicable Indemnification Demand.
          (d) If no agreement is reached, the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to Parent and the Stockholders’ Representative. In the event that, within thirty (30) days after submission of any dispute to arbitration, Parent and the Stockholders’ Representative cannot mutually agree on one arbitrator, then the parties shall arrange for the American Arbitration Association to designate a single arbitrator in accordance with the rules of the American Arbitration Association. Any such arbitration shall be held in San Diego County, California, under the rules and procedures then in effect of the American Arbitration Association. The arbitrator shall determine how all expenses relating to the arbitration shall be paid, including the respective expenses of each party, the fees of the arbitrator and the administrative fee of the American Arbitration Association. The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing Parent and the Stockholders’ Representative an opportunity, adequate in the sole judgment of the arbitrator to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator as to the validity and amount of any indemnification claim in such Indemnification Demand shall be subject to the limitations set forth in this Agreement and final, binding and conclusive upon the parties. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator. All payments required by the arbitrator shall be made within thirty (30) days after the decision of the arbitrator is rendered. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction.
     10.7 Setoff Rights. Without duplication of any Claim for indemnification under Section 10.2, Parent may withhold and set off against up to ten percent (10%) of any amounts due the Company Stockholders with respect to the Milestone Merger Consideration, any amount as to which any Parent Indemnitee is entitled to indemnification pursuant to Section 10.2 with respect to inaccuracies in or breaches or (solely in the case of a third-party claim that, if determined in favor of the applicable third party, would result in a breach) alleged breaches of any of the representations and warranties in Section 3.3 (Capitalization), Section 3.9 (Intellectual Property) and Section 3.14 (Tax Matters), subject to the limitations in Sections 10.1 and 10.3. Parent and the Stockholders’ Representatives shall follow the procedures set forth in Sections 10.5 and 10.6 for handling indemnification claims (both based on third-party suits and directly) between the parties in the event Parent seeks to set off any amounts against Milestone Merger Consideration remaining to be paid under this Section 10.7, subject to appropriate adjustment to reflect that neither the Escrow Agent nor the Escrow Fund will be involved in the resolution of such indemnification claims. Any claim by a Parent Indemnitee hereunder must be satisfied first from the Escrow Fund in accordance with the procedures set forth in Section 10 and in the case of any inaccuracies in or breaches or (solely in the case of a third-party claim that, if determined in favor of the applicable third party, would result in a breach) alleged breaches of any of the representations and warranties in Section 3.3 (Capitalization), Section 3.9

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(Intellectual Property) and Section 3.14 (Tax Matters) while such representations and warranties survive as set forth in Section 10.1(a), thereafter as a set-off against up to ten percent (10%) of any amounts of the Milestone Merger Consideration due the Company Stockholders. For the avoidance of doubt, in the event all Damages for which the Parent Indemnitees are otherwise entitled to indemnification under this Section 10 exceed the Escrow Funds but no Milestone Merger Consideration ever becomes payable, then the Escrow Funds alone shall be the sole and exclusive remedy of the Parent Indemnitees.
     10.8 Exercise of Remedies by Parent Indemnitees Other Than Parent. No Parent Indemnitee (other than Parent or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Parent (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.
     10.9 Exclusive Remedy. From and after the Closing Date and except as expressly provided in Section 13.11, the parties hereto acknowledge and agree that the indemnification provisions of this Section 10 shall be the sole and exclusive remedy of the Parent Indemnitees with respect to any and all claims based upon, arising out of, or otherwise in respect of this Agreement, except with respect to claims for actual fraud or intentional misrepresentation and made with the intent of inducing Parent to enter into this Agreement and upon which Parent has relied. The parties acknowledge and agree that the immediately preceding sentence shall not limit in any manner any claims based upon, arising out of, or otherwise in respect of the Related Agreements that Parent or Merger Sub may have.
     10.10 No Implied Representations. The parties acknowledge and agree that (a) except as expressly provided in Sections 3 and 4 or in any other Related Agreement, or in the Compliance Certificate, the certificates provided pursuant to Sections 7.5(v), 7.5(vi) and 7.5(viii), or in the certificate provided pursuant to Section 8.3(a), no party hereto, and none of the Representatives of any party hereto, has made or is making any representations or warranties whatsoever, implied or otherwise, and (b) the parties did not rely on any representations or warranties other than those expressly provided in Sections 3 and 4, in any other Related Agreement, in the Compliance Certificate, in the certificates provided pursuant to Sections 7.5(v), 7.5(vi) and 7.5(viii), and in the certificate provided pursuant to Section 8.3(a), in connection with determining to enter into this Agreement.
Section 11. Registration Rights.
     11.1 Registration Rights.
          (a) Prior to a Milestone Merger Consideration Payment Date, Parent shall have filed with the SEC a registration statement on any appropriate form under the Securities Act (including any amendment, supplement, new or additional registration statement contemplated herein, the “Registration Statement”) with respect to the offering and sale or other disposition of the number of shares of Parent Common Stock that may be issued, if any, upon the achievement of the relevant Milestone, and the Registration Statement shall have been declared effective on or before the Milestone Merger Consideration Payment Date. The Company Stockholders agree to cooperate with and provide assistance to Parent, as Parent may reasonably request, in connection

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with any registration and sale of the shares of Parent Common Stock, including without limitation, accurately completing, executing and delivering to Parent Selling Stockholder Questionnaires in the form of Exhibit J on or prior to the thirtieth (30th) day after Parent requests that the Company Stockholders deliver such questionnaires. Parent shall pay all of the expenses incurred by it in complying with its obligations under this Section 11, including, without limitation, all preparation, registration, filing fees, costs and expenses, all exchange listing fees, all fees, costs and expenses of counsel for Parent, accountant for Parent and other advisors or Persons retained by Parent in connection with the filing. If Parent files a Registration Statement in connection with the achievement of the first of either of the two Milestones, Parent may in such instance, at its sole option, elect either to (i) register in such Registration Statement a good faith estimate of the aggregate number of shares it expects to issue in connection with the potential achievement of the second of the two Milestones, or (ii) file a separate Registration Statement following the achievement of the second of the two Milestones in accordance with the procedures, time limitations, obligations and conditions set forth in this Section 11.1(a). If Parent elects the alternative set forth in clause (i) of the preceding sentence, and the actual number of shares issued in respect of the achievement of the second of the two Milestones exceeds the number of shares registered under the previously filed Registration Statement, Parent shall file an amendment to the previously filed Registration Statement or file a new Registration Statement in accordance with the procedures, time limitations, obligations and conditions set forth in this Section 11.1(a) covering the resale to the public by the Company Stockholders of all such excess shares.
          (b) Parent agrees that it will (i) prepare and file with the SEC, any amendments or supplements to the Registration Statement or prospectus which may be necessary to keep the Registration Statement effective and to comply with the provisions of the Securities Act with respect to the offer of the shares of Parent Common Stock covered by the Registration Statement until the sale of the shares registered thereby or until all such shares may be continuously sold by each selling stockholder named therein within a ninety (90) day period under Rule 144 or any rule of similar effect; (ii) prepare and promptly file with the SEC and promptly notify the holders of registered shares (“Recipients”) of the filing of such amendment or supplement to the Registration Statement or prospectus as may be necessary to correct any statement therein or omission therefrom if, at any time when a prospectus relating to the shares of Parent Common Stock is required to be delivered under the Securities Act, any event with respect to Parent shall have occurred as a result of which any prospectus would include an untrue statement of material fact or omit to state any material fact necessary to make the statements therein not misleading; (iii) in case the Recipients are required to deliver a prospectus, prepare promptly such amendment or amendments to the Registration Statement and such prospectus or prospectuses as may be necessary to permit compliance with the requirements of Section 10(a)(3) of the Securities Act; (iv) advise the Recipients promptly after Parent shall receive notice or obtain knowledge of the issuance of any stop order by the SEC suspending the effectiveness of the Registration Statement or amendment thereto or of the initiation or threatening of any proceedings for that purpose and promptly use commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued; (v) use commercially reasonable efforts to qualify such shares of Parent Common Stock for sale under the securities or “blue sky” laws of such states within the United States as the holders may reasonably designate, except that Parent shall not be required in connection therewith or as a condition thereto to qualify to do business in any such state or to

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take any action which would subject it to taxation, being treated as a foreign corporation that is required to be qualified to do business, or general service of process in any such jurisdiction where it is not then so subject; and (vi) furnish to the Recipients, as soon as available, copies of any such Registration Statement and each preliminary and final prospectus, or supplement or amendment required to be prepared with respect thereto, all in such quantities as they may from time to time reasonably request.
          (c) The Recipients agree that, upon receipt of any notice from Parent of the happening of any event of the kind described in paragraph (b)(ii) of this Section 11.1 (a “Blackout Notice”), they will forthwith discontinue the disposition of the shares of Parent Common Stock until they have received copies of the supplemented or amended prospectus contemplated by paragraph (b)(ii), or until such holders are advised in writing by Parent that the use of the prospectus may be resumed, and have received copies of any additional or supplemental filings that are incorporated by reference in the prospectus, and, if so directed by Parent, such holders will deliver to Parent all copies then in such holders’ possession of the prospectus covering the shares of Parent Common Stock current at the time of receipt of such notice.
          (d) Each of the Recipients shall furnish information to Parent concerning their holdings of securities of Parent and the proposed method of sale or other disposition of the shares of Parent Common Stock and such other information and undertakings as shall be required in connection with the preparation and filing of the Registration Statement and any amendments thereto covering all or part of the shares of Parent Common Stock in order to assist Parent in complying with the Securities Act and the Exchange Act, and it shall be a condition precedent of Parent’s obligations under this Section 11.1 that each holder of Parent Common Stock included in the Registration Statement furnish to Parent such information. Each such holder shall further agree to enter into such undertakings and take such other action relating to the conduct of the proposed offering which Parent may reasonably request as being necessary to assist Parent in complying with the federal and state securities laws and the rules or other requirements of the National Association of Securities Dealers, Inc. (“NASD”) or otherwise to effectuate the offering.
     11.2 Indemnification.
          (a) Parent’s Indemnification of Recipients. To the extent permitted by law, Parent will indemnify each Recipient with respect to which registration, qualification or compliance of Parent Common Stock has been effected pursuant to this Section 11, and each underwriter, if any, and each Person who controls any underwriter, against all claims, losses, damages or liabilities (or actions in respect thereof) arising out of or based upon any untrue statement (or alleged untrue statement) of a material fact contained in any Registration Statement, prospectus, offering circular, or other document incident to any such registration, qualification or compliance, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by Parent of any rule or regulation promulgated under the Securities Act or the Exchange Act, or state or federal law applicable to Parent and relating to action or inaction required of Parent in connection with any such registration, qualification or compliance; and the Parent will reimburse each such Person for any legal and any other expenses reasonably incurred

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in connection with investigating or defending any such claim, loss, damage, liability or action; provided, however, that the indemnity contained in this Section 11.2(a) shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if settlement is effected without the consent of Parent (which consent shall not unreasonably be withheld); and provided, further, that Parent will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based upon (A) any untrue statement or omission based upon written information furnished to Parent by such Recipient, underwriter, or controlling person and stated to be for use in connection with the offering of Parent Common Stock, (B) any violation by such Recipient of any rule or regulation promulgated under the Securities Act or Exchange Act or state or federal law applicable to such Recipient or (C) such Recipient’s gross negligence, willful misconduct or fraud.
          (b) Recipients’ Indemnification of Parent. To the extent permitted by law, each Recipient will, if Parent Common Stock held by such Recipient are included in the securities as to which such registration, qualification or compliance of Parent Common Stock has been effected pursuant to this Section 11, indemnify Parent, each of its directors, its officers and each Person, if any, who controls Parent, and each underwriter, if any, and each Person who controls any underwriter, against all claims, losses, damages or liabilities (or actions in respect thereof) arising out of or based upon any untrue statement (or alleged untrue statement) of a material fact about such Recipient contained in any Registration Statement, prospectus, offering circular, or other document incident to any such registration, qualification or compliance, or any omission (or alleged omission) to state therein a material fact about such Recipient required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Parent of any rule or regulation promulgated under the Securities Act or the Exchange Act, or state or federal law applicable to the Parent, in each case to the extent (and only to the extent) that such violation occurs in reliance upon and in conformity with written information furnished by such Recipient to Parent and stated to be for use in connection with any such registration, qualification or compliance; and each such Recipient will reimburse Parent, each of its directors, its officers and each Person, if any, who controls Parent, and each underwriter, if any, and each Person who controls any underwriter for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action; provided, however, that the indemnity contained in this Section 11.2(b) shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if settlement is effected without the consent of the applicable Recipient (which consent shall not unreasonably be withheld).
          (c) Indemnification Procedure. Promptly after receipt by a party with a right of indemnification pursuant to this Section 11.2 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party under this Section 11.2, notify the indemnifying party in writing of the commencement thereof and generally summarize such action. The indemnifying party shall have the right to participate in and to assume the defense of such action and to select counsel for the defense of such action with the approval of any parties entitled to indemnification, which approval shall not be unreasonably withheld; provided, however, that the indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between

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such indemnified party and any other party represented by such counsel in such proceeding. The failure to notify an indemnifying party promptly of the commencement of any such action, if prejudicial to the ability of the indemnifying party to defend such action, shall relieve such indemnifying party, to the extent so prejudiced, of any liability to the indemnified party under this Section 11.2.
          (d) Contribution. If the indemnification provided for in this Section 11.2 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements, actions or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether an untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.
Section 12. Indemnification; Directors’ and Officers’ Insurance.
          (a) Subject to the limitations set forth below, from and after the Closing Date and for a period of six (6) years thereafter, Parent shall, or shall cause the Surviving Corporation to, indemnify, hold harmless and advance expenses to the fullest extent permitted under applicable law, the individuals who on or prior to the Closing Date were directors or officers of the Company and who are listed on Exhibit L (collectively, the “Corporate Indemnitees”) with respect to all acts or omissions by them in their capacities as such or taken at the request of the Company at any time prior to the Closing Date to the extent required under the indemnification provisions included in the current Company Constituent Documents.
          (b) On or prior to the expiration of the Company’s current directors’ and officers’ liability insurance policy covering Corporate Indemnitees, Parent will purchase a six (6) year tail endorsement for that policy with coverage in amount and scope at least as favorable as the Company’s existing coverage and Parent shall maintain such policy.
          (c) If Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of their properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 12.
          (d) The provisions of this Section 12 are intended to be for the benefit of, and shall be enforceable by, each Corporate Indemnitee and his or her heirs. The parties

77.

acknowledge and agree that the Corporate Indemnitees to whom this Section 12 applies shall be third party beneficiaries of this Section 12.
Section 13. Miscellaneous Provisions.
     13.1 Stockholders’ Representatives. The stockholders of the Company, by approving this Agreement and the transactions contemplated hereby, hereby irrevocably appoint Michael J. Walsh as Stockholders’ Representative, including to act as their agent and attorney-in-fact for purposes of Section 2.9 and Section 10 and the Escrow Agreement, and consent to the taking by the Stockholders’ Representative of any and all actions and the making of any decisions required or permitted to be taken by him or her under this Agreement and the Escrow Agreement (including the exercise of the power to authorize delivery to Parent of the Escrow Funds in satisfaction of claims by Parent or otherwise, agree to, negotiate, enter into settlements and compromises of and demand arbitration, and comply with orders of courts and awards of arbitrators with respect to such claims or otherwise, resolve any claims made pursuant to Section 2.9 and Section 10 and the Escrow Agreement, and to take all actions necessary in the judgment of the Stockholders’ Representative for the accomplishment of the foregoing). By his or her execution of the Escrow Agreement, Michael J. Walsh hereby accepts his or her appointment as Stockholders’ Representative for purposes of Section 2.9 and Section 10 and the Escrow Agreement. Parent shall be entitled to deal exclusively with the Stockholders’ Representative on all matters relating to Section 2.9 and Section 10 and the Escrow Agreement, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Company Stockholder by the Stockholders’ Representative, and on any other action taken or purported to be taken on behalf of any Company Stockholder by the Stockholders’ Representative, as fully binding upon such Company Stockholder. The rights and obligations of the Stockholders’ Representative shall be as set forth in the Escrow Agreement. If the Stockholders’ Representative shall die, become disabled or otherwise be unable to fulfill his or her responsibilities as agent of the Company Stockholders, then the Company Stockholders who hold a majority of the voting Company Capital Stock immediately prior to the Merger (the “Requisite Former Company Stockholders”) are authorized and shall, within ten (10) days after such death or disability, appoint a successor agent and, promptly thereafter, shall notify Parent of the identity of such successor. Any such successor shall become the “Stockholders’ Representative” for purposes of Section 2.9, Section 10, this Section 13.1 and the Escrow Agreement. If for any reason there is no Stockholders’ Representative at any time, all references herein to the Stockholders’ Representative shall be deemed to refer to the Requisite Former Company Stockholders.
     The Stockholders’ Representative shall have no liability to any Company Stockholder with respect to the execution of his or her duties and responsibilities, except with respect to gross negligence or willful misconduct. Furthermore, the Company Stockholders shall indemnify and hold harmless the Stockholders’ Representative for any Damages (including Damages arising out of the negligence of the Stockholders’ Representative) arising out of the acceptance or administration of his or her duties hereunder and reasonable fees and expenses incurred in the fulfillment of his or her duties and responsibilities. The Company Stockholders shall, jointly and severally, indemnify the Stockholders’ Representative and hold him or her harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholders’ Representative and arising out of or in connection with the acceptance or

78.

administration of his or her duties hereunder. Any indemnification obligations owed to the Stockholders’ Representative by the Company Stockholders under this Section 13 shall be paid (a) at the end of the Escrow Claim Period or thereafter out of Escrow Funds that would otherwise be released to the Company Stockholders at such time pursuant to Section 2.9 and the Escrow Agreement or (b) out of Milestone Merger Consideration otherwise payable to the Company Stockholders, after giving effect to Section 10.7, at the times such Milestone Merger Consideration is payable under this Agreement, in each case with such amounts to be determined on a pro rata basis for each Company Stockholder based on the Escrow Funds contributed under the Escrow Agreement by or on behalf of each Company Stockholder.
          (a) A Company Stockholder, by his, her or its approval of this Agreement and approval of the Merger agrees, in addition to the foregoing, that:
               (i) Parent shall be entitled to rely conclusively on the instructions and decisions given or made by, or believed in good faith by Parent to be given or made by, the Stockholders’ Representative as to the settlement of any claims for indemnification by Parent or the Surviving Corporation pursuant to Section 10 hereof, or any other actions required or permitted to be taken by the Stockholders’ Representative hereunder, and no party shall have any cause of action against Parent for any action taken by Parent in reliance upon any such instructions or decisions;
               (ii) all actions, decisions and instructions of the Stockholders’ Representative shall be conclusive and binding upon all of the stockholders of the Company and no Company Stockholder shall have any cause of action against the Stockholders’ Representative for any action taken, decision made or instruction given by the Stockholders’ Representative under this Agreement, except for gross negligence or willful misconduct by the Stockholders’ Representative;
               (iii) the provisions of this Section 13.1 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Company Stockholder may have in connection with the transactions contemplated by this Agreement; and
               (iv) remedies available at law for any breach of the provisions of this Section 13.1 are inadequate; therefore, Parent and the Surviving Corporation shall be entitled to temporary and permanent injunctive relief without the necessity of proving damages if Parent or the Surviving Corporation or any of them brings an action to enforce the provisions of this Section 13.1.
The provisions of this Section 13.1 shall be binding upon the executors, heirs, legal representatives, personal representatives, successor trustees and successors of each Company Stockholder.
     13.2 Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

79.

     13.3 Fees and Expenses. Subject to the terms of this Agreement, each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of (a) the investigation and review conducted by Parent and its Representatives with respect to the Company’s business (and the furnishing of information to Parent and its Representatives in connection with such investigation and review), (b) the negotiation, preparation and review of this Agreement (including the Company Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement, (c) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any Consent required to be obtained in connection with any of such transactions, and (d) the consummation of the Merger.
     13.4 Attorneys’ Fees. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).
     13.5 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):
if to Parent:
Cypress Bioscience, Inc.
4350 Executive Drive, Suite 325
San Diego, CA 92121
Attn: Denise Wheeler, General Counsel
Fax: (858) 452-1222
with copy to (which copy shall not constitute notice):
Cooley Godward Kronish llp
4401 Eastgate Mall
San Diego, CA 92121
Attn: Matthew T. Browne, Esq.
Fax: (858) 550-6420

80.

if to the Company prior to the Closing or to the Stockholders’ Representative:
Company:
Proprius, Inc.
12264 El Camino Real, Suite 350
San Diego, CA 92130-3062
Attn: Michael J. Walsh
Fax: 858-259-8941
Stockholders’ Representative
Michael J. Walsh
3621 Overpark Road
San Diego, CA 92130
Fax: (___)
with copies to (which copy shall not constitute notice):
Latham & Watkins, LLP
12636 High Bluff Drive, Suite 400
San Diego CA 92130
Attn: Cheston J. Larson, Esq.
Fax: (858) 523-5450
     13.6 Time of the Essence. Time is of the essence of this Agreement.
     13.7 Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.
     13.8 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.
     13.9 Governing Law; Jurisdiction and Venue.
          (a) This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).
          (b) Subject to Sections 10.6(d), any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced exclusively in any state or federal court located in San Diego County, California. Subject to Section 10.6(d), the Company and Parent each:
               (i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in San Diego County, California (and each appellate court located in the State of California), in connection with any legal proceeding;
               (ii) agrees that service of any process, summons, notice or document by U.S. mail addressed to it at the address set forth in Section 13.5 shall constitute effective

81.

service of such process, summons, notice or document for purposes of any such legal proceeding;
               (iii) agrees that each state and federal court located in San Diego County, California, shall be deemed to be a convenient forum; and
               (iv) agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in San Diego County, California, any claim by either the Company or Parent that it is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.
     13.10 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns (if any). Prior to the Effective Time, the Company, Merger Sub and Parent shall not assign this Agreement or any rights or obligations hereunder (by operation of law or otherwise) to any Person, it being understood that nothing in this Section 13.10 shall prohibit Parent or any Parent Subsidiary from consummating any merger, acquisition or similar transaction with any Person. Subject to the terms of this Agreement (including the requirements of Section 2.5 in connection with a Change of Control or PRO-515 Carve-Out Transaction), after the Effective Time, Parent, Merger Sub and the Company may freely assign any or all of its rights under this Agreement (including its rights under Section 10), and, subject to Section 2.5 with respect to a Change of Control or PRO-515 Carve-Out Transaction, freely delegate and assign any or all of its obligations under this Agreement, in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person.
     13.11 Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.
     13.12 Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

82.

     13.13 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.
     13.14 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.
     13.15 Parties in Interest. Except for the provisions of Section 2.1, Section 10 and Section 12, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and, with respect to their right to receive the Merger Consideration following the Effective Time subject to the terms and conditions of this Agreement, the Company Stockholders, and their respective successors and assigns (if any).
     13.16 Entire Agreement. This Agreement and the Related Agreements set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof; provided, however, that the confidentiality agreement, dated October 10, 2007 by and between Parent and the Company (the “Confidentiality Agreement”) shall not be superseded by this Agreement and shall remain in effect in accordance with its terms until the date on which such confidentiality agreement is terminated in accordance with its terms.
     13.17 Construction.
          (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.
          (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.
          (c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
          (d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

83.

     The parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

Cypress Bioscience, Inc. a Delaware corporation
By:	/s/ Sabrina Martucci Johnson
Name:	Sabrina Martucci Johnson
Title:	EVP, COO and CFO

Propel Acquisition Sub, Inc. a Delaware corporation
By:	/s/ Sabrina Martucci Johnson
Name:	Sabrina Martucci Johnson
Title:	President

Proprius, Inc. a Delaware corporation
By:	/s/ Michael J. Walsh
Name:	Michael J. Walsh
Title:	President and CEO

Michael J. Walsh as Stockholders’ Representative
By:	/s/ Michael J. Walsh
Name:	Michael J. Walsh
Title:	Stockholders’ Representative
[Signature Page To Merger Agreement]

Exhibit A
CERTAIN DEFINITIONS
  For purposes of the Agreement (including this Exhibit A):
     “Accredited Investors” has the meaning set forth in Section 2.3 of this Agreement.
     “Accredited Outstanding Capital Stock” has the meaning set forth in Section 2.7 of this Agreement.
     “Accrued Dividends” means, with respect to each share of Company Series A Stock, the accrued unpaid dividends on such share as of immediately prior to the Effective Time calculated in accordance with Section 1 of Part C of Article Fourth of the Company’s Amended and Restated Certificate of Incorporation, as in effect on the date of this Agreement.
     “Acquirer” has the meaning set forth in Section 2.5(c) of this Agreement.
     “Acquisition Transaction” means any transaction directly or indirectly involving:
          (a) the sale, license or disposition of all or a material portion of the business or assets of the Company or any direct or indirect subsidiary or division of the Company;
          (b) the issuance, grant or disposition of: (i) any capital stock or other equity security of the Company or any direct or indirect subsidiary of the Company; (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of the Company or any direct or indirect subsidiary of the Company; or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of the Company or any direct or indirect subsidiary of the Company;
          (c) any merger, consolidation, business combination, share exchange, recapitalization, reorganization or similar transaction involving the Company or any direct or indirect subsidiary of the Company; or
          (d) any transaction that could reasonably be expected to have an adverse effect upon the Merger and the transactions contemplated by the Agreement;
     provided, however, that the following will not be deemed to be an “Acquisition Transaction”: (A) the grant of Company Options to the Company’s employees in the ordinary course of business will not be deemed to be an “Acquisition Transaction” if such grant: (1) is made pursuant to a Company Option Plan; and (2) is consistent with the Company’s past practices; (B) the issuance of Company Common Stock to its employees upon the valid exercise of Company Options; (C) the Merger and the transactions contemplated by this Agreement; and (E) the issuance of Company Common Stock to the holders of Company Series A Stock upon the conversion thereof.

A-1.

     “Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by or under common control with such Person.
     “Agreed Portion” has the meaning set forth in Section 10.6 of this Agreement.
     “Aggregate Exercise Price” means the sum of all of the exercise prices for outstanding Company Options held by holders who have signed an Optionee Consent that were exercisable immediately prior to the Effective Time (and are to be cancelled pursuant to Section 2.2) multiplied by the number of shares of Company Common Stock for which such Company Options are exercisable at each such exercise price.
     “Agreement” means the Agreement and Plan of Merger to which this Exhibit A is attached (including the Company Disclosure Schedule, as it may be amended from time to time.
     “AlphaRx License” means the License Agreement dated April 10, 2006 between the Company and AlphaRx, Inc.
     “Applicable Public Companies” means Entities whose common stock is traded on the New York Stock Exchange, The American Stock Exchange or The Nasdaq Stock Market, LLC and that have a market capitalization (calculated by multiplying the closing selling price or, if there is no closing selling price, the closing bid price by the number of shares outstanding on the trading day immediately preceding the date of public announcement of the applicable Change of Control) of $350,000,000 or more.
     “Asserted Damages Amount” has the meaning set forth in Section 10.6 of this Agreement.
     “Assumed Common Stock Closing Per Share Payment” means the Common Stock Closing Per Share Payment recalculated as if the Assumptions had been true.
     “Assumptions” has the meaning set forth in Section 2.1 of this Agreement.
     “Basket” has the meaning set forth in Section 10.3(c) of this Agreement.
     “Blackout Notice” has the meaning set forth in Section 11.1 of this Agreement.
     “Board Approval Date” has the meaning set forth in Section 3.20 of this Agreement.
     “Bridge Notes” means the outstanding Secured Convertible Promissory Notes in an aggregate principal amount of $858,659.90 issued pursuant to that certain Secured Convertible Note Purchase Agreement dated November 14, 2007 by and among the Company and the Purchasers identified on Exhibit A thereto.
     “Bridge Note Election Notice” has the meaning set forth in Section 5.7 of this Agreement.
     “Cash Election Shares” has the meaning set forth in Section 2.3 of this Agreement.

A-2.

     “Cash Percentage” has the meaning set forth in Section 2.3 of this Agreement.
     “Certificate of Merger” has the meaning set forth in Section 1.3 of this Agreement.
     “Change of Control” means (a) a sale or other disposition of all or substantially all of the assets of Parent on a consolidated basis (other than to Parent or any Subsidiary (direct or indirect) of Parent), (b) a merger or consolidation in which Parent is not the surviving entity and in which the stockholders of Parent immediately prior to such consolidation or merger own less than fifty percent (50%) of the surviving entity’s voting power immediately after the transaction, and (c) a reverse merger in which Parent is the surviving entity but the shares of Parent Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, and in which the stockholders of Parent immediately prior to such reverse merger own less than fifty percent (50%) of Parent’s voting power immediately after the transaction.
     “Claim” has the meaning set forth in Section 10.5 of this Agreement.
     “Claim Notice” has the meaning set forth in Section 10.5 of this Agreement.
     “Closing” has the meaning set forth in Section 1.3 of this Agreement.
     “Closing Company Merger Costs” means those Company Merger Costs to be paid at the Closing by Parent as set forth in the Merger Consideration Spreadsheet.
     “Closing Company Share Number” means the aggregate of (a) Company Series A Stock (on an as converted to Company Common Stock basis) outstanding immediately prior to the Effective Time, (b) Company Common Stock outstanding immediately prior to the Effective Time, and (c) shares of Company Common Stock subject to outstanding Company Options held by holders of Company Options whose Continuous Service has not terminated prior to or as of immediately prior to the Effective Time and who have signed an Optionee Consent; provided, however, in the event that Parent is not obligated to pay the holders of Company Options a portion of the Milestone Merger Consideration pursuant to Section 2.5(i), the “Closing Company Share Number” means, for purposes of the payment of such Milestone Merger Consideration, the aggregate of (y) Company Series A Stock (on an as converted to Company Stock basis) outstanding immediately prior to the Effective Time, and (z) Company Common Stock outstanding immediately prior to the Effective Time.
     “Closing Consideration” is equal to $37,500,000 plus the Aggregate Exercise Price plus Company Cash at Closing minus the Management Carve-Out Plan Closing Payment minus Company Indebtedness at Closing (including the amounts paid to repay principal and interest outstanding under the Bridge Notes in accordance with Section 2.6(a)) minus the Closing Company Merger Costs.
     “Closing Date” has the meaning set forth in Section 1.3 of this Agreement.
     “Closing Option Payment” has the meaning set forth in Section 2.2 of this Agreement.
     “Code” has the meaning set forth in Section 2.6 of this Agreement.

A-3.

     “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
     “Commercial Failure” means, with respect to PRO-515, a reasonable determination that a material adverse change has occurred in market conditions for PRO-515 that was not reasonably anticipated by Parent as of the Effective Date and that makes further development or commercialization of PRO-515 commercially unreasonable to pursue.
     “Common Stock Closing Per Share Payment” is equal to the quotient of (a) the Closing Consideration minus the Liquidation Preference minus the aggregate Accrued Dividends divided by (b) the Closing Company Share Number.
     “Company” has the meaning set forth in the introductory paragraph of this Agreement.
     “Company Capital Stock” means the shares of Company Common Stock and Company Preferred Stock.
     “Company Cash” has the meaning set forth in Section 2.12 of this Agreement.
     “Company Cash Estimation” has the meaning set forth in Section 2.12 of this Agreement.
     “Company Charter Amendment” means an amendment to the Company’s Amended and Restated Certificate of Incorporation setting forth liquidation provisions in accordance with the distribution of the Merger Consideration set forth in this Agreement.
     “Company Common Stock” means the Common Stock of the Company, par value $0.0001 per share.
     “Company Compliance Certificate” has the meaning set forth in Section 7.5 of this Agreement.
     “Company Constituent Documents” has the meaning set forth in Section 3.2 of this Agreement.
     “Company Contract” means any Contract, including any amendment or supplement thereto: (a) to which the Company is a party; (b) by which the Company or, to the Company’s knowledge, any of its assets is bound or under which the Company has any obligation; or (c) under which the Company has any right or interest.
     “Company Disclosure Schedule” means the schedule (dated as of the date of this Agreement) delivered to Parent on behalf of the Company on the date of this Agreement and signed by the President of the Company.
     “Company Equityholder” means (1) a holder of record of shares of Company Capital Stock outstanding as of immediately prior to the Effective Time and (2) a holder of outstanding Company Options immediately prior to the Effective Time.

A-4.

     “Company Financial Statements” has the meaning set forth in Section 3.4 of this Agreement.
     “Company Indebtedness” means the Company’s indebtedness, including (a) the Bridge Notes, notes payable, customer deposits and any other obligations for borrowed money, whether as the primary obligor or as a guarantor, (b) those liabilities of the Company that are required to be listed on a balance sheet of the Company prepared in accordance with GAAP, and (c) Company Merger Costs that have not been paid by or on behalf of the Company on or prior to the Closing Date.
     “Company Indebtedness Estimation” has the meaning set forth in Section 2.12 of this Agreement.
     “Company Indebtedness and Cash Schedule” has the meaning set forth in Section 2.12 of this Agreement.
     “Company Information Statement” has the meaning set forth in Section 5.5 of this Agreement.
     “Company IP” means all Intellectual Property Rights and Intellectual Property owned by or exclusively licensed to the Company.
     “Company IP Contract” means any Contract to which the Company is a party or by which the Company is bound, that contains any assignment or license of, or covenant not to assert or enforce, any Intellectual Property Right or that otherwise relates to any Company IP or any Intellectual Property developed by, with, or for the Company.
     “Company Merger Costs” has the meaning set forth in Section 3.11 of this Agreement.
     “Company Options” mean options to purchase shares of Company Common Stock (whether granted by the Company pursuant to a stock option plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted).
     “Company Option Plans” mean the Proprius, Inc. 2005 Equity Incentive Plan and any other stock option plan of the Company.
     “Company Pharmaceutical Products” has the meaning set forth in Section 3.22 of this Agreement.
     “Company Plan” has the meaning set forth in Section 3.15 of this Agreement.
     “Company Preferred Stock” means the Company’s Preferred Stock, with a par value of $0.0001 per share, which includes the Company Series A Stock.
     “Company Return” has the meaning set forth in Section 3.14 of this Agreement.
     “Company Stockholder” means a holder of record of shares of Company Capital Stock outstanding as of immediately prior to the Effective Time.

A-5.

     “Company Series A Stock” means the Company’s Series A Preferred Stock, with a par value of $0.0001 per share.
     “Company Stock Certificate” means a certificate evidencing ownership of Company Capital Stock.
     “Company Subsidiary” means any Subsidiary of the Company.
     “Condition Two” has the meaning set forth in Section 2.1 of this Agreement.
     “Condition Two Adjusted Common Stock Per Share Payment” is equal to the sum of (a) the Assumed Common Stock Closing Per Share Payment plus (b) the Milestone Per Share Payment for the Condition Two Milestone.
     “Condition Two Adjusted Milestone Per Share Common Stock Cash Payment” is equal to the difference between (a) the Condition Two Adjusted Common Stock Per Share Payment minus (b) the amounts per share already received by Company Stockholders (or to which such Company Stockholders were entitled) in respect of the Common Stock pursuant to Section 2.1(d) of the Agreement.
     “Condition Two Adjusted Milestone Common Stock Shares” is equal to the quotient of (a) the Condition Two Adjusted Milestone Per Share Common Stock Cash Payment divided by (b) the Milestone Stock Price.
     “Condition Two Adjusted Milestone Per Share Series A Cash Payment” is equal to the greater of (a) the difference between $3.00 per share minus the amounts per share already received by holders of Company Series A Stock (or to which such holders were entitled) in respect of the Company Series A Stock pursuant to Section 2.1(c) and Section 2.1(d) of the Agreement, or (b) the difference between (1) the Condition Two Adjusted Common Stock Per Share Payment minus (2) the Series A Per Share Payment. For the avoidance of doubt, in no event shall the Condition Two Adjusted Milestone Per Share Series A Cash Payment be a negative number, and instead any negative number shall be deemed to be zero.
     “Condition Two Adjusted Milestone Series A Stock Shares” is equal to the quotient of (a) the Condition Two Adjusted Milestone Per Share Series A Cash Payment divided by (b) the Milestone Stock Price.
     “Condition Two Milestone” has the meaning set forth in Section 2.1 of this Agreement.
     “Condition Three” has the meaning set forth in Section 2.1 of this Agreement.
     “Condition Three Adjusted Common Stock Per Share Payment” is equal to the sum of (a) the Assumed Common Stock Closing Per Share Payment plus (b) the Milestone Per Share Payment for the Condition Two Milestone plus (c) the Milestone Per Share Payment for the Condition Three Milestone.
     “Condition Three Adjusted Milestone Per Share Common Stock Cash Payment” is equal to the difference between (a) the Condition Three Adjusted Common Stock Per Share

A-6.

Payment minus (b) the amounts per share already received by Company Stockholders (or to which such Company Stockholders were entitled) in respect of the Common Stock pursuant to Section 2.1(d) of the Agreement.
     “Condition Three Adjusted Milestone Common Stock Shares” is equal to the quotient of (a) the Condition Three Adjusted Milestone Per Share Common Stock Cash Payment divided by (b) the Milestone Stock Price.
     “Condition Three Adjusted Milestone Per Share Series A Cash Payment” is equal to the greater of (a) the difference between $3.00 per share minus the amounts per share already received by holders of Company Series A Stock (or to which such holders were entitled) in respect of the Company Series A Stock pursuant to Section 2.1(c) and Section 2.1(d) of the Agreement, or (b) the difference between (1) the Condition Three Adjusted Common Stock Per Share Payment minus (2) the Series A Per Share Payment minus (3) the Condition Two Adjusted Milestone Per Share Series A Cash Payment. For the avoidance of doubt, in no event shall the Condition Three Adjusted Milestone Per Share Series A Cash Payment be a negative number, and instead any negative number shall be deemed to be zero.
     “Condition Three Adjusted Milestone Series A Stock Shares” is equal to the quotient of (a) the Condition Three Adjusted Milestone Per Share Series A Cash Payment divided by (b) the Milestone Stock Price.
     “Condition Three Milestone” has the meaning set forth in Section 2.1 of this Agreement.
     “Condition Four” has the meaning set forth in Section 2.1 of this Agreement.
     “Condition Four Adjusted Common Stock Per Share Payment” is equal to the sum of (a) the Assumed Common Stock Closing Per Share Payment plus (b) the Milestone Per Share Payment for the Condition Two Milestone plus (c) the Milestone Per Share Payment for the Condition Three Milestone.
     “Condition Four Adjusted Milestone Per Share Common Stock Cash Payment” is equal to the difference between (a) the Condition Four Adjusted Common Stock Per Share Payment minus (b) the amounts per share already received by Company Stockholders (or to which such Company Stockholders were entitled) in respect of the Common Stock pursuant to Section 2.1(d) of the Agreement.
     “Condition Four Adjusted Milestone Common Stock Shares” is equal to the quotient of (a) the Condition Four Adjusted Milestone Per Share Common Stock Cash Payment divided by (b) the Milestone Stock Price.
     “Condition Four Adjusted Milestone Per Share Series A Cash Payment” is equal to the greater of (a) the difference between $3.00 per share minus the amounts per share already received by holders of Company Series A Stock (or to which such holders were entitled) in respect of the Company Series A Stock pursuant to Section 2.1(c) and Section 2.1(d) of the Agreement, or (b) the difference between (1) the Condition Four Adjusted Common Stock Per Share Payment minus (2) the Series A Per Share Payment minus (3) the Milestone Per Share

A-7.

Payment for the Condition Two Milestone. For the avoidance of doubt, in no event shall the Condition Four Adjusted Milestone Per Share Series A Cash Payment be a negative number, and instead any negative number shall be deemed to be zero.
     “Condition Four Adjusted Milestone Series A Stock Shares” is equal to the quotient of (a) the Condition Four Adjusted Milestone Per Share Series A Cash Payment divided by (b) the Milestone Stock Price.
     “Confidentiality Agreement” has the meaning set forth in Section 13.16 of this Agreement.
     “Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).
     “Continuous Service” means, with respect to a holder of Company Options, that the service of such holder with the Company, whether as an employee, director or consultant, is not interrupted or terminated. A holder’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the holder renders service to the Company as an employee, consultant or director or a change in the Entity for which the holder renders such service, provided that there is no interruption or termination of such person’s Continuous Service. For example, a change in status from an employee of the Company to a consultant of an affiliate or a director will not constitute an interruption of Continuous Service.
     “Contract” means any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, whether express or implied.
     “Corporate Indemnitees” has the meaning set forth in Section 12(a) of this Agreement.
     “Damages” include any loss, damage, injury, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees), charge, cost (including costs of investigation) or expense of any nature; provided that, other than in the case of fraud or intentional misrepresentation, Damages shall not include consequential, special, punitive or statutory multiples of damages, except to the extent payable to a third party; provided further that in calculating the amount of Damages suffered or incurred by a party for which indemnification is sought hereunder, there shall be deducted the amount of any insurance proceeds or proceeds from indemnification claims against third parties to the extent actually paid in cash to such party, net of premium increases, retro premium adjustments and collection costs.
     “DGCL” has the meaning set forth in the Recitals to this Agreement.
     “Dispute Company Indebtedness and/or Cash Determination Date” has the meaning set forth in Section 2.12 of this Agreement.
     “Dispute Notice” has the meaning set forth in Section 2.12 of this Agreement.
     “Dissenting Shares” has the meaning set forth in Section 2.11 of this Agreement.

A-8.

     “Effective Time” has the meaning set forth in Section 1.3 of this Agreement.
     “Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature affecting property, real or personal, tangible or intangible, including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, any lease in the nature thereof and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute of any jurisdiction).
     “Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.
     “Environmental Laws” has the meaning set forth in Section 3.16 of this Agreement.
     “ERISA” has the meaning set forth in Section 3.15 of this Agreement.
     “Escrow Agent” has the meaning set forth in Section 2.9 of this Agreement.
     “Escrow Agreement” has the meaning set forth in Section 2.9 of this Agreement.
     “Escrow Claim Period” has the meaning set forth in Section 2.9 of this Agreement.
     “Escrow Fund” has the meaning set forth in Section 2.9 of this Agreement.
     “Escrow Funds” has the meaning set forth in Section 2.9 of this Agreement.
     “Escrow Fund Amount” means $3,750,000.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
     “Exchange Agent” means LaSalle Bank National Association, as exchange agent.
     “FDA” means the United States Food and Drug Administration.
     “FDCA” has the meaning set forth in Section 3.22 of this Agreement.
     “Filing Date” has the meaning set forth in Section 11.1 of this Agreement.
     “First Anticipated Closing Date” has the meaning set forth in Section 2.12 of this Agreement.
     “FIRPTA Certificate” has the meaning set forth in Section 6.5 of this Agreement.

A-9.

     “FMLA” means the Family Medical Leave Act of 1993, as amended.
     “Foreign Company Plan” means: (a) any plan, program, policy, practice, Contract or other arrangement mandated by a Governmental Body outside the United States; (b) any Company Plan maintained or contributed to by the Company that is not subject to U.S. federal or state law; and (c) any Company Plan that covers or has covered employees of the Company whose services are performed primarily outside of the United States.
     “GAAP” means generally accepted accounting principles in the United States.
     “Governmental Authorization” means any: (a) approval, permit, license, certificate, franchise, permission, clearance, registration, qualification or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.
     “Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, supranational or other government; or (c) governmental, self-regulatory or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).
     “HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.
     “IND” shall mean an Investigational New Drug Application filed with the FDA, or any similar filing with any foreign regulatory authority, to commence human clinical testing of any drug product in any country.
     “Indemnification Demand” has the meaning set forth in Section 10.6 of this Agreement.
     “Intellectual Property” means all data, formulae, inventions (whether or not patentable), know-how, trade secrets, methods, processes, proprietary information, protocols, specifications, techniques, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as laboratory notebooks, samples, studies and summaries).
     “Intellectual Property Rights” means and includes all past, present, and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, and mask works; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patents and industrial property rights; (e) other proprietary rights in Intellectual Property of every kind and nature; and (f) all registrations, renewals, extensions, combinations, divisions, or reissues of, and applications for, any of the rights referred to in clauses (a) through (e) above.
     “Investor Questionnaire” has the meaning set forth in Section 2.3 of this Agreement.

A-10.

     “Key Employee” has the meaning set forth in the Recitals to this Agreement.
     “Key Stockholder” has the meaning set forth in the Recitals to this Agreement.
     “knowledge” means an individual will be deemed to have “knowledge” of a particular fact or other matter if such individual has actual knowledge of such fact or other matter. When referring to the “knowledge” of an Entity, such Entity shall be deemed to have “knowledge” of such fact or other matter if any director or executive officer of the corporation (or an individual holding a similar position with another Entity), has actual knowledge of such fact or matter. In the case of the Company’s knowledge (or the knowledge of the Company), the Company shall be deemed to have “knowledge” of a fact or matter if Michael J. Walsh, David Anderson, Ph.D., Patricia Swartwood, Thierry Dervieux, Ph.D. or Murray Mosco (with respect to accounting and financial matters) has actual knowledge of such fact or matter.
     “Lapse Date” has the meaning set forth in Section 2.12 of this Agreement.
     “Legal Proceeding” means any ongoing or threatened action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.
     “Legal Requirement” means any federal, state, local, municipal, foreign or international, multinational other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.
     “Letter of Transmittal” has the meaning set forth in Section 2.6 of this Agreement.
     “Listed Company Contracts” means all Company Contracts listed or required to be listed in the Company Disclosure Schedule.
     “Liquidation Preference” means an amount equal to the sum of $1.00 per share of Company Series A Stock outstanding immediately prior to the Effective Time, which aggregate amount is currently expected to be $6,305,406.
     “Management Carve-Out Plan” means the Company’s “Management Incentive Plan” as defined in that certain Action by Unanimous Written Consent of the Board of Directors of the Company dated November 14, 2007.
     “Management Carve-Out Plan Closing Payment” is equal to ten percent (10%) of the following amount: $37,500,000 plus Company Cash at Closing minus Company Indebtedness at Closing (including the amounts paid to repay principal and interest outstanding under the Bridge Notes in accordance with Section 2.6(a)) minus the Closing Company Merger Costs. No portion of the Management Carve-Out Plan Closing Payment shall be placed into the Escrow Fund.

A-11.

     “Management Carve-Out Plan Milestone Payment” is equal to ten percent (10%) of each payment of Milestone Merger Consideration made with respect to each Milestone. For the avoidance of doubt, the Management Carve-Out Plan Milestone Payment shall be calculated based upon the aggregate applicable Milestone Merger Consideration payment to be made by Parent with respect to an applicable Milestone (without taking into consideration the amount of any offset by Parent pursuant to Section 10.7) and no portion of the Management Carve-Out Plan Milestone Payment shall be subject to such offsets, if any.
     “Management Carve-Out Plan Participant” means the participants in the Management Carve-Out Plan.
     “Material Adverse Effect” An event, violation, inaccuracy, circumstance or other matter shall be deemed to have a “Material Adverse Effect” on the Company if such event, violation, inaccuracy, circumstance or other matter would have a material adverse effect on the business, condition, assets, liabilities, operations, financial performance or prospects of the Company, provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be a Material Adverse Effect on the Company: (a) any change in the business, condition, assets, liabilities, operations, financial performance or prospects of the Company caused by, related to or resulting from, directly or indirectly, the negotiation (including activities relating to due diligence), execution, delivery, public announcement or pendency of this Agreement or any of the transactions contemplated by this Agreement (excluding any breaches or violations or events that, with notice or lapse of time or both, would become breaches or violations under Company Contracts based upon the execution or delivery of this Agreement or performance of the transactions contemplated hereby), including any reaction or action by third parties to the transaction contemplated by this Agreement, (b) any adverse change, effect or occurrence attributable to the United States economy as a whole or the industries in which the Company competes which do not disproportionately affect the Company relative to other Persons principally engaged in the same industry as the Company, (c) any act or threat of terrorism, military conflict or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation of armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing, (d) compliance with the terms of, or the taking of any action required by, this Agreement, or otherwise taken with the consent of Parent, (e) any breach by Parent or Merger Sub of this Agreement or the Confidentiality Agreement, (f) the taking of any action by Parent or any of Parent’s Subsidiaries, (g) any change in GAAP or applicable laws (or interpretation thereof), (h) any event, fact or circumstance set forth in the Company Disclosure Schedule (without giving effect to any information provided by the Company pursuant to Section 5.3) or (i) any action required to be taken under applicable laws, including any actions taken or required to be taken by the Company in order to obtain any approval or authorization for the consummation of the Merger under applicable antitrust or competition laws.
     “Materials of Environmental Concern” has the meaning set forth in Section 3.16 of this Agreement.
     “Merger” has the meaning set forth in the Recitals to this Agreement.

A-12.

     “Merger Consideration” means (a) the Closing Consideration and (b) Milestone Merger Consideration, if any.
     “Merger Consideration Spreadsheet” has the meaning set forth in Section 2.13 of this Agreement.
     “Merger Sub” has the meaning set forth in the introductory paragraph of this Agreement.
     “Milestone” and “Milestones” have the meanings set forth in Section 2.5 of this Agreement.
     “Milestone Merger Consideration” has the meaning set forth in Section 2.5 of this Agreement.
     “Milestone Merger Consideration Determination” has the meaning set forth in Section 2.3 of this Agreement.
     “Milestone Merger Consideration Payment Date” means the day that the Milestone Merger Consideration is payable by the Parent.
     “Milestone Notice” has the meaning set forth in Section 2.3 of this Agreement.
     “Milestone Per Share Payment” is equal to the quotient of (a) the aggregate consideration payable upon the achievement of a Milestone pursuant to Section 2.5 minus the Management Carve-Out Plan Milestone Payment, divided by (b) the Closing Company Share Number.
     “Milestone Stock Shares” is equal to the quotient of (a) the Milestone Per Share Payment divided by (b) the Milestone Stock Price.
     “Milestone Stock Price” is equal to the average closing price of Parent Common Stock as reported on Nasdaq (or such other exchange, market or system on which Parent Common Stock is then listed) for the ten (10) consecutive trading days ending on the second trading day prior to the date of anticipated payment for achievement of an applicable Milestone (as appropriately adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to the Parent Common Stock occurring during such ten (10) trading day period).
     “NASD” has the meaning set forth in Section 11.1 of this Agreement.
     “Nasdaq” means The Nasdaq Global Market.
     “NDA” means a New Drug Application as more fully defined in 21 C.F.R. 314.5 et seq.
     “Non-Dispute Company Indebtedness and Cash Determination Date” has the meaning set forth in Section 2.12 of this Agreement.
     “NSAID” means a non-steroidal anti-inflammatory drug.

A-13.

     “Order” means any decree, permanent injunction, order or similar action.
     “Optionee Consents” has the meaning set forth in Section 2.2 of this Agreement.
     “Parent” has the meaning set forth in the introductory paragraph of this Agreement.
     “Parent Common Stock” means the Common Stock of Parent, par value $0.001 per share.
     “Parent Common Stock Percentage” has the meaning set forth in Section 2.3 of this Agreement.
     “Parent Contracts” mean any Contract, including any amendment or supplement thereto: (a) to which Parent or any Parent Subsidiary is a party; (b) by which Parent or any Parent Subsidiary or any of their respective assets is or may become bound or under which Parent or any Parent Subsidiary has, or may become subject to, any obligation; or (c) under which Parent or any Parent Subsidiary has or may acquire any right or interest.
     “Parent Employee Plans” has the meaning set forth in Section 6.7 of this Agreement.
     “Parent Indemnitees” mean the following Persons: (a) Parent; (b) Parent’s current and future Affiliates (including the Surviving Corporation); (c) the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” above; and (d) the respective successors and assigns of the Persons referred to in clauses “(a),” “(b)” and “(c)” above.
     “Parent Subsidiary” means any Subsidiary of Parent.
     “Payment Fund” has the meaning set forth in Section 2.6 of this Agreement.
     “Payment Period” has the meaning set forth in Section 2.5 of this Agreement.
     “Pension Company Plan” has the meaning set forth in Section 3.15 of this Agreement.
     “Permitted Encumbrances” means (a) all statutory or other liens for current Taxes or assessments which are not yet delinquent or Taxes the validity of which are being contested in good faith by appropriate proceedings; (b) all landlords’, workmen’s, repairmen’s, warehousemen’s and carriers’ liens and other similar liens imposed by Legal Requirements, incurred in the ordinary course of business; (c) all pledges or deposits in connection with workers compensation, unemployment insurance and other social security legislation; (d) Encumbrances that will be released and discharged at or prior to the Closing; and (e) all other immaterial liens and mortgages, covenants, imperfections in title, charges, easements, restrictions and other Encumbrances which, either individually or in the aggregate, do not detract from the value of, or interfere with, the present use and enjoyment of the asset or property subject thereto or affected thereby.
     “Person” means any individual, Entity or Governmental Body.
     “Pre-Closing Period” has the meaning set forth in Section 5.1 of this Agreement.

A-14.

     “Pre-Closing Tax Period” means any Tax Period ending on or before the Closing Date.
     “PRO-406” means the Company’s in-licensed topical indomethacin product candidate as well as any other topical NSAID formulations within the scope of the AlphaRx License in any formulation and including any improvements thereto.
     “PRO-406 Carve-Out Closing Milestone” has the meaning set forth in Section 2.5 of this Agreement.
     “PRO-406 Carve-Out Transaction” means any transaction (including a sale of assets, merger, sale of stock or other equity interests, or licensing transaction), other than a Change of Control, pursuant to which a substantial portion of the Intellectual Property Rights held by the Surviving Corporation immediately after the Effective Time and necessary for the production, development and sale of PRO-406 are sold or licensed to or acquired by, directly or indirectly, a Person other than Parent or a Subsidiary of Parent.
     “PRO-406 Dosing Milestone” has the meaning set forth in Section 2.5 of this Agreement.
     “PRO-515” means the Company’s [...***...] product candidate in any formulation and including any improvements thereto.
     “PRO-515 Carve-Out Transaction” means any transaction (including a sale of assets, merger, sale of stock or other equity interests, or licensing transaction), other than a Change of Control, pursuant to which a substantial portion of the Intellectual Property Rights held by the Surviving Corporation immediately after the Effective Time and necessary for the production, development and sale of PRO-515 are sold or licensed to or acquired by, directly or indirectly, a Person other than Parent or a Subsidiary of Parent.
     “Recipients” has the meaning set forth in Section 11.1(b) of this Agreement.
     “Recommendation” has the meaning set forth in Section 5.5(b) of this Agreement.
     “Registered IP” means all Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works, and registered trademarks and all applications for any of the foregoing.
     “Registration Statement” has the meaning set forth in Section 11.1 of this Agreement.
     “Related Agreements” mean the Escrow Agreement, Voting Agreement, the Non-Competition Agreements, the Proprietary Rights Agreements, the Affiliate Agreements, the Retention Agreement, the 280G Waivers and any other documents or agreements executed in connection with this Agreement or the transactions contemplated hereby.
     “Related Party” has the meaning set forth in Section 3.18 of this Agreement.

***	Confidential Treatment Requested

A-15.

     “Representatives” include a Person’s officers, directors, employees, agents, attorneys, accountants, advisors and representatives.
     “Required Company Stockholder Approval” has the meaning set forth in Section 3.20 of this Agreement.
     “Requisite Former Company Stockholders” has the meaning set forth in Section 13.1 of this Agreement.
     “Response” has the meaning set forth in Section 10.6 of this Agreement.
     “SEC” has the meaning set forth in Section 4.5 of this Agreement.
     “SEC Documents” has the meaning set forth in Section 4.5 of this Agreement.
     “Section 2.5 Obligations” has the meaning set forth in Section 2.5 of this Agreement.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Series A Per Share Payment” is equal to the sum of the Accrued Dividends on such share plus the Liquidation Preference attributable to such share ($1.00) plus the Common Stock Closing Per Share Payment.
     “Stockholders’ Representative” has the meaning set forth in the introductory paragraph of this Agreement.
     “Stock Election Shares” has the meaning set forth in Section 2.3 of this Agreement.
     “Subsequent Anticipated Closing Date” has the meaning set forth in Section 2.12 of this Agreement.
     “Subsidiary” Any Entity is deemed to be a “Subsidiary” of another Person if such Person directly or indirectly (a) has the power to direct the management or policies of such Entity or (b) owns, beneficially or of record, (i) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (ii) at least 50% of the outstanding equity or financial interests of such Entity.
     “Surviving Corporation” has the meaning set forth in the Recitals to this Agreement.
     “Tax” means any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax) of any kind whatsoever imposed by a Governmental Body, including any interest, penalty, or addition thereto, whether disputed or not.
     “Tax Benefit” shall have the meaning set forth in Section 10.2(d) of this Agreement.
     “Tax Period” means any period prescribed by any governmental authority for which a Tax Return is to be filed or a Tax is required to be paid.

A-16.

     “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
     “Technical Failure” means, with respect to PRO-515, a reasonable determination that (a)  PRO-515 presents serious safety risks based on trials occurring after the Effective Time, demonstrates an unacceptable level of efficacy based on trials occurring after the Effective Time, or fails to achieve the primary end points in its pivotal clinical trials in trials after the Effective Time such that, in each case, successful development of PRO-515 or successful commercialization of PRO-515 is not reasonably likely, or (b) decisions or determinations by, or correspondence from, Governmental Bodies regarding PRO-515 have rendered FDA marketing approval for such product candidate not reasonably likely or would likely cause significant additional expense or significant delays in obtaining marketing approval or make substantially more likely a marketing approval with significant use limitations in the approved label such that successful, cost-effective and/or timely development of PRO-515 or the successful commercialization of PRO-515 is not reasonably likely.
     “Termination Date” has the meaning set forth in Section 9.1 of this Agreement.
     “Treasury Regulations” means the Treasury regulations promulgated under the Code.
     “Unaccredited Outstanding Capital Stock” has the meaning set forth in Section 2.7 of this Agreement.
     “Unaudited Balance Sheet” has the meaning set forth in Section 3.4 of this Agreement.
     “Voting Agreement” has the meaning set forth in the Recitals to this Agreement.

A-17.

AGREEMENT AND PLAN OF MERGER
among:
Cypress Bioscience, Inc.,
a Delaware corporation;
Propel Acquisition Sub, Inc.,
a Delaware corporation
Proprius, Inc.,
a Delaware corporation; and
Michael J. Walsh,
as Stockholders’ Representative

Dated as of February 23, 2008

EXHIBITS
Page
Exhibit A	—	Certain Definitions

Exhibit B	—	List of Key Employees

Exhibit C	—	Employment Agreements

Exhibit D	—	List of Key Stockholders

Exhibit E	—	Form of Voting Agreement

Exhibit F	—	Form of Investor Questionnaires

Exhibit G	—	Form of Escrow Agreement

Exhibit H	—	Form of Optionee Consent

Exhibit I	—	Form of Proprietary Rights Agreement

Exhibit J	—	Form of Selling Stockholder Questionnaire

Exhibit K	—	Form of 280G Waiver

Exhibit L	—	List of Director and Officers

Exhibit M	—	Form of Affiliate Agreement

Exhibit N	—	Form of Retention Agreement

Exhibit O	—	Form of Non-Competition Agreement

Exhibit P	—	List of Stockholder Signing Non-Competition Agreement

Schedule 2.1	—	Examples of Merger Consideration Payments

Schedule 2.7	—	List of Accredited and Unaccredited Investors

-i-

(CONTINUED)

-ii-

(CONTINUED)

-iii-

(CONTINUED)

-iv-

(CONTINUED)

-v-